PROSPECTUS	Filed Pursuant to Rule 424(b)(1) Registration No. 333-232894

1,363,637

Ordinary Shares

This is the initial public offering of ordinary shares of Indonesia Energy Corporation Limited, a Cayman Islands exempted company with limited liability. Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price is $11.00 per share. We are offering 1,363,637 ordinary shares on a firm commitment basis. No public market currently exists for our ordinary shares. Our ordinary shares have been approved for listing on the NYSE American under the symbol “INDO”.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$11.00	15,000,007
Underwriting discount and commission (1)	$0.88	1,200,000
Proceeds to us, before expenses	$10.12	13,800,007

(1)	The underwriters will receive a discount and commission of 8% on the funds raised in this offering. Aegis Capital Corp., the representative of the underwriters (or Aegis) will also receive a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, and we have previously paid Aegis $100,000 under a separate advisory agreement. We will also reimburse the underwriters for certain expenses incurred by them. See “Underwriting” for additional information.

We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 204,545 additional ordinary shares from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $1,380,000, and the total proceeds to us, before expenses, will be $15,870,002.

The underwriters expect to deliver the ordinary shares to purchasers in the offering on or about December 23, 2019.

Aegis Capital Corp.

The date of this prospectus is December 19, 2019

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus outside the United States.

We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 17. We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

All references to “the Company”, “we,” “us,” “our,” or similar terms used in this prospectus refer to Indonesia Energy Corporation Limited, a Cayman Islands exempted company with limited liability, including its consolidated subsidiaries, unless the context otherwise indicates. In addition, references in this prospectus to “Government” refer to the government of Indonesia and its agencies.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retroactive basis to reflect a reverse stock split by way of share consolidation of our outstanding ordinary shares at a ratio of one-for-zero point three seven five (1 for 0.375) shares which was implemented on November 8, 2019.

Please see “Glossary of Terms” for a listing of oil and gas-related defined terms used throughout this prospectus.

Overview

We are an oil and gas exploration and production company focused on Indonesia. Alongside operational excellence, we believe we have set the highest standards for ethics, safety and corporate social responsibility practices to ensure that we add value to society. Led by a professional management team with extensive oil and gas experience, we seek to bring forth the best of our expertise to ensure the sustainable development of a profitable and integrated energy exploration and production business model. Our mission is to efficiently manage targeted profitable energy resources in Indonesia. Our vision is to be a leading company in the Indonesian oil and gas industry for maximizing hydrocarbon recovery with the minimum environmental and social impact possible. We are a Cayman Islands incorporated holding company and conduct all of our business through our direct and indirect wholly-owned operating subsidiaries in Indonesia.

Indonesia’s Oil and Gas Industry and Economic Information

The largest economy in Southeast Asia, Indonesia (located between the Indian and Pacific oceans and bordered by Malaysia, Singapore, East Timor and Papua New Guinea) has charted impressive economic growth since overcoming the Asian financial crisis of the late 1990s with an average annual GDP growth of above 5% for the past 10 years, according to the World Bank. Today, Indonesia is the world’s 16th largest economy, a member of the G-20 and the world’s fourth most populous nation with a population of over 262 million, according to the Central Intelligence Agency’s World Factbook. Indonesia also has a prominent presence in other commodities markets such as thermal coal, copper, gold and tin, with Indonesia being the world’s second largest tin producer and largest tin exporter, as well as in the agriculture industry as a producer of rice, palm oil, coffee, medicinal plants, spices and rubber according to the Indonesia Commodity & Derivatives Exchange and the World Factbook.

The Indonesian oil and gas industry is among the oldest in the world. Indonesia has been active in the oil and gas sector for over 130 years after its first oil discovery in North Sumatra in 1885. The major international energy companies began their significant exploration and development operations in the mid-20th century. According to its public filings, Chevron Corporation (or Chevron) has been very active in Indonesia for over 50 years. Chevron has produced a very large amount of oil — 12 billion barrels — over this period with billions of those barrels having been produced in Sumatra (the location of our Kruh Block, as described below).

The following map shows the area in which international major companies operate within Indonesia:

Source: Indonesia Energy Corporation Limited

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Indonesia’s early entry into the energy industry helped the country become a global pioneer in developing a legal, commercial and financial framework to support a very stable, growing industry that encouraged the hundreds of billions of dollars made in investment. The Indonesian energy industry was the model of the global industry, having been the founder of the model form of production sharing contract which is still used around the world as a preferred contract form; and this is the form of contract under which we operate our Citarum Block, as described below.

Indonesia’s oil and gas sector is governed by Law No. 22 of 2001 regarding Oil and Gas (November 22, 2001) (or the Oil and Gas Law). The Government retains mineral rights throughout Indonesian territory and the government controls the state mining authority. The oil and gas sector is comprised of upstream (namely exploration and production) and downstream activities (namely refining and processing), which are separately regulated and organized. The upstream sector is managed and supervised by SKK Migas. Private companies earn the right to explore and exploit oil and gas resources by entering into cooperation contracts, mainly based upon a production sharing scheme, with the government through SKK Migas, thus acting as a contractor to SKK Migas. One entity can hold only one PSC, and a PSC is normally granted for 30 years, typically comprising six plus four years of exploration and 20 years of exploitation.

The oil and gas industry, however, both in Indonesia and globally, has experienced significant volatility in the last four years. Global geopolitical and economic considerations play a significant role in driving the sensitivity of oil prices. From its peak in mid-2014 (US$105.72 per barrel), the Indonesian Crude Price for the “Talang Akar Pendopo (TAP) / Air Hitam” crude oil type (or ICP), the crude oil we produce, collapsed by more than 75% and began 2016 at US$25.83 per barrel following the global financial crisis. Since 2016, political and economic factors forced the global crude oil supply and demand to a balance and ICP rose again to reach the average of US$62.70 for the six-month period ended June 30, 2019.

While oil prices have risen to more normal levels, the problem of a lack of new reserve discoveries and reserve depletion still remains, resulting in a decline in the contribution to state revenue from the Indonesian oil and gas sector. According to an Oil and Gas in Indonesia Investment and Taxation Guide published by PricewaterhouseCoopers in May 2018 (or the PWC 2018 Guide), investment in the oil and gas industry was around US$10.3 billion in 2017, the lowest in a decade. On a gas reserve basis, as stated in the BP Statistical Review of World Energy 2019 (or the BP 2019 Report), Indonesia ranks 13th in the world and the 2nd in the Asia-Pacific region, following China.

According to the Directorate General of Oil and Gas (or DGOG) of The Ministry of Energy and Mineral Resources of Indonesia (or MEMR), in 2018, investment of US$11.99 billion has been realized in upstream activities in Indonesia. The SKK Migas' 2018 Annual Report (or the SKK Migas Annual Report) recorded that at the end of 2018, Indonesia had a total of 216 PSCs, comprising 88 PSCs in production stage and the remaining 168 in the exploration stage. Roughly 75% of oil upstream activities are focused in Western Indonesia, where our blocks are located.

In order to boost oil and gas investment and production, the Indonesian government changed the PSC system in March 2018 from cost recovery to gross split, and further revoked 18 regulations and 23 requirements for certifications, recommendations and permits, each in an attempt to reduce duplication in certification, shorten bureaucracy and simplify the regulatory regime. The gross split scheme allocates oil and gas production to contracting parties based on gross production, whereas in cost recovery, oil and gas production was shared between the government and contractors after deducting the production costs. The government remains keen to attract more foreign investment into the domestic oil and gas industry due to insufficient production against rising demand.

According to the BP 2019 Report, Indonesia’s oil consumption in 2018 reached 1.78 million barrels per day, 43% of which was met by domestic production. The MEMR specified that Indonesia exported 74.4 million barrels of oil and imported 113 million barrels of oil in 2018. SKK Migas recorded Thailand and the United States as the top two countries Indonesia exported oil and condensate to in 2018, respectively at 13.65 million barrels and 11.03 million barrels.

Further, we believe that Indonesia’s expanding economy, in combination with the government's intention to lower reliance on coal as a source for energy supply in industries, power generation and transportation, will cause Indonesian domestic demand for gas to rise in the future. Indonesia’s power infrastructure needs substantial investment if it is not to inhibit Indonesia’s economic growth. According to a report published by PricewaterhouseCoopers in 2017 (the PWC 2017 Report), generating capacity, at the end of 2016 was standing at around 59.6 gigawatts, is struggling to keep up with the electricity demand from Indonesia’s growing middle class population and its manufacturing sector. The Indonesian Secretariat General of National Energy Council has reported that Indonesia's gas demand is estimated to rise from 1.67 TCF in 2015 to 2.45 TCF in 2025 with the bulk of demand originating from Java and Bali, particularly for power stations and fertilizer plants.

In terms of gas distribution, Indonesia still lacks an extensive gas pipeline network because the major gas reserves are located away from the demand centers due to the particular territorial composition of the archipelagic state of Indonesia. Indonesian gas pipeline networks have been developed based on business projects; thus, they are composed of a number of fragmented systems. The developed gas networks are located mostly near consumer centers. The annual growth of gas transmission and distribution pipeline in 2017 was only 4.7% with 483.57 km of additional pipeline length from 2016. Total gas distribution pipeline infrastructure in 2017 was 10,670.55 km and according to Government plans, by 2030 Indonesia is expected to add a total of 6,989 km of gas pipeline network.

In West Java, where the Citarum Block is located, the total natural gas demand is expected to increase significantly from 2,521 MMSCFD in 2020 to 3,032 MMSCFD by 2035 according to Petromindo, an Indonesian petroleum, mining and energy news outlet. This will require additional gas supply of 603 MMSCFD in 2020 and 1,836 MMSCFD in 2028 including import. Being relatively low-carbon compared to coal, as well as being medium-cost, gas is likely to remain a favored fuel for at least the next decade, especially given Indonesia’s extensive gas reserves. Moreover, energy demand in Indonesia is expected to increase as Indonesia's economy and population grow. According to a 2018 report from the the Indonesian Agency for the Assessment and Application of Technology, for the period from 2016 to 2050, an average Indonesian GDP growth rate of above 5% per year, together with a population growth of 0.71% per year, would result in a steady increase of total Indonesian energy demand by 5.3% per year. Further, limited reserves of fossil energy and increasing energy demand could lead to a need for energy importation into Indonesia, which could potentially allow us, as a domestic Indonesia producer, to have priority to sell our product since our price will be more competitive than imported product.

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Our Opportunity

Beginning in 2014, our management team identified a significant opportunity in the Indonesian oil and gas industry through the acquisition of medium-sized producing and exploration blocks (please see “Glossary of Terms” for how we define “medium-sized” blocks). In general terms, our goal was to identify assets with the highest potential for profitable oil and gas operations. As described further below, we believe that our two current assets — Kruh and Citarum — represent just these types of assets.

We believe these medium-sized blocks are available for two main reasons: (i) a general lack of investment in the industry by smaller companies such as ours and (ii) the fact that these blocks are overlooked by the major oil and gas exploration companies, many of which operate within Indonesia.

The fundamentals for the lack of investment in our target sector are the industry’s intensive capital requirements and high barriers to entry, including high startup costs, high fixed operating costs, technology, expertise and strict government regulations. We have and will continue to seek to overcome this through the careful deployment of investor capital as well as cash from our producing operations.

In addition, the medium-sized blocks we target are overlooked by the larger competitors because their asset selection is subject to a higher threshold criterion in terms of reserve size and upside potential to justify the deployment of their human resources and capital. This means that a very small company is not capable of operating these blocks, a new investor is unlikely to enter this sector and the major producers are competing for the larger assets.

This scenario creates our corporate opportunity: the availability of overlooked assets, including producing and exploration projects, with untapped potential resources in Indonesia that creates the potential to both generate economic profit and expand our operations in the years to come.

An important fact is that, since we started our operations in 2014, the natural resources industry has gone through a dramatic change due to oil price volatility. The challenges imposed by the recent low oil prices qualified us to operate efficiently by driving our business to make the most use of the resources available within our organization to lower costs and improve operational productivity.

Asset Portfolio Management

Our asset portfolio target is to establish an optimum mix between medium-sized producing (5 to 10 million barrels reserves) blocks and exploration blocks with significant potential resources. We believe that the implementation of this diversification technique provides our company the ability to invest in exploration assets with substantial upside potential, while also protecting our investments via cash flow producing assets.

We consider a producing block an oil and gas asset that produces cash flow or has the potential to produce positive cash flows in a short-term period. An exploration block refers to an oil and gas block that requires a discovery to prove the resources and, once these resources are proven, such project can generate multiple returns on capital.

Our portfolio management approach requires us to acquire assets with different contracting structures and maturity stage plays. Another key factor is that the diversification provided by our asset portfolio gives us the ability to better face the challenges posed by the industry, such as uncertainties in macroeconomic factors, commodity price volatility and the overall future state of the oil and gas industry.

We believe this strategy also allows us to maintain a sustainable oil and gas production business (a so-called “upstream” business) by holding a portfolio of production, development and exploration licenses supported by a targeted production level. We believe that, in the long-term, this should allow us to generate excess returns on investment along with reducing risk exposure.

Our Assets

We currently hold two oil and gas assets through our operating subsidiaries in Indonesia: one producing block (the Kruh Block) and one exploration block (the Citarum Block). We also have identified a potential third exploration block (the Rangkas Area).

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Kruh Block

We acquired rights to the Kruh Block in 2014 and started its operations in November 2014 through our Indonesian subsidiary PT Green World Nusantara (or GWN). Kruh Block operates under a TAC with Pertamina, Indonesia’s state-owned oil and natural gas corporation until May 2020 and the operatorship of Kruh Block shall continue as a Joint Operation Partnership (or KSO) from May 2020 until May 2030. This block covers an area of 258 km2 (63,753 acres) and is located 25 km northwest of Pendopo, Pali, South Sumatra. This block produced an average of about 9,900 barrels of oil per month (gross) in 2018. Out of the total eight proved and potentially oil bearing structures in the block, three structures (North Kruh, Kruh and West Kruh fields) have combined proved developed and undeveloped gross crude oil reserves of 4.99 million barrels (net crude oil proved reserves of 2.13 million barrels) and probable undeveloped gross crude oil reserves of 2.59 million barrels (net probable crude oil reserves of 1.12 million barrels) as of December 31, 2018, determined on a May 2030 contract expiration date. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. While proved undeveloped reserves include locations directly offsetting development spacing areas, probable reserves are locations directly offsetting proved reserves areas and where data control or interpretations of available data are less certain. There should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. The estimate of probable reserves is more uncertain than proved reserves and has not been adjusted for risk due to the uncertainty. Therefore, estimates of proved and probable reserves may not be comparable with each other and should not be summed arithmetically.

The estimate of the proved reserves for the Kruh Block was prepared by representatives of our company (a team consisting of engineering, geological and geophysical staff) based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (or SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers.

During the period of our operatorship, we have incurred total expenditures of at least $15 million, including drilling costs of three wells. We were able to produce oil from all three wells drilled during our operatorship, which represents a 100% drilling success ratio. We also improved our water treatment system, installed a thermal oil heater to increase the speed in which the water is separated from the oil, as Pertamina Indonesia’s state-owned oil and natural gas corporation, allows a maximum of 0.5% of water content in the oil transferred to them, and upgraded our power generating facilities to gas fueled engines.

Since 2014, we have increased the gross production from 250 BOPD in 2014 and reached a peak of 400 BOPD (gross) in early 2018, which we achieved by the drilling of three new wells and upgrade of the production facilities.

In 2018, Kruh Block produced an average of about 9,900 barrels per month (gross) and this production represents a 36% increase from 2016, improving the current overall economics of our company. During the period of December 2014 to December 2018, we have achieved a cumulative gross production of 406,409 barrels of oil only in Kruh structure. Our production is our primary source of revenue. At a per barrel crude price of US$66.12 (historical 12-month average price calculated as the average Indonesian Crude Price for each month in 2018), and a production of 9,000 barrels of oil per month we are able to generate approximately US$440,000.00 per month of net revenue from Kruh. We intend to gradually increase production on the block over the next few years, with an anticipated nominal amount of additional capital expenditures required.

Kruh Block is operated under a Technical Assistance Contract (or TAC) with Pertamina which ran until May 2020, and we expect to continue the operatorship of the block from May 2020 until May 2030 under a Joint Operation Partnership (or KSO) with Pertamina as described further below. Pursuant to the Kruh TAC and KSO, our subsidiary GWN is a contractor or partner with the rights to operate in the Kruh area with an economic interest in the development of the petroleum deposits within the block until May 2030. The contract is based on a “cost recovery” system, meaning that all operating costs (expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration) are advanced by GWN and later repaid to GWN by Pertamina.

In October 2017, we formally started negotiations with Pertamina to obtain an extension for the operatorship of the Kruh Block after the expiry of our term in May 2020 through a KSO contract with Pertamina. Through a performance appraisal, we successfully qualified to continue the operatorship of Kruh Block. In October 2018, Pertamina has sent us the Direct Offering Invitation of Kruh Block attached with the contract draft for 10 years continuing operatorship period. In July 2019, we received the award by Pertamina to operate the Kruh Block for an additional 10 years under an extended KSO. The KSO contract was signed on July 26, 2019. Thus, the reserve estimation and economic models assumptions, as of December 31, 2018, consider that we have the operatorship of the Kruh Block until May 2030, as evidence indicates that renewal is reasonably certain, based on SEC Regulation S-X §210.4-10(a)(22) that defines proved oil and gas reserves.

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The tables below summarizes the gross and net crude oil proved reserves as of December 31, 2018 in Kruh Block:

	Crude Oil Proved Reserves at
	Kruh Block
Gross Crude Oil Reserves
Gross Crude Oil Proved Developed Producing Reserves (PDP)	Bbl	398,708
Gross Crude Oil Proved Undeveloped Reserves (PUD)		4,598,597
Total Gross Crude Oil Reserves	Bbl	4,997,305

Net Crude Oil Reserves
Net Crude Oil Proved Developed Producing Reserves (PDP)	Bbl	170,315
Net Crude Oil Proved Undeveloped Reserves (PUD)		1,964,370
Total Net Crude Oil Reserves	Bbl	2,134,685

Our estimates of the proved reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. The results of infill drilling are treated as positive revisions due to increases to expected recovery. Other revisions are due to changes in, among other things, development plans, reservoir performance and governmental restrictions.

Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by IEC representatives, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register.

Kruh Block’s general manager and our Chief Operating Officer have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Net reserves were estimated using a per barrel crude price of US$66.12 (historical 12-month average price calculated as the average ICP for each month in 2018). In a “cost recovery” system, such as the TAC and KSO, in which Kruh Block operates, the production share and net reserves entitlement to our company reduces in periods of higher oil price and increases in periods of lower oil price. This means that the estimated net proved reserves quantities are subject to oil price related volatility due to the method in which the revenue is derived throughout the contract period. Therefore, the net proved reserves are estimated based on the revenue generated by our company according to the TAC and KSO economic models.

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As of December 31, 2018, Kruh Block had 4 oil producing wells (K-20, K-21, K-22 and K-23 in Kruh field) covering 47 acres. There were 18 proved undeveloped oil locations in Kruh (6), North Kruh (7) and West Kruh (5) field covering 491 acres. In the West Kruh field, there are additional 9 probable locations covering 279 acres. See details on table below.

PDP, PUD and Probable Locations and Acreage for the Kruh Block as of December 31, 2018
Reserves Category	Kruh Field		North Kruh Field		West Kruh Field		Total
	Locations	Acreage	Locations	Acreage	Locations	Acreage	Locations	Acreage
Proved Dev Producing (PDP)	4	47	-	-	-	-	4	47
Proved Undeveloped (PUD)	6	73	7	264	5	154	18	491
Total Proved	10	120	7	264	5	154	22	538
Probable	-	-	-	-	9	279	9	279
Total Proved & Probable	10	120	7	264	14	433	31	817

The following table summarizes the gross and net developed and undeveloped acreage of Kruh Block based on our TAC and KSO terms, as well as our economic model as of December 31, 2018:

Gross and Net Developed and Undeveloped Acreage of Kruh Block as of December 31, 2018.
	Developed Acreage		Undeveloped Acreage		Total Acreage
Kruh Block	Gross	Net	Gross	Net	Gross	Net
Kruh Field	47	20	73	31	120	51
North Kruh Field	-	-	264	113	264	113
West Kruh Field	-	-	154	66	154	66
Other	-	-	63,215	27,005	63,215	27,005
Total	47	20	63,706	27,215	63,753	27,235

Citarum Block

Citarum Block is an exploration block covering an area of 3,924.67 km2 (969,807 acres) operated under a Production Sharing Contract (or PSC) effective up until July 2048. The block is located onshore in West Java with a population of 48.7 million people and only 16 miles south of the capital city of Indonesia, Jakarta, thus placing it within a short distance to the major gas consumption area in Indonesia – the Greater Jakarta region in West Java. We believe this significantly mitigates the logistical and geographical challenges posed by Indonesia’s composition and infrastructure, significantly reducing the commercial risks of our project.

Citarum Block is located in onshore Northwest Java basin. In terms of geology, a very effective petroleum system has been proved in the region from the long history of exploration and production efforts since the 1960’s. According to the United States Geological Survey (USGS) assessment (Bishop, Michele G. “Petroleum Systems of The Northwest Java Province, Java and Offshore Southeast Sumatra, Indonesia”, Open-File Report 99-50R, 2000), “Northwest Java province may contain more than 2 billion barrels of oil equivalent in addition to the 10 billion barrels of oil equivalent already identified”. However, little new reserves have been added to the region during the last 15 years due to the lack of investments in exploration programs. We have not engaged independent oil and gas reserve engineers to audit and evaluate the accuracy of the reserve data from the USGS research.

Citarum Block also shares its border with the producing gas fields of Subang, Pasirjadi, Jatirarangon and Jatinegara. The combined oil and gas production from more than 150 oil and gas fields in the onshore and offshore Northwest Java basin, operated by Pertamina, is 45,000 BOPD and 450 million standard cubic feet gas per day (or MMSCFD).

6

Between 2009 and 2016, Citarum Block had been operated by Pan Orient Energy Corp. (or POE), a Canadian oil and natural gas company whose shares are listed on the TSX Venture Exchange. POE carried out various exploration work on the Citarum block, including the drilling of 4 wells in different locations across the block: Pasundan-1, Geulis-1, Cataka-1 and Jatayu-1. Providentially, all 4 wells discovered natural gas and gas flow was recorded for the Pasundan-1 and Jatayu-1 wells. The total investment made by POE on Citarum Block was $40,630,824.

Pasundan-1 encountered gas at a depth between 6,000 feet and 9,000 feet, while the mud log and sidewall cores displayed oil and gas shows. Cataka-1 well had gas indication from approximately 1,000 feet depth to 2,737 feet when the well was abandoned due to drilling problems as a result of inexperience operating in the region. Jatayu-1 well flowed high pressured gas from approximately 6,000 feet depth and had a strong indication of gas-bearing between 5,800 feet and 6,700 feet depth. Geulis-1 well had gas indication from 1,000 feet to 4,300 feet depth. All 4 wells were suspended and plugged as the equipment and consumables used were not compatible to the drilling conditions, formation or strong gas flow.

Also, the gas indication/flowing from the wells would have been much more significant had the formations had not been damaged by high mud weight during drilling. Proper preparation to avoid drilling issues encountered by the previous operator for the up-coming drilling program should lead to an efficient delineation of gas discoveries.

The results from the 4 wells drilled in Citarum and the amount of data available regarding the block are the key factors for us in selecting Citarum as the block’s risk profile was significantly reduced with the discovery of gas across the block. Likewise, the fact that gas zones exist at different depths between 1,000 feet and 6,000 feet contributes to the potential of commercially developing these gas discoveries. As a result of this, plus the significant amount of capital expenditures incurred by the previous operator, who discovered natural gas and gas flows from the 4 drilled wells. We believe this provides us with an unique de-risked asset to continue exploration on.

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Potential Additional Block (Rangkas Area)

In mid-2018, we identified an onshore open area of 3,970 km2 (or 981,008 acres) in the province of West Java, adjacent to our Citarum block. We believe that this area, also known as the Rangkas Area, holds large amounts of crude oil due to its proven petroleum system and location on the Northwest Java basin. To confirm the potential of Rangkas Area, in July 2018, we formally expressed our interest to the DGOG to conduct a Joint Study in the Rangkas area and we attained the approval to initiate our Joint Study program in this area on November 5, 2018.

The Rangkas Joint Study includes field geological surveys, magnetic surveys and the reprocessing of existing seismic lines and shall be completed in 2019. To date the company has spent $281,452 in the Joint Study program. The Joint Study shall identify the stratigraphy and structural geology of the area, perform a basin analysis and assess the petroleum system of the area with the objective of determining its oil and gas potential. Reports regarding Rangkas already indicate the presence of hydrocarbon in the area with the discovery of several oil seeps and one gas seep, showing that the petroleum system in the area is indeed proven.

If the Joint Study produces satisfying results, a PSC contract for the Rangkas Area would potentially be available through a direct tender process in which we will have the right to change our offer in order to match the best offer following the results of the bidding process. The timeline for the tender is contingent upon the DGOG’s plans and schedule.

Our Competitive Strengths

We believe we have the following competitive strengths:

·	Experienced management. Our management team members located in Indonesia (Chief Executive Officer, Chief Operating Officer, Chief Business Development Officer and General Manager) collectively have many years of experience in petroleum exploration, development and production operations. Together they have successfully operated more than 17 oil and gas blocks and found and developed more than 10 oil and gas fields over the last 15 years. Our recently added management team located in the United States consists of our President and Chief Financial Officer. Our President brings 40 years of public energy company experience and was the founder of two energy companies that are or were listed on the NYSE American. Our Chief Financial Officer brings 37 years of financial business experience, mostly as either a chief financial officer or controller, including over 15 years working in public companies.

·	Established relationships. Through our management team’s experience in operating blocks in Indonesia, we have established close relationships with central and local governments, service providers and other petroleum companies in Indonesia. The excellent relationship between management members and government agencies provides us extraordinary opportunities of accessing low risk and high potential blocks. In addition, our U.S. management team likewise has established relationships with key participants in the U.S. capital and energy markets that we believe will be an asset to us as a U.S.-listed public company.

·	Significant network. Our company has built solid alliances and a vast knowledge network within the Indonesian oil and gas industry, which gives us the ability to execute complex projects and traverse Indonesian regulatory and institutional risk.

·	Niche market. We look to acquire the rights to operate small to “medium sized blocks” onshore that are most likely overseen by the larger competitors. Being an independent and efficient oil and gas company in Indonesia, we have the flexibility and speed necessary to seize opportunities as they arise.

·	Strategically located assets. Our company has a proven track record in acquiring assets located close to major infrastructure and populous cities. We believe that being strategically located to major infrastructure will enable higher margins as we scale our business.

Our Business Strategies

We are an active independent Indonesian exploration and production company with an ultimate goal to generate value for our shareholders. Our overall growth strategy is to actively develop our current blocks and to acquire new assets to boost our growth. We will also evaluate available opportunities to expand our business into the oil and gas downstream industry in Indonesia.

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The key elements for achieving our goal are set out below.

·	Strategic investment allocation in existing blocks. We are focused on validating the reserves of our blocks by continuing to develop high impact exploration activities to add reserves, combined with a plan of development in order to increase production.

·	Commercialization and monetization of oil and gas discoveries. We are a revenue driven company and we strategically adjust our operations and development programs in our blocks by evaluating the market and the Indonesian energy demand.

·	Develop our “de-risked” 969,807 acres Citarum Block. $40.6 million was invested by the block’s prior owner, POE), who drilled 4 wells and successfully discovered natural gas and gas flow from each of the 4 wells. We believe this contribution provides us with a unique de-risked asset to continue exploration on.

·	Expansion of our company's asset portfolio. We actively seek to acquire blocks to increase our company’s value. The energy demand growth and increase of manufacturing activities in the region could lead us to invest into the downstream oil and gas sector.

·	Maintain balance sheet strength to offset commodity cyclicality. We intend to fund our exploration and production activities with equity, free cash flow and a moderate use of debt. With the uncertainty within our sector, we believe that maintaining a strong balance sheet will be critical to our growth.

Summary of Risks Affecting Our Business

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our ordinary shares. Certain of the key risks we face include, without limitation:

·	Our lack of asset and geographic diversification increases the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify;

·	A decrease in oil and gas prices may adversely affect our results of operations and financial condition;

·	We face credit risk from the Government and the ability of Pertamina to pay our company for the operating costs and profit sharing split in a timely manner;

·	Drilling natural gas and oil wells is a high-risk activity;

·	Our estimated oil reserves are based on assumptions that may prove inaccurate;

·	We may not find any commercially productive oil reservoirs in connection with our exploration activities;

·	Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control;

·	Our business requires significant capital investment and maintenance expenses, which we may be unable to finance on satisfactory terms or at all;

·	We are subject to complex laws common to the oil and natural gas industry, particularly in Indonesia, which can have a material adverse effect on our business, financial condition and results of operations;

·	As the domestic Indonesian market constitutes the major source of our revenue, the downturn in the rate of economic growth in Indonesia or other countries due to the unprecedented and challenging global market and economic conditions, or any other such downturn for any other reason, will be detrimental to our results of operations;

·	Deterioration of political, economic and security conditions, or natural disasters or similar events in Indonesia may adversely affect our operations and financial results;

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·	You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited, as a result of our company being incorporated under the laws of the Cayman Islands;

·	There has been no prior public market for our ordinary shares, and an active, liquid and orderly trading market for our ordinary shares may not develop or be maintained in the United States, which could limit your ability to sell our ordinary shares;

·	Our ordinary share price may be volatile after this offering and, as a result, you could lose a significant portion or all of your investment;

·	As a foreign private issuer, we are subject to different U.S. securities laws and NYSE American governance standards than domestic U.S. issuers;

·	If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares; and

·	As an “emerging growth company” under the JOBS Act, we are allowed to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

·	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

·	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

·	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

·	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

·	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

·	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

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Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (which we refer to as the JOBS Act), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (which we refer to as the Securities Act), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, and we intend to take advantage of this extended transaction period.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

History and Corporate Structure

We were incorporated on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and are a holding company for WJ Energy Group Limited (or WJ Energy), which in turn owns our Indonesian holding and operating subsidiaries. We presently have two shareholders: Maderic Holdings Limited (or Maderic) and HFO Investment Group (or HFO), which own 87.04% and 12.96%, respectively, of our issued shares. Certain of our officers and directors own interests in Maderic and HFO (see “Principal Stockholders”).

WJ Energy was incorporated in Hong Kong on June 3, 2014. The initial shareholders of WJ Energy were Maderic and HFO, with each owning 50% of WJ Energy’s shares. On October 20, 2014, HFO received HKD 4,000 from Maderic as consideration for 4,000 shares in WJ Energy, which resulted in Maderic owning 90% of WJ Energy and HFO owning 10%.

On February 27, 2015, WJ Energy formed GWN as a vehicle to acquire and thereafter operate the Kruh Block. On March 20, 2017, PT Harvel Nusantara Energi, an Indonesian limited liability company (or HNE), was formed by WJ Energy as a required vehicle for oil and gas block acquisitions in compliance with Indonesian law. On June 26, 2017, Maderic sold 500 shares of WJ Energy to HFO in consideration of HKD 500. Concurrently, Maderic sold 1,500 shares of WJ Energy to Opera Cove International Limited, an unaffiliated third party (or Opera), in consideration of HKD 1,500. At the end of such transactions, the outstanding shares of WJ Energy were owned 70% by Maderic, 15% by HFO and 15% by Opera. On June 25, 2017, Maderic and Opera executed an entrustment agreement giving Maderic legal and beneficial ownership of the shares held by Opera. On December 7, 2017, PT Cogen Nusantara Energi, an Indonesian limited liability company, was formed under HNE as a required vehicle for the prospective acquisition of a new oil and gas block through a Joint Study program in consortium with GWN. On May 14, 2018, PT Hutama Wiranusa Energi, was formed under GWN as a requirement to sign the contract for the acquisition of Citarum Block as part of the consortium that conducted the Joint Study for the Citarum Block.

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On June 30, 2018, we entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (which we refer to collectively as the Restructuring Agreements). The intention of the Restructuring Agreements was to restructure our capitalization in anticipation of this offering. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. The above mentioned transaction is accounted for as a nominal share issuance (which we refer to as the Nominal Share Issuance). All number of shares and per share data presented in this prospectus have been retroactively restated to reflect the Nominal Share Issuance.

This series of transactions resulted in the current ownership of our company being set at 87.04% owned by Maderic (13,925,926 ordinary shares), and 12.96% owned by HFO (2,074,074 ordinary shares), out of a total of 16,000,000 issued ordinary shares.

On November 8, 2019, we implemented a one-for-zero point three seven five (1 for 0.375) reverse stock split of our ordinary shares by way of share consolidation under Cayman Islands law (which we refer to herein as the Reverse Stock Split). As a result of the Reverse Stock Split, the total of 16,000,000 issued and outstanding ordinary shares prior to the Reverse Stock Split was reduced to a total of 6,000,000 issued and outstanding ordinary shares. The purpose of the Reverse Stock Split was for us to be able to achieve a share price for our ordinary shares consistent with the listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained our existing shareholders’ percentage ownership interests in our company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of our ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of our company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000.

The following diagram illustrates our corporate structure, including our consolidated holding and operating subsidiaries, as of the date of this prospectus:

Not reflected in the above is that, for purposes of compliance with Indonesian law related to ownership of Indonesian companies: (i) WJ Energy owns 99.90% of the outstanding shares of GWN and HNE, and (ii) GWN and HNE each own 0.1% of the outstanding shares of the other; and (iii) GWN owns 99.50% of the outstanding shares of HWE, and the remaining 0.50% is owned by HNE; and (iv) HNE owns 99.90% of the outstanding shares of CNE, and the remaining 0.10% is owned by GWN.

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Corporate Information

Our principal executive offices are located at Dea Tower I, 11th Floor, Suite 1103 Jl. Mega Kuningan Barat Kav. E4.3 No.1-2 Jakarta – 12950, Indonesia. Our telephone number at this address is +62 21 576 8888. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands. Our web site is located at www.indo-energy.com. The information contained on our website is not incorporated by reference into this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

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THE OFFERING

Ordinary shares offered by us:	1,363,637 ordinary shares on a firm commitment basis, at an initial public offering price of $11.00 per share.

Number of ordinary shares outstanding before this offering:	6,000,000 ordinary shares outstanding immediately prior to this offering.

Number of ordinary shares outstanding after this offering: (2)	7,363,637 ordinary shares will be outstanding after this offering is completed.

Over-allotment option:	We have granted the underwriters the right to purchase up to 204,545 additional ordinary shares from us at the public offering price less the underwriting discount within 45 days from the date of this prospectus to cover over-allotments.

Use of proceeds:	Although we will have broad discretion on the use of proceeds we receive from this offering, we plan to use the net proceeds of this offering primarily to fund the development of the Kruh Block and exploration of the Citarum Block as part of our strategy for adding new reserves and developing the field after discovery, and for general working capital and corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 43.

Proposed NYSE American symbol:	Our ordinary shares have been approved for listing on the NYSE American under the symbol “INDO”. The closing of this offering is contingent upon the successful listing of our ordinary shares on the NYSE American.

Lock up:	We and our directors, officers and any holders of our outstanding ordinary shares as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into ordinary shares) shall enter into customary “lock-up” agreements in favor of Aegis pursuant to which such persons and entities shall agree, for a period of six (6) months after the effective date of the registration statement related to this offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without Aegis’s prior written consent, including the issuance of ordinary shares upon the exercise of currently outstanding convertible securities.

Risk factors:	Investing in our ordinary shares is highly speculative and involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 17.

Unless we indicate otherwise, all information in this prospectus is based on 6,000,000 ordinary shares issued and outstanding as of June 30, 2019 and assumes (i) an offering price per share of $11.00, and (ii) no exercise by the underwriters of their overallotment option. Also, outstanding share information in this prospectus excludes 637,500 options to purchase ordinary shares previously granted to certain management team members under our 2018 Omnibus Equity Incentive Plan with an exercise price equal to the price per share of ordinary shares sold in this offering.

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SUMMARY SELECTED FINANCIAL DATA

The following table summarizes certain of our financial data. We have derived the following statements of operations data and balance sheets data for the years ended December 31, 2018 and 2017 from our audited financial statements and six months period ended June 30, 2019 and 2018 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. Numbers in the following tables are in U.S. dollars and, except share and per share amounts, in thousands.

STATEMENTS OF OPERATIONS DATA:

	For the Twelve Months Ended December 31,		For the Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Revenue	$5,856	$3,704	$2,198	$3,037
Lease operating expenses	2,540	2,811	1,313	1,415
Depreciation, depletion and amortization	1,157	1,187	449	609
General and administrative expenses	2,016	1,258	937	804
Exchange gain (loss)	42	(1)	67	(57)
Other expense	(44)	(66)	(22)	(26)
Income (loss) from operations	141	(1,619)	(456)	126
Income tax provision	-	-	-	-
Net income (loss)	$141	$(1,619)	$(456)	$126

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$0.02	$(0.27)	$(0.08)	$0.02
Weighted average ordinary share outstanding
Basic and diluted	6,000,000	6,000,000	6,000,000	6,000,000

BALANCE SHEET DATA:

	As of December 31,		As of June 30,
	2018	2017	2019
			(Unaudited)
Current assets	$4,000	$4,552	$7,378
Total assets	9,877	8,670	13,087
Current liabilities	2,673	3,808	2,567
Total liabilities	4,803	28,057	8,470
Ordinary shares	16	16	16
Total equity (deficit)	$5,074	$(19,387)	$4,617

NON-GAAP FINANCIAL MEASURES:

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA is not a measure of net income (loss) and Adjusted EBITDA less capital expenditures is not a measure of cash flow, in both cases, as determined by GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, write down of other assets, and other unusual out of period and infrequent items. We define Adjusted EBITDA less capital expenditures as Adjusted EBITDA less capital expenditures.

Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Adjusted EBITDA less capital expenditures is used by management as a measure of cash generated by the business, after accounting for capital expenditures, available for investment, dividends, debt reduction or other purposes. While Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA and Adjusted EBITDA less capital expenditures were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

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The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income (loss) and a reconciliation of the GAAP financial measure of net cash provided by (used in) operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures for each of the periods indicated.

	For the Twelve Months Ended December 31,		For the Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$140,988	$(1,619,040)	$(456,183)	$126,859
Add (Subtract):
Depreciation, depletion, amortization and accretion	1,156,494	1,187,217	449,074	608,759
Interest expense	48,662	44,430	20,565	22,597
Income tax expense (benefit)	-	-	-	-
Write down of other assets	1,972	228,933	-	-
Accrual of uncertain withholding taxes	-	68,925	-	-
Amortization of deferred charges	41,216	16,250	28,480	12,778
Adjusted EBITDA	$1,389,332	$(73,285)	$41,936	$770,993

	For the Twelve Months Ended December 31,		For the Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures reconciliation to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$1,920,219	$(182,737)	$(200,605)	$517,063
Add (Subtract):
Cash interest payments	19,614	12,721	5,770	8,029
Cash income tax payments	-	-	-	-
Other changes in operating assets and liabilities	(550,501)	96,731	236,771	245,901
Adjusted EBITDA	$1,389,332	$(73,285)	$41,936	$770,993
Subtract:
Capital Expenditures	(1,013,680)	(1,689,537)	(268,866)	(903,698)
Adjusted EBITDA less Capital Expenditures	$375,652	$(1,762,822)	$(226,930)	$(132,705)

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RISK FACTORS

An investment in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our lack of asset and geographic diversification increases the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify.

Our business focus is on oil and gas exploration in limited areas in Indonesia and exploitation of any significant reserves that are found within our license areas. As a result, we lack diversification, in terms of both the nature and geographic scope of our business. We will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified. If we are unable to diversify our operations, our financial condition and results of operations could deteriorate.

A decrease in oil and gas prices may adversely affect our results of operations and financial condition.

Our revenues, cash flow, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas. Our ability to borrow funds and to obtain additional capital on attractive terms is also substantially dependent on oil and gas prices. Historically, world-wide oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future.

Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include international political conditions, the domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the effect of domestic and foreign regulation of production and transportation, general economic conditions, changes in supply due to drilling by other producers and changes in demand may adversely affect our ability to market our oil and gas production. Any significant decline in the price of oil or gas would adversely affect our revenues, operating income, cash flows and borrowing capacity and may require a reduction in the carrying value of our oil and gas properties and our planned level of capital expenditures.

There is inherent credit risk in any gas sales arrangements with the Government to which we may become a party in the future.

Natural gas supply contracts in Indonesia are negotiated on a field-by-field basis among SKK Migas, gas buyers and sellers. The common clause in gas supply contracts is a “take-or-pay arrangement” in which the buyer is required to either pay the price corresponding to certain pre-agreed quantities of natural gas and offtake such quantities or pay their corresponding price regardless of whether it purchases them. Under certain circumstances, such as industrial or economic crisis in Indonesia or globally, the buyer may be unwilling or unable to make these payments, which could trigger a renegotiation of contracts and become the subject of legal disputes between parties. When and if we establish natural gas production and enter into related contracts with the Government, this contract term could have a material adverse effect on our business, financial condition and result of operation by reducing our net profit or increasing our total liabilities in the future, or both.

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We face credit risk from the Government and the ability of Pertamina to pay our company for the operating costs and profit sharing split in a timely manner.

Our current cash inflow is dependent on a “cost recovery” and profit-sharing arrangement with Pertamina, meaning that all operating costs (expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration) are advanced by our company and later repaid by Pertamina plus a share of the profit from operations. Any delay of payment by Pertamina may adversely affect our operations and delay the schedule of capital investments which could have otherwise have an adverse effect on our business, prospects, financial condition and results of operations.

Drilling natural gas and oil wells is a high-risk activity.

Our growth is materially dependent upon the success of our drilling program. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

•	unexpected drilling conditions, pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	decreases in natural gas and oil prices;

•	surface access restrictions;

•	loss of title or other title related issues;

•	compliance with, or changes in, governmental requirements and regulation; and

•	costs of shortages or delays in the availability of drilling rigs or crews and the delivery of equipment and materials.

Our future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on our future results of operations and financial condition. Our overall drilling success rate or our drilling success rate for activity within a particular geographic area may decline. We may be unable to lease or drill identified or budgeted prospects within our expected time frame, or at all. We may be unable to lease or drill a particular prospect because, in some cases, we identify a prospect or drilling location before seeking an option or lease rights in the prospect or location. Similarly, our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including:

•	the results of exploration efforts and the acquisition, review and analysis of the seismic data;

•	the availability of sufficient capital resources to us and the other participants for the drilling of the prospects;

•	the approval of the prospects by other participants after additional data has been compiled;

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•	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews;

•	our financial resources and results; and

•	the availability of leases and permits on reasonable terms for the prospects and any delays in obtaining such permits.

These projects may not be successfully developed and the wells, if drilled, may not encounter reservoirs of commercially productive natural gas or oil.

Lower oil and/or gas prices may also reduce the amount of oil and/or gas that we can produce economically.

Sustained substantial declines in oil and/or gas prices may render a significant portion of our exploration, development and exploitation projects unviable from an economic perspective, which may result in us having to make significant downward adjustments to our estimated proved reserves. As a result, a prolonged or substantial decline in oil and/or gas prices, such as we have experienced since mid-2014 caused, have caused and would likely in the future cause a material and adverse effect on our future business, financial condition, results of operations, liquidity and ability to finance capital expenditures. Additionally, if we experience significant sustained decreases in oil and gas prices such that the expected future cash flows from our oil and gas properties falls below the net book value of our properties, we may be required to write down the value of our oil and gas properties. Any such asset impairments could materially and adversely affect our results of operations and, in turn, the trading price of our ordinary shares.

We may not be able to fund the capital expenditures that will be required for us to increase reserves and production.

We must make capital expenditures to develop our existing reserves and to discover new reserves.  Historically, we have financed our capital expenditures primarily through related and non-related party financings and we expect to continue to utilize these resources (as well as funds from potential equity and debt financings and any future net positive cash flow) in the future.  However, we cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures.

Volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations. Lower prices and/or lower production could also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities. If our cash flow from operations does not increase as a result of capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our capital expenditures would, by necessity, be decreased.

Strategic determinations, including the allocation of capital and other resources to strategic opportunities, are challenging, and our failure to appropriately allocate capital and resources among our strategic opportunities may adversely affect our financial condition and reduce our growth rate.

Our future growth prospects are dependent upon our ability to identify optimal strategies for our business. In developing our business plan, we considered allocating capital and other resources to various aspects of our businesses including well-development (primarily drilling), reserve acquisitions, exploratory activity, corporate items and other alternatives. We also considered our likely sources of capital. Notwithstanding the determinations made in the development of our 2018 plan, business opportunities not previously identified periodically come to our attention, including possible acquisitions and dispositions. If we fail to identify optimal business strategies or fail to optimize our capital investment and capital raising opportunities and the use of our other resources in furtherance of our business strategies, our financial condition and growth rate may be adversely affected. Moreover, economic or other circumstances may change from those contemplated by our 2018 plan, and our failure to recognize or respond to those changes may limit our ability to achieve our objectives.

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Our expectations for future drilling activities will be realized over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of such activities.

We have identified drilling locations and prospects for future drilling opportunities, including development and exploratory drilling activities. These drilling locations and prospects represent a significant part of our future drilling plans.  Our ability to drill and develop these locations depends on a number of factors, including the availability of capital, regulatory approvals, negotiation of agreements with third parties, commodity prices, costs, access to and availability of equipment, services, resources and personnel and drilling results. There can be no assurance that we will drill these locations or that we will be able to produce oil from these locations or any other potential drilling locations. Changes in the laws or regulations on which we rely in planning and executing its drilling programs could adversely impact our ability to successfully complete those programs.

Our estimated oil reserves are based on assumptions that may prove inaccurate.

Oil engineering is a subjective process of estimating accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers may differ materially from those set out herein. Numerous assumptions and uncertainties are inherent in estimating quantities of proved oil, including projecting future rates of production, timing and amounts of development expenditures and prices of oil and gas, many of which are beyond our control. Results of drilling, testing and production after the date of the estimate may require revisions to be made. Accordingly, reserves estimates are often materially different from the quantities of oil and gas that are ultimately recovered, and if such recovered quantities are substantially lower that the initial reserves estimates, this could have a material adverse impact on our business, financial condition and results of operations.

We may not find any commercially productive oil and gas reservoirs in connection with our exploration activities.

Our business prospects are currently dependent on extracting assets from our Kruh Block and on finding sufficient reserves in our Citarum Block. Drilling involves numerous risks, including the risk that the new wells we drill will be unproductive or that we will not recover all or any portion of our capital investment.  Drilling for oil and gas may be unprofitable.  Wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. By their nature, estimates of undeveloped reserves are less certain.  Recovery of such reserves will require significant capital expenditures and successful drilling and completion operations.  In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties.  If the volume of oil and gas we produce decreases, our cash flow from operations may decrease.

We may be unable to expand operations by securing rights to additional producing our exploration blocks.

One of our key business strategies is expand our asset portfolio, which may include producing our exploration blocks. We have currently indemnified one such potential block – the Rangkas Area – and our goal will be to secure rights to conduct activities in Rangkas and other areas in Indonesia, However, due to the competitive tender process and uncertainties around Government contracting, among other factors, we may be unable to secure rights to conduct exploration or production activities in any additional areas. In particular, we face competition from other oil and gas companies in the acquisition of new oil blocks through the Indonesian government’s tender process. Our competitors for these tenders include Pertamina, the Indonesian state-owned national oil company (who can tender for blocks on its own), and other well-established large international oil and gas companies. Such companies have substantially greater capital resources and are able to offer more attractive terms when bidding for concessions. If we are unable to secure rights to additional blocks, we would be left without additional opportunities for revenue and profit and remain subject to the risks associated with our current lack of asset diversification, all of which would harm our results of operations.

We may not be able to keep pace with technological developments in our industry.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at substantial cost. In addition, other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

We may not adhere to our proposed drilling schedule.

While we have internally approved plans for development of Kruh Block, our final determination of whether to drill any scheduled or budgeted wells (whether in Kruh Block or otherwise) will be dependent on a number of factors, including:

•	prevailing and anticipated prices for oil and gas;

•	the availability and costs of drilling and service equipment and crews;

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•	economic and industry conditions at the time of drilling;

•	the availability of sufficient capital resources;

•	the results of our exploration efforts;

•	the acquisition, review and interpretation of seismic data;

•	our ability to obtain permits for and to access drilling locations; and

•	continuous drilling obligations.

Although we have identified or budgeted for numerous drilling locations, we may not be able to drill those locations within our expected time frame or at all.  In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions. Severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

The lack of availability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploitation and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there has been a shortage of drilling rigs, equipment, supplies, oil field services or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. During times and in areas of increased activity, the demand for oilfield services will also likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, oil field services or qualified personnel were particularly severe in any of our areas of operation, we could be materially and adversely affected. Delays could also have an adverse effect on our results of operations, including the timing of the initiation of production from new wells.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control.

•	Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	adverse weather conditions;

•	unusual or unexpected geological formations;

•	fires, blowouts and explosions; and

•	uncontrollable pressures or flows of oil or gas or well fluids.

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Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We do not insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our oil and gas operations.

We do not insure against all risks. Our oil and gas exploitation and production activities are subject to hazards and risks associated with drilling for, producing and transporting oil and gas, and any of these risks can cause substantial losses resulting from:

•	environmental hazards, such as uncontrollable flows of oil, gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, shoreline contamination, underground migration and surface spills or mishandling of chemical additives;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	leaks of gas, oil, condensate, and other hydrocarbons or losses of these hydrocarbons as a result of accidents during drilling and completion operations, or in the gathering and transportation of hydrocarbons, malfunctions of pipelines, measurement equipment or processing or other facilities in our operations or at delivery points to third parties;

•	fires and explosions;

•	personal injuries and death;

•	regulatory investigations and penalties; and

•	natural disasters.

We have general insurance covering typical industry risks with an insured limit per event of US$35,000,000 with an insured limit per block of US$100,000,000. However, we do not know the extent of the losses caused by any occurrence and there is a risk that our insurance may be inadequate to cover all applicable losses, to the extent losses are covered at all. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

Our use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas.

Even when properly used and interpreted, seismic data and visualization techniques are tools only used to assist geoscientists in identifying subsurface structures as well as eventual hydrocarbon indicators, and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of seismic and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of these expenditures. Because of these uncertainties associated with our use of seismic data, some of our drilling activities may not be successful or economically viable, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline, which could have a material adverse effect on us.

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We may suffer delays or incremental costs due to difficulties in the negotiations with landowners and local communities where our reserves are located.

Access to the sites where we operate require agreements (including, for example, assessments, rights of way and access authorizations) with the landowners and local communities. If we are unable to negotiate agreements with landowners, we may have to go to court to obtain access to the sites of our operations, which may delay the progress of our operations at such sites. There can be no assurance that disputes with landowners and local communities will not delay our operations or that any agreements we reach with such landowners and local communities in the future will not require us to incur additional costs, thereby materially adversely affecting our business, financial condition and results of operations. Local communities may also protest or take actions that restrict or cause their elected government to restrict our access to the sites of our operations, which may have a material adverse effect on our operations at such sites.

Unfavorable credit and market conditions could negatively impact the Indonesian economy and may negatively affect our ability to access capital, our business generally and results of operations.

Global financial crises and related turmoil in the global financial system have may have a negative impact on our business, financial condition and results of operations. In particular, if disruptions in international credit markets, exacerbated by the sovereign debt crises, adversely impact the Indonesian economy (where our oil and gas products are sold by the Government), our business may suffer and may adversely affect our ability to access the credit or capital markets at a time when we would need financing, which could have an impact on our flexibility to react to changing economic and business conditions. Any of the foregoing factors or a combination of these factors could have an adverse effect on our liquidity, results of operations and financial condition.

The marketability of our production depends largely upon the availability, proximity and capacity of oil and gas gathering systems, pipelines, storage and processing facilities.

The marketability of our production depends in part upon processing and storage.  Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements.  Our access to transportation options can also be affected by Indonesian law, regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control.  If our access to these transportation and storage options dramatically changes, the financial impact on us could be substantial and adversely affect our ability to produce and market our oil and gas.

Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact our operations.

Our business has become increasingly dependent on digital technologies to conduct certain exploration, development and production activities.  We depend on digital technology to estimate quantities of oil reserves, process and record financial and operating data, analyze seismic and drilling information, and communicate with our employees and third-party partners.  Unauthorized access to our seismic data, reserves information or other proprietary information could lead to data corruption, communication interruption, or other operational disruptions in our exploration or production operations.  In addition, computer technology controls nearly all of the oil and gas distribution systems in Indonesia, which are necessary to transport our production to market.  A cyber-attack directed at oil and gas distribution systems could damage critical distribution and storage assets or the environment, delay or prevent delivery of production to markets and make it difficult or impossible to accurately account for production and settle transactions.

While we have not experienced significant cyber-attacks, we may suffer such attacks in the future. Further, as cyber-attacks continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber-attacks.

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We rely on independent experts and technical or operational service providers over whom we may have limited control.

We use independent contractors to provide us with certain technical assistance and services.  We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production.  We also rely upon the services of other third parties to explore and/or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner.  Our limited control over the activities and business practices of these service providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially adversely affect our business, results of operations and financial condition.

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas.  Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.  Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

•	changes in foreign and domestic supply and demand for oil and gas;

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	weather conditions;

•	price and level of foreign imports;

•	terrorist activity;

•	availability of pipeline and other secondary capacity;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.

Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil reserves in accordance with SEC requirements is complex and involves decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data.  Accordingly, these estimates are imprecise.  Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil reserves most likely will vary from those estimated.  Any significant variance could materially affect the estimated quantities and present value of our reserves.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

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Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our continued successful identification of productive fields and prospects and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Accordingly, our current proved reserves will decline as these reserves are produced. Our future oil reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. While we have had success in identifying and developing commercially exploitable deposits and drilling locations in the past, we may be unable to replicate that success in the future. We may not identify any more commercially exploitable deposits or successfully drill, complete or produce more oil reserves, and the wells which we have drilled and currently plan to drill within our blocks or concession areas may not discover or produce any further oil or gas or may not discover or produce additional commercially viable quantities of oil or gas to enable us to continue to operate profitably. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be materially adversely affected.

Our business requires significant capital investment and maintenance expenses, which we may be unable to finance on satisfactory terms or at all.

The oil and natural gas industry is capital intensive and we expect to make substantial capital expenditures in our business and operations for the exploration and production of oil reserves. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, commodity prices, actual drilling results, the availability of drilling rigs and other equipment and services, and regulatory, technological and competitive developments. In response to improvements in commodity prices, we may increase our actual capital expenditures. We intend to finance our future capital expenditures through cash generated by our operations and potential future financing arrangements. However, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities or the sale of assets.

If our capital requirements vary materially from our current plans, we may require further financing. In addition, we may incur significant financial indebtedness in the future, which may involve restrictions on other financing and operating activities. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow used for drilling and place us at a competitive disadvantage. A significant reduction in cash flows from operations or the availability of credit could materially adversely affect our ability to achieve our planned growth and operating results.

Our estimates regarding our market are based on our research but may prove incorrect.

This prospectus contains certain data and information that we obtained from private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly changing nature of the oil and gas industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these or other forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

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Risks Related to Regulation of Our Business

We are subject to complex laws common to the oil and natural gas industry, which can have a material adverse effect on our business, financial condition and results of operations.

The oil and natural gas industry is subject to extensive regulation and intervention by governments throughout the world, including extensive Indonesian regulations, in such matters as the award of exploration and production interests, the imposition of specific exploration and drilling obligations, allocation of and restrictions on production, price controls, required divestments of assets and foreign currency controls, and the development and nationalization, expropriation or cancellation of contract rights.

We have been required in the past, and may be required in the future, to make significant expenditures to comply with governmental laws and regulations, including with respect to the following matters:

•	licenses, permits and other authorizations for drilling operations;

•	reports concerning operations;

•	compliance with environmental, health and safety laws and regulations;

•	compliance with the requirements to divest parts of our interest to domestic parties;

•	compliance with requirements to sell certain portion of our production to domestic market;

•	adjustment to the split between the contractor and the Government in respect of the production;

•	compliance with local content requirements;

•	drafting and implementing emergency planning;

•	plugging and abandonment costs; and

•	taxation.

Under these laws and regulations, we could be liable for, among other things, personal injury, property damage, environmental damage and other types of damage. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that could substantially increase our costs. Any such liabilities, obligations, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

In addition, the terms and conditions of the agreements under which our oil and gas interests are held generally reflect negotiations with governmental authorities and can vary significantly. These agreements take the form of special contracts, concessions, licenses, associations or other types of agreements. Any suspensions, terminations or regulatory changes in respect of these special contracts, concessions, licenses, associations or other types of agreements could have a material adverse effect on our business, financial condition or results of operations.

Our PSC for Citarum Block requires or may require us to relinquish portions of the subject contract area in certain circumstances, which would potentially leave us with less area to explore.

Pursuant to our production sharing contract with SKK Migas for Citarum Block, there are circumstances under which we are required or may be required to relinquish portions of the contract area back to the Government, with such portions being subject to be agreed to between us and the Government. Such circumstances include if we are unable to complete the work programs agreed to in our PSC for Citarum. If we relinquish or are required to relinquish portions of Citarum, we could be left with fewer areas to explore and a resulting diminishment of potential resources we could capitalize on. See “Business—Our Assets—Citarum Block” for further information. We may be required to agree to similar provisions in future contracts with the Government.

The interpretation and application of laws and regulations in Indonesia involves uncertainty.

The courts in Indonesia may offer less certainty as to the judicial outcome or a more drawn out judicial process than is the case in more established legal systems. Businesses can become involved in lengthy judicial proceedings over simple issues when rulings are not clearly defined. Moreover, such problems can be compounded by the poor quality of legal drafting and excessive delays in the legal process for resolving issues or disputes. These characteristics of the legal system in Indonesia could expose us to several kinds of risks, including the possibility that effective legal redress may be more difficult to obtain; a higher degree of discretion on the part of the Government; the lack of judicial or administrative guidance on interpreting the relevant laws or regulations; inconsistencies and conflicts between and within various laws, regulations, decrees, orders and resolutions; or the relative inexperience or lack of predictability of the judiciary and courts in such matters.

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The enforcement of laws in Indonesia may depend on and be subject to the interpretation of the relevant local authority. Such authority may adopt an interpretation of an aspect of local law which differs from the advice given to us by local lawyers or even previous advice given by the local authority itself. Matters of local autonomy are extremely controversial in Indonesia, adding further uncertainty to the interpretation and application of the relevant legal and regulatory requirements. Furthermore, there is limited or no relevant case law providing guidance on how courts would interpret such laws and the application of such laws to its concessions, join operations, licenses, license applications or other arrangements. Even where such case law exists, it lacks the binding precedential value found in the U.S. legal system.

For example, on November 13, 2012, the Constitutional Court of the Republic of Indonesia (Mahkamah Konstitusi Republic Indonesia or MK) issued Decision 36/PUU-X/2012 (or MK Decision 36/2012). In it, the MK declared several articles in the Oil and Gas Law of 2001 invalid and dissolved Badan Pelaksana Minyak dan Gas Bumi (or BP Migas) for failing to directly manage oil and gas resources as required by its interpretation of Article 33 of the Constitution of the Republic of Indonesia. In response to MK Decision 36/2012, the Government created SKK Migas and authorized it to take over the functions of BP Migas pursuant to Presidential Regulation No. 9 of 2013 on the Implementation of Management of Natural oil and Gas Upstream Business Activities. However, while these arrangements have not been challenged to date, there is a risk that future challenge to the current arrangements, and changes in Indonesian law generally, could require us to modify our operation and development plans, and could adversely impact our results of operations.

Increased regulation by the Government and governmental agencies may increase the cost of regulatory compliance and have an adverse impact on our business, financial condition and results of operations.

Our business operations in Indonesia are subject to an expanding system of laws, rules and regulations issued by numerous government bodies. The evolving roles of SKK Migas and The Ministry of Energy and Mineral Resources of Indonesia (or MEMR), together with political changes in Indonesia, has allowed other governmental agencies such as the Ministry of Trade, the Ministry of Forestry, the Ministry for Environment and Bank Indonesia to increase their roles in regulating the oil and gas industry in Indonesia. In addition, the Indonesian tax authorities have recently initiated additional tax audits and implemented measures to increase tax revenues from the oil and gas industry.

The continued expansion of the roles of governmental agencies may result in the adoption of new legislation, regulations and practices with which we would be required to comply. Such legislation, regulations and practices may be more stringent and may cause the amount and timing of future legal and regulatory compliance expenditures to vary substantially from their current levels. They could also require changes to our operations and development plans, which could adversely impact our results of operations.

The interpretation and application of the Oil and Gas Law of 2001 and the anticipated enactment of a new oil and gas law is uncertain and may adversely affect our business, financial condition and results of operations.

In Indonesia, the complexity of the laws and regulations relating to oil and gas activities is compounded by uncertainties in the legal and regulatory framework. Indonesia’s Oil and Gas Law of 2001 went into effect on November 23, 2001. This law sets forth a statutory body of general principles governing oil and gas activities, which are further developed and implemented in a series of Government regulations, presidential decrees and ministerial decrees. The provisions of the Oil and Gas Law are generally broad, and few sources of interpretative guidance are available. In addition, not all of the implementing regulations to the Oil and Gas Law have been issued and some have only recently been enacted. It is uncertain how these regulations will affect us and our operations without clear instances of their application, while the uncertainty surrounding the Oil and Gas Law and its implementing regulations has increased the risks, and may result in increases in the costs, of conducting oil and gas activities in Indonesia.

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The Government may also adopt new laws and/or policies regarding oil and gas exploration, development and production that differ from the policies currently in place and that adversely impact the cost of doing business in Indonesia. Of particular significance is the fact that the Government is expected to enact a new oil and gas law in the future. The form, timing and contents of this new law remain uncertain; several draft amendments to the current Oil and Gas Law have been submitted to the House of Representatives and were given “priority” listing in the 2017 National Legislation Program (Program Legislasi Nasional). As a result, there is a possibility that the current Indonesian oil and gas law will be significantly amended or that a new Indonesian oil and gas law will be issued in the future. The scope of any possible revisions to the Indonesian oil and gas law remains uncertain. If and to the extent any changes to the current legal and regulatory framework are detrimental to our business and our position, our business, development plans, financial condition and results of operations could be adversely affected.

We and our operations are subject to numerous environmental, health and safety laws and regulations which may result in material liabilities and costs.

We and our operations are subject to various international, domestic and foreign local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water; the generation, storage, handling, use, transportation and disposal of regulated materials; and human health and safety. Our operations are also subject to certain environmental risks that are inherent in the oil and gas industry and which may arise unexpectedly and result in material adverse effects on our business, financial condition and results of operations. Breach of environmental laws, as well as impacts on natural resources and unauthorized use of such resources, could result in environmental administrative investigations and/or lead to the termination of our concessions and contracts. Other potential consequences include fines and/or criminal environmental actions

We are required to obtain environmental permits from governmental authorities for our operations, including drilling permits for our wells. We may not be at all times in complete compliance with these permits and the environmental and health and safety laws and regulations to which we are subject. If we violate or fail to comply with such requirements, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain, maintain or renew permits in a timely manner or at all (such as due to opposition from partners, community or environmental interest groups, governmental delays or any other reasons) or if we face additional requirements due to changes in applicable laws and regulations, our operations could be adversely affected, impeded, or terminated, which could have a material adverse effect on our business, financial condition or results of operations.

For example, Law No. 32 of 2009 on Protection and Management of Environment (or the Environmental Law) requires that all environmental permits issued under the Environmental Law incorporate the relevant environmental management licenses into them and strengthened the penalties for breaches of environmental laws and regulations. And on February 23, 2012 the Government enacted Regulation No. 27 of 2012 on Environmental License (or GR 27/2012), which requires an entity conducting oil and gas business operations have its environmental impact assessment report (Analisis Mengenai Dampak Lingkungan, or AMDAL), as well as an environmental management effort plan (Upaya Pengelolaan Lingkungan Hidup, or UKL) or an environmental monitoring effort plan (Upaya Pemantauan Lingkungan Hidup or UPL), approved. Under the Environmental Law, our environmental permit may be revoked should we fail to meet the obligations contained in the relevant AMDAL or UKL or UPL, which can in turn lead to the nullification of our business license.

We, as the owner, shareholder or the operator of certain of our past, current and future discoveries and prospects, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our block partners, third-party contractors, predecessors or other operators. To the extent we do not address these costs and liabilities or if we do not otherwise satisfy our obligations, our operations could be suspended, terminated or otherwise adversely affected. We have also contracted with and intend to continue to hire third parties to perform services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

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Releases of regulated substances may occur and can be significant. Under certain environmental laws and regulations applicable to us in Indonesia, we could be held responsible for all of the costs relating to any contamination at our past and current facilities and at any third party waste disposal sites used by us or on our behalf. Pollution resulting from waste disposal, emissions and other operational practices might require us to remediate contamination, or retrofit facilities, at substantial cost. We also could be held liable for any and all consequences arising out of human exposure to such substances or for other damage resulting from the release of hazardous substances to the environment, property or to natural resources, or affecting endangered species or sensitive environmental areas. Environmental laws and regulations also require that wells be plugged and sites be abandoned and reclaimed to the satisfaction of the relevant regulatory authorities. We are currently required to, and in the future may need to, plug and abandon sites in certain blocks in each of the countries in which we operate, which could result in substantial costs.

As in other areas, the interpretation and application of environmental laws in Indonesia involves a degree of uncertainty. There is a risk that we will be subject to stricter enforcement or interpretation of existing environmental laws and regulations, and further a risk that existing laws, regulations or requirements established for maintaining or renewing applicable licenses, permits and approvals will become more stringent in the future. Such changes in the interpretation and application of existing laws and regulations, or the enactment of new, more stringent requirements, may have and result in an adverse impact on our business, development plans, financial condition and results of operations.

Climate change and climate change legislation and regulatory initiatives could result in increased operating costs and decreased demand for the oil and natural gas that we produce.

Climate change, the costs that may be associated with its effects, and the regulation of greenhouse gas (or GHG) emissions have the potential to affect our business in many ways, including increasing the costs to provide our products and services, reducing the demand for and consumption of our products and services (due to change in both costs and weather patterns), and the economic health of the regions in which we operate, all of which can create financial risks. In addition, legislative and regulatory responses related to GHG emissions and climate change may increase our operating costs.

Moreover, some experts believe climate change poses potential physical risks, including an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. In addition, warmer winters as a result of global warming could also decrease demand for natural gas. To the extent that such unfavorable weather conditions are exacerbated by global climate change or otherwise, our operations may be adversely affected to a greater degree than we have previously experienced, including increased delays and costs. However, the uncertain nature of changes in extreme weather events (such as increased frequency, duration, and severity) and the long period of time over which any changes would take place make any estimations of future financial risk to our operations caused by these potential physical risks of climate change unreliable. Moreover, the regulation of GHGs and the physical impacts of climate change in the areas in which we, our customers and the end-users of our products operate could adversely impact our operations and the demand for our products.

Labor laws and regulations in Indonesia and labor unrest may materially adversely affect our results of operations.

Laws and regulations which facilitate the forming of labor unions, combined with weak economic conditions, have resulted and may result in labor unrest and activism in Indonesia. In 2000, the Government issued Law No. 21 of 2000 regarding Labor Unions (or the Labor Union Law). The Labor Union Law permits employees to form unions without intervention from an employer, the government, a political party or any other party. On March 25, 2003, President Megawati enacted Law No. 13 of 2003 regarding Employment (or the Labor Law) which, among other things, increased the amount of severance, pension, medical coverage, service and compensation payments payable to employees upon termination of employment. The Labor Law requires further implementation of regulations that may substantively affect labor relations in Indonesia. The Labor Law requires companies with 50 or more employees establish bipartite forums with participation from employers and employees. The Labor Law also requires a labor union to have participation of more than half of the employees of a company in order for a collective labor agreement to be negotiated and creates procedures that are more permissive to the staging of strikes. Following the enactment, several labor unions urged the Indonesian Constitutional Court to declare certain provisions of the Labor Law unconstitutional and order the Government to revoke those provisions. The Indonesian Constitutional Court declared the Labor Law valid except for certain provisions, including relating to the right of an employer to terminate its employee who committed a serious mistake and criminal sanctions against an employee who instigates or participates in an illegal labor strike.

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Labor unrest and activism in Indonesia could disrupt our operations, our suppliers or contractors and could affect the financial condition of Indonesian companies in general.

Risks Related to Doing Business in Indonesia

As the domestic Indonesian market constitutes the major source of our revenue, the downturn in the rate of economic growth in Indonesia or other countries due to the unprecedented and challenging global market and economic conditions, or any other such downturn for any other reason, will be detrimental to our results of operations.

The performance and growth of our business are necessarily dependent on the health of the overall Indonesian economy. Any downturn in the rate of economic growth in Indonesia, whether due to political instability or regional conflicts, economic slowdown elsewhere in the world or otherwise, may have a material adverse effect on demand for the commodities we produce. The Indonesian economy is also largely driven by the performance of the agriculture sector, which depends on the quality of the monsoon, which is difficult to predict. In the past, economic slowdowns have harmed manufacturing industries, including companies engaged in the oil and gas extraction. Any future slowdown in the Indonesian economy could have a material adverse effect on the demand for the commodities we produce and, as a result, on our business, financial condition and results of operations.

In addition, the Indonesian securities market and the Indonesian economy are influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effect on the securities of companies in other countries, including Indonesia. A loss of investor confidence in the financial systems of other emerging markets may cause volatility in Indonesian financial markets and, indirectly, in the Indonesian economy in general. Any worldwide financial instability could also have a negative impact on the Indonesian economy, including the movement of exchange rates and interest rates in Indonesia. Any slowdown in the Indonesian economy, or future volatility in global commodity prices, could adversely affect the growth of our business in Indonesia.

The Indonesian economy and financial markets are also significantly influenced by worldwide economic, financial and market conditions. Any financial turmoil, especially in the United States, United Kingdom, Europe or China, may have a negative impact on the Indonesian economy. Although economic conditions differ in each country, investors’ reactions to any significant developments in one country can have adverse effects on the financial and market conditions in other countries. A loss in investor confidence in the financial systems, particularly in other emerging markets, may cause increased volatility in Indonesian financial markets.

For instance, on June 23, 2016, the United Kingdom held a referendum on its membership of the European Union and voted to leave (Brexit). There is significant uncertainty at this stage as to the impact of Brexit on general economic conditions in the United Kingdom and the European Union and any consequential impact on global financial markets. For example, Brexit could give rise to increased volatility in foreign exchange rate movements and the value of equity and debt investments. A lack of clarity over the process for managing the exit and uncertainties surrounding the economic impact could lead to a further slowdown and instability in financial markets. This and any prolonged financial crisis may have an adverse impact on the Indonesian economy, thereby resulting in a material adverse effect on our business, financial condition and results of operations.

Current political and social events in Indonesia may adversely affect our business.

Since 1998, Indonesia has experienced a process of democratic change, resulting in political and social events that have highlighted the unpredictable nature of Indonesia’s changing political landscape. In 1999, Indonesia conducted its first free elections for representatives in parliament. In 2004, 2009 and 2014, elections were held in Indonesia to elect the President, Vice-President and representatives in parliament. Indonesia also has many political parties, without any one party holding a clear majority. Due to these factors, Indonesia has, from time to time, experienced political instability, as well as general social and civil unrest. For example, since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former presidents Abdurrahman Wahid, Megawati Soekarnoputri and Susilo Bambang Yudhoyono and current President Joko Widodo as well as in response to specific issues, including fuel subsidy reductions, privatization of state assets, anti-corruption measures, decentralization and provincial autonomy, and the American-led military campaigns in Afghanistan and Iraq. Although these demonstrations were generally peaceful, some turned violent.

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Indonesia had a general election in May 2019 and the Indonesian Election Committee (KPU) announced on May 22, 2019 that President Joko Widodo had won the election. However, the opposing candidate, Prabowo Subianto, filed a suit with the Indonesian Constitutional Court challenging such an outcome and claimed that the election process was marred by massive irregularities. The announcement was followed by a few days of public demonstrations and riots in parts of Indonesia. These events may indicate a worsening of political and social division in Indonesia.

In addition, Indonesia announced in November 2014, and implemented with effect from January 1, 2015, a fixed diesel subsidy of Rp1,000 per liter and scrapped the gasoline subsidy. Although the implementation did not result in any significant violence or political instability, the announcement and implementation also coincided with a period where crude oil prices had dropped very significantly from 2014. Currently, the Government reviews and adjusts the price for fuel on monthly basis and implements the adjusted fuel price in the following month. There can be no assurance that future increases in crude oil and fuel prices will not result in political and social instability.

Furthermore, separatist movements and clashes between religious and ethnic groups have also resulted in social and civil unrest in parts of Indonesia, such as Aceh in the past and in Papua currently, where there have been clashes between supporters of those separatist movements and the Indonesian military, including continued activity in Papua, by separatist rebels that has led to violent incidents. There have also been inter-ethnic conflicts, for example in Kalimantan, as well as inter-religious conflict such as in Maluku and Poso.

Also, labor issues have also come to the fore in Indonesia. In 2003, the Government enacted a new labor law that gave employees greater protections. Occasional efforts to reduce these protections have prompted an upsurge in public protests as workers responded to policies that they deemed unfavorable.

As a result, there can be no assurance that social and civil disturbances will not occur in the future and on a wider scale, or that any such disturbances will not, directly or indirectly, materially and adversely affect our business, financial condition, results of operations and prospects.

Deterioration of political, economic and security conditions in Indonesia may adversely affect our operations and financial results.

Any major hostilities involving Indonesia, a substantial decline in the prevailing regional security situation or the interruption or curtailment of trade between Indonesia and its present trading partners could have a material adverse effect on our operations and, as a result, our financial results.

Prolonged and/or widespread regional conflict in the South East Asia could have the following results, among others:

•	capital market reassessment of risk and subsequent redeployment of capital to more stable areas making it more difficult for us to obtain financing for potential development projects;

•	security concerns in Indonesia, making it more difficult for our personnel or supplies to enter or exit the country;

•	security concerns leading to evacuation of our personnel;

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•	damage to or destruction of our wells, production facilities, receiving terminals or other operating assets;

•	inability of our service and equipment providers to deliver items necessary for us to conduct our operations in Indonesia, resulting in delays; and

•	the lack of availability of drilling rig and experienced crew, oilfield equipment or services if third party providers decide to exit the region.

Loss of property and/or interruption of our business plans resulting from hostile acts could have a significant negative impact on our earnings and cash flow. In addition, we may not have enough insurance to cover any loss of property or other claims resulting from these risks.

Terrorist activities in Indonesia could destabilize Indonesia, which would adversely affect our business, financial condition and results of operations, and the market price of our securities.

There have been a number of terrorist incidents in Indonesia, including the May 2005 bombing in Central Sulawesi, the Bali bombings in October 2002 and October 2005 and the bombings at the JW Marriot and Ritz Carlton hotels in Jakarta in July 2009, which resulted in deaths and injuries. On January 14, 2016, several coordinated bombings and gun shootings occurred in Jalan Thamrin, a main thoroughfare in Jakarta, resulting in a number of deaths and injuries.

Although the Government has successfully countered some terrorist activities in recent years and arrested several of those suspected of being involved in these incidents, terrorist incidents may continue and, if serious or widespread, might have a material adverse effect on investment and confidence in, and the performance of, the Indonesian economy and may also have a material adverse effect on our business, financial condition, results of operations and prospects and the market price of our securities.

Negative changes in global, regional or Indonesian economic activity could adversely affect our business.

Changes in the Indonesian, regional and global economies can affect our performance. Two significant events in the past that impacted Indonesia’s economy were the Asian economic crisis of 1997 and the global economic crisis which started in 2008. The 1997 crisis was characterized in Indonesia by, among others, currency depreciation, a significant decline in real gross domestic product, high interest rates, social unrest and extraordinary political developments. While the global economic crisis that arose from the subprime mortgage crisis in the United States did not affect Indonesia’s economy as severely as in 1997, it still put Indonesia’s economy under pressure. The global financial markets have also experienced volatility as a result of expectations relating to monetary and interest rate policies of the United States, concerns over the debt crisis in the Eurozone, and concerns over China’s economic health. Uncertainty over the outcome of the Eurozone governments’ financial support programs and worries about sovereign finances generally are ongoing. If the crisis becomes protracted, we can provide no assurance that it will not have a material and adverse effect on Indonesia’s economic growth and consequently on our business.

Adverse economic conditions could result in less business activity, less disposable income available for consumers to spend and reduced consumer purchasing power, which may reduce demand for communication services, including our services, which in turn would have an adverse effect on our business, financial condition, results of operations and prospects. There is no assurance that there will not be a recurrence of economic instability in future, or that, should it occur, it will not have an impact on the performance of our business.

Fluctuations in the value of the Indonesian Rupiah may materially and adversely affect us.

Our functional currency is the Indonesian Rupiah. One of the most important impacts the Asian economic crisis had on Indonesia was the depreciation and volatility in the value of the Indonesian Rupiah as measured against other currencies, such as the U.S. Dollar. The Indonesian Rupiah continues to experience significant volatility.

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In addition, while the Indonesian Rupiah has generally been freely convertible and transferable, from time to time, Bank Indonesia has intervened in the currency exchange markets in furtherance of its policies, either by selling Indonesian Rupiah or by using its foreign currency reserves to purchase Indonesian Rupiah. We can give no assurance that the current floating exchange rate policy of Bank Indonesia will not be modified or that the Government will take additional action to stabilize, maintain or increase the Indonesian Rupiah’s value, or that any of these actions, if taken, will be successful. Modification of the current floating exchange rate policy could result in significantly higher domestic interest rates, liquidity shortages, capital or exchange controls, or the withholding of additional financial assistance by multinational lenders. This could result in a reduction of economic activity, an economic recession, loan defaults or declining subscriber usage of our services, and as a result, we may also face difficulties in funding our capital expenditures and in implementing our business strategy. Any of the foregoing consequences could have a material adverse effect on our business, financial condition, results of operations and prospects.

Downgrades of credit ratings of the Government or Indonesian companies could adversely affect our business.

As of the date of this prospectus, Indonesia’s sovereign foreign currency long-term debt was rated “Baa2” by Moody’s, “BB+” by Standard & Poor’s and “BBB” by Fitch Ratings. Indonesia’s short-term foreign currency debt is rated “B” by Standard & Poor’s and “F3” by Fitch Ratings.

We can give no assurance that Moody’s, Standard & Poor’s or Fitch Ratings will not change or downgrade the credit ratings of Indonesia. Any such downgrade could have an adverse impact on liquidity in the Indonesian financial markets, the ability of the Government and Indonesian companies, including us, to raise additional financing, and the interest rates and other commercial terms at which such additional financing is available. Interest rates on our floating rate Rupiah-denominated debt would also likely increase. Such events could have material adverse effects on our business, financial condition, results of operations, prospects and/or the market price of our securities.

Indonesia is vulnerable to natural disasters and events beyond our control, which could adversely affect our business and operating results.

Many parts of Indonesia, including areas where we operate, are prone to natural disasters such as floods, lightning strikes, cyclonic or tropical storms, earthquakes, volcanic eruptions, droughts, power outages and other events beyond our control. The Indonesian archipelago is one of the most volcanically active regions in the world as it is located in the convergence zone of three major lithospheric plates. It is subject to significant seismic activity that can lead to destructive earthquakes, tsunamis or tidal waves. Flash floods and more widespread flooding also occur regularly during the rainy season from November to April. Cities, especially Jakarta, are frequently subject to severe localized flooding which can result in major disruption and, occasionally, fatalities.  Landslides regularly occur in rural areas during the wet season. From time to time, natural disasters have killed, affected or displaced large numbers of people and damaged our equipment. We cannot assure you that future natural disasters will not have a significant impact on us, or Indonesia or its economy. A significant earthquake, other geological disturbance or weather-related natural disaster in any of Indonesia’s more populated cities and financial centers could severely disrupt the Indonesian economy and undermine investor confidence, thereby materially and adversely affecting our business, financial condition, results of operations and prospects.

Our operations may be adversely affected by an outbreak of an infectious disease or other epidemic.

An outbreak of an infectious disease or epidemic, or the measures taken by the governments of affected countries, including Indonesia, against such an outbreak, could severely disrupt the Indonesian economy and undermine investor confidence, thereby materially and adversely affecting our financial condition or results of operations and the market value of our securities. Moreover, our operations could be materially disrupted if our employees remained at home and away from our principal places of business for extended period of time, which would have a material and adverse effect on our financial condition or results of operations and the market value of our securities.

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We may be affected by uncertainty in the balance of power between local governments and the central government in Indonesia

Indonesian Law No.25 of 1999 regarding Fiscal Decentralization and Law No.22 of 1999 regarding Regional Autonomy were passed by the Indonesian parliament in 1999 and further implemented by Government Regulation No.38 of 2007. Law No.22 of 1999 has been revoked by and replaced by the provisions on regional autonomy of Law No.32 of 2004 as amended by Law No.8 of 2005 and Law No.12 of 2008. Law No.32 of 2004 and its amendments were revoked and replaced by Law No.23 of 2014 regarding Regional Autonomy as amended by Government Regulation in Lieu of Law No.2 of 2014, Law No.2 of 2015 and Law No.9 of 2015. Law No.25 of 1999 has been revoked and replaced by Law No.33 of 2004 regarding the Fiscal Balance between the Central and the Regional Governments respectively. Currently, there is uncertainty in respect of the balance between the local and the central governments and the procedures for renewing licenses and approvals and monitoring compliance with environmental regulations. In addition, some local authorities have sought to levy additional taxes or obtain other contributions. There can be no assurance that a balance between local governments and the central government will be effectively established or that our business, financial condition, results of operations and prospects will not be adversely affected by dual compliance obligations and further uncertainty as to legal authority to levy taxes or promulgate other regulations affecting our business.

Risks Related to Our Corporate Structure

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

We are a holding company and conduct substantially all of our business through our operating subsidiaries, which are limited liability companies established in Indonesia. We will rely on dividends paid by our subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If applicable laws, rules and regulations in Indonesia in the future limit or preclude our Indonesian subsidiaries from making dividends to us, our ability to fund our holding company obligations or pay dividends on our ordinary shares could be materially and adversely affected. We may also enter into debt arrangements in the future which limit our ability to receive dividends or distributions from our operating subsidiaries or pay dividends to the holders of our ordinary shares. Indonesian or Cayman Island tax laws, rules and regulations may also limit our future ability to receive dividends or distributions from our operating subsidiaries or pay dividends to the holders of our ordinary shares.

We may become subject to taxation in the Cayman Islands which would negatively affect our results of operations.

We have received an undertaking from the Financial Secretary of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, until the date falling 20 years after November 2, 2018, being the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of our company or (ii) by way of the withholding in whole or in part of a payment of any “relevant payment” as defined in section 6(3) of the Tax Concessions Law (Revised). If we otherwise were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be materially and adversely affected. See “Taxation—Cayman Islands Taxation.”

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited, as a result of our company being incorporated under the laws of the Cayman Islands.

We are a Cayman Islands exempted company with limited liability and substantially all of our assets will be located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors or executive officers, or enforce judgments obtained in the United States courts against us or our directors or officers.

Further, mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address supplied by our directors. Our directors will only receive, open or deal directly with mail which is addressed to them personally (as opposed to mail which is only addressed to us). We, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will not bear any responsibility for any delay, howsoever caused, in mail reaching this forwarding address.

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Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Law (Revised) (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not technically binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. As a result, there may be significantly less protection for investors than is available to investors in companies organized in the United States, particularly Delaware. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of United States securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Like many jurisdictions in the United States, Cayman Islands law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies and any such company may be the surviving entity for the purposes of mergers or the consolidated company for the purposes of consolidations. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must, in most instances, then be authorized by a special resolution of the shareholders of each constituent company and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the votes cast at its general meeting are held by the parent company. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

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In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question, the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class and that the meeting was properly constituted;

•	the arrangement is such that it may reasonably be approved by an intelligent and honest man of that share class acting in respect of his interest; and

•	the arrangement is not one which would be more properly sanctioned under some other provision of the Companies Law.

If the arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, there are further statutory provisions to the effect that, when a take-over offer is made and approved by holders of 90.0% in value of the shares affected (within four months after the making of the offer), the offeror may, within two months following the expiry of such period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of shareholders.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Provisions of our charter documents or Cayman Islands law could delay or prevent an acquisition of our company, even if the acquisition may be beneficial to our shareholders, could make it more difficult for you to change management, and could have an adverse effect on the market price of our ordinary shares.

Provisions in our amended and restated memorandum and articles of association may discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our shareholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. Such provisions may reduce the price that investors may be willing to pay for our ordinary shares in the future, which could reduce the market price of our ordinary shares. These provisions include:

•	a requirement that extraordinary general meetings of shareholders be called only by the directors or, in limited circumstances, by the directors upon shareholder requisition;

•	an advance notice requirement for shareholder proposals and nominations to be brought before an annual general meeting;

•	the authority of our board of directors to issue preferred shares with such terms as our board of directors may determine; and

•	a requirement of approval of not less than 66 2/3% of the votes cast by shareholders entitled to vote thereon in order to amend any provisions of our amended and restated memorandum and articles of association.

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Recently introduced economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union (or the EU) as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (or the Substance Law) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. On March 12, 2019, the EU, as part of this ongoing initiative, announced the results of its assessment of the 2018 implementation efforts by various countries under its review. Cayman Islands was not on the announced list of non-cooperative jurisdictions, but was referenced in the report (along with 33 other jurisdictions) as being among countries requiring adjustments to their legislation to meet EU concerns by December 31, 2019 to avoid being moved to the list of non-cooperative jurisdictions.

Based on the Substance Law currently and announced guidance in effect, it is anticipated that we will be subject to limited substance requirements applicable to a holding company.  At present, it is unclear what we will be expected to do in order to satisfy these requirements, but to the extent we are required to increase our substance in Cayman Islands, it could result in additional costs. Although it is presently anticipated that the Substance Law (including the ongoing EU review of Cayman Islands' implementation of such law), will have little material impact on us or our operations, as the legislation is new and remains subject to further clarification, adjustment, interpretation and EU review, it is not currently possible to ascertain the precise impact of these developments on our company.

Risks Related to Our Ordinary Shares and this Offering

There has been no prior public market for our ordinary shares, and an active, liquid and orderly trading market for our ordinary shares may not develop or be maintained in the United States, which could limit your ability to sell our ordinary shares.

There has been no public market for our ordinary shares in the United States. Although we expect our ordinary shares to be listed on the NYSE American in connection with this offering, an active U.S. public market for our ordinary shares may not develop or be sustained after this offering. If an active market does not develop, you may experience difficulty selling the ordinary shares that you purchase in this offering.

Our ordinary share price may be volatile after this offering and, as a result, you could lose a significant portion or all of your investment.

The market price of the ordinary shares on the NYSE American may fluctuate after listing as a result of several factors, including the following:

•	fluctuations in oil and other commodity prices;

•	volatility in the energy industry, both in Indonesia and internationally;

•	variations in our operating results;

•	risks relating to our business and industry, including those discussed above;

•	strategic actions by us or our competitors;

•	reputational damage from accidents or other adverse events related to our company or its operations;

•	investor perception of us, the energy sector in which we operate, the investment opportunity associated with the ordinary shares and our future performance;

•	addition or departure of our executive officers or directors;

•	changes in financial estimates or publication of research reports by analysts regarding our ordinary shares, other comparable companies or our industry generally;

•	trading volume of our ordinary shares;

•	future sales of our ordinary shares by us or our shareholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; or

•	the release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares.

Furthermore, the stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of ordinary shares to decline.

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We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We have identified “material weaknesses” and other control deficiencies including significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2018 and 2017, the material weaknesses that have been identified related to i) our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements ii) our lack of an audit committee. As our operations continue to expand, we will likely hire additional accounting and finance staff and also invest in technology infrastructure to support our financial reporting function. We have taken steps and will continue to implement measures to remediate the material weaknesses identified. Despite these remedial measures, we might not be able to adequately address the weaknesses we have identified.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we will be required to do after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our Annual Report for the fiscal year ending December 31, 2019. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods, which would further damage our reputation and likely adversely impact our share price.

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As a foreign private issuer, we are subject to different U.S. securities laws and NYSE American governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

As a “foreign private issuer” for U.S. securities laws purposes, the rules governing the information that we will be required to disclose differ materially from those governing U.S. corporations pursuant to the Exchange Act. The periodic disclosure required of foreign private issuers is more limited than that required of domestic U.S. issuers and there may therefore be less publicly available information about us than is regularly published by or about U.S. public companies For example, we will not be required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly (should we provide them) or current reports may contain less or different information than required under U.S. filings. In addition, as a foreign private issuer, we will be exempt from the proxy rules under Section 14 of the Exchange Act, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules under the Exchange Act regarding sales of ordinary shares by our insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions. Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our ordinary shares.

Moreover, as a foreign private issuer, we will be exempt from complying with certain corporate governance requirements of the NYSE American applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors. For example, we follow Cayman Islands law with respect to the requirements for meetings of our shareholders, which are different from the requirements of the NYSE American. As the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you may not have the same protections afforded under U.S. law and the NYSE American rules as shareholders of companies that do not have such exemptions.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We could cease to be a foreign private issuer if a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher than costs we incur as a foreign private issuer, which could have a material adverse effect on our business and financial results.

Sales of a substantial number of our ordinary shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of our ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. All of the ordinary shares owned by our existing shareholders are subject to lock-up agreements with the underwriters of this offering that restrict the shareholders’ ability to transfer our ordinary shares for at least six months from the date of the closing of the offering of the ordinary shares. Substantially all of our outstanding ordinary shares will become eligible for unrestricted sale upon expiration of the lock-up period, as described in the section of this prospectus entitled “Shares Eligible for Future Sale.” In addition, ordinary shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of ordinary shares by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

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If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our ordinary shares. Investors purchasing ordinary shares in this offering will pay a price per share that substantially exceeds the net tangible book value of our ordinary shares. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $8.69 per share, based on an initial public offering price of $11.00 per share and our net tangible book value as of June 30, 2019. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation. For more information, please refer to the section of this prospectus entitled “Dilution.”

Future issuance of additional ordinary shares could cause dilution of ownership interests and adversely affect our stock price.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our ordinary shares

Shares eligible for future sale may depress our stock price.

As of the date of this prospectus, we had 6,000,000 ordinary shares outstanding, all of which were held by our affiliates and, in addition, 637,500 ordinary shares were subject to outstanding options granted under certain stock option agreements entered into with our management team. All of the ordinary shares of held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act. Sales of ordinary shares under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the ordinary shares and could impair our ability to raise additional capital through the sale of equity securities.

We may issue preferred shares with greater rights than our ordinary shares.

Our amended articles of association authorize our board of directors to issue one or more series of preferred shares and set the terms of the preferred shares without seeking any further approval from our shareholders. Any preferred shares that are issued may rank ahead of our ordinary shares, in terms of dividends, liquidation rights and voting rights.

If securities or industry analysts do not publish or cease publishing research reports about us, if they adversely change their recommendations regarding our ordinary shares or if our operating results do not meet their expectations, the price of our ordinary shares could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts currently publish limited research on us. If there is limited or no securities or industry analyst coverage of our company, the market price and trading volume of our ordinary shares would likely be negatively impacted. Moreover, if any of the analysts who may cover us downgrade our ordinary shares, provide more favorable relative recommendations about our competitors or if our operating results or prospects do not meet their expectations, the market price of our ordinary shares could decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

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As an “emerging growth company” under the JOBS Act, we are allowed to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•	not being required to comply with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

We will incur significantly increased costs as a result of becoming a public company in the United States.

As a public company in the United States, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company located in Indonesia, including costs associated with U.S. public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and the NYSE American.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our overall goals and strategies, including our plans to develop Citarum Block or acquire rights in additional oil and gas assets in the future;

•	our estimated oil reserves;

•	our anticipated financial condition and results of operations;

•	anticipated prices for oil and gas products and the growth of the oil and gas market in Indonesia and worldwide;

•	our expectations regarding our relationships with the Government and its oil and gas regulatory agencies;

•	relevant Government policies and regulations relating to our industry; and

•	our corporate structure and related laws, rules and regulations.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate herein could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

The net proceeds we receive from the sale of ordinary shares in this offering will be approximately $12.36 million (or approximately $14.43 million if the underwriters exercise their over-allotment option in full), based on an initial public offering price of $11.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering primarily to fund the development of the Kruh Block and exploration of the Citarum Block as part of our strategy for adding new reserves and developing the field after discovery, and for general working capital and corporate purposes. Specifically, we currently estimate that we will utilize the net proceeds of this offering (assuming no exercise of the over-allotment option) as follows:

Description of Use of Proceeds	Amount (in US$ thousands)	% of Net Proceeds
Kruh PUD drilling (4 wells)	$6,000	48.54%
Kruh two and three dimensional seismic surveys	$3,000	24.27%
Citarum two dimensional seismic surveys (exploration & delineation)	$3,300	26.69%
General working capital	$62	0.50%
Total	$12,362	100.00%

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, or if management determines in its judgement to alter our business plans, we may use the proceeds of this offering differently than as described in this prospectus.

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CAPITALIZATION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect a reverse stock split by way of share consolidation of our outstanding ordinary shares at a ratio of one-for-zero point three seven five (1 for 0.375) shares which was implemented on November 8, 2019.

The following table sets forth our capitalization as of June 30, 2019:

•	on an actual basis;

•	on an as adjusted basis to reflect the sale of 1,363,637 ordinary shares by us in this offering at the initial public offering price of US$11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriter does not exercise the over-allotment option.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2019
	Actual	As Adjusted
	(in US$ thousands)
Debt:
Unsecured long-term debt, other financial liabilities and due to related parties, net of deferred finance costs	6,906	6,906
Total debt	6,906	6,906

Equity:
Ordinary shares, US$0.00267 par value, 37,500,000 shares authorized, 7,363,637 ordinary shares outstanding on an as adjusted basis	16	20
Additional paid-in capital	24,121	36,479
Accumulated deficit	(19,566)	(19,566)
Accumulated other comprehensive income	46	46
Total stockholders’ equity	4,617	16,979

Total capitalization	11,523	23,885

The foregoing assumes no exercise by the underwriters of their over-allotment option. Also, the foregoing excludes 637,500 options to purchase ordinary shares previously granted to certain management team members under our 2018 Omnibus Equity Incentive Plan with an exercise price equal to the price per share of ordinary shares sold in this offering.

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DILUTION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect a reverse stock split by way of share consolidation of our outstanding ordinary shares at a ratio of one-for-zero point three seven five (1 for 0.375) shares which was implemented on November 8, 2019.

If you invest in our ordinary shares, you will incur immediate dilution since the public offering price per share you will pay in this offering is more than the net tangible book value per ordinary share immediately after this offering.

The net tangible book value of our ordinary shares as of June 30, 2019 was $4,617,323, or $0.77 per share based upon 6,000,000 ordinary shares outstanding.  Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of ordinary shares outstanding. Tangible assets equal our total assets less goodwill and intangible assets.

The as adjusted net tangible book value of our ordinary shares as of June 30, 2019, was $16,979,478, or $2.31 per share. The as adjusted net tangible book value gives effect to the sale of 1,363,637 ordinary shares in this offering at the initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The difference between the initial public offering price and the as adjusted net tangible book value per share represents an immediate dilution of $8.69 per share to new investors purchasing ordinary shares in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Initial public offering price per share	$11.00
Net tangible book value per share before this offering, as of June 30, 2019	$0.77
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.54
Pro forma net tangible book value per share after offering	2.31
Dilution in pro forma tangible book value per share to new investors	$8.69

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, and based on the initial public offering price of $11.00 per share, the as adjusted net tangible book value per share after this offering would be approximately $2.52 per share, and the dilution to new investors purchasing shares in this offering would be approximately $8.48 per share.

The following table sets forth, on a pro forma as adjusted basis as of June 30, 2019, the difference between the number of ordinary shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at the initial public offering price of $11.00 per ordinary share:

	Shares Purchased		Total Cash Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	6,000,000	81%	$24,136,599	62%	$4.02
New investors from public offering	1,363,637	19%	$15,000,007	38%	$11.00
Total	7,363,637	100%	$39,136,606	100%	$5.31

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SUMMARY SELECTED FINANCIAL DATA

the following table summarizes our financial data. We have derived the following statements of operations data and balance sheets data for the years ended December 31, 2018 and 2017 from our audited financial statements and six months period ended June 30, 2019 and 2018 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. Numbers in the following tables are in U.S. dollars and, except share and per share amounts, in thousands.

STATEMENTS OF OPERATIONS DATA:

	For the Twelve Months Ended December 31,		For the Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Revenue	$5,856	$3,704	$2,198	$3,037
Lease operating expenses	2,540	2,811	1,313	1,415
Depreciation, depletion and amortization	1,157	1,187	449	609
General and administrative expenses	2,016	1,258	937	804
Exchange gain (loss)	42	(1)	67	(57)
Other expense	(44)	(66)	(22)	(26)
Income (loss) from operations	141	(1,619)	(456)	126
Income tax provision	-	-	-	-
Net income (loss)	$141	$(1,619)	$(456)	$126

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$0.02	$(0.27)	$(0.08)	$0.02
Weighted average ordinary share outstanding
Basic and diluted	6,000,000	6,000,000	6,000,000	6,000,000

BALANCE SHEET DATA:

	As of December 31,		As of June 30,
	2018	2017	2019
			(Unaudited)
Current assets	$4,000	$4,552	$7,378
Total assets	9,877	8,670	13,087
Current liabilities	2,673	3,808	2,567
Total liabilities	4,803	28,057	8,470
Ordinary shares	16	16	16
Total equity (deficit)	$5,074	$(19,387)	$4,617

NON-GAAP FINANCIAL MEASURES:

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA is not a measure of net income (loss) and Adjusted EBITDA less capital expenditures is not a measure of cash flow, in both cases, as determined by GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, write down of other assets, and other unusual out of period and infrequent items. We define Adjusted EBITDA less capital expenditures as Adjusted EBITDA less capital expenditures.

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Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Adjusted EBITDA less capital expenditures is used by management as a measure of cash generated by the business, after accounting for capital expenditures, available for investment, dividends, debt reduction or other purposes. While Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA and Adjusted EBITDA less capital expenditures were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income (loss) and a reconciliation of the GAAP financial measure of net cash provided by (used in) operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures for each of the periods indicated.

	For the Twelve Months Ended December 31,		For the Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$140,988	$(1,619,040)	$(456,183)	$126,859
Add (Subtract):
Depreciation, depletion, amortization and accretion	1,156,494	1,187,217	449,074	608,759
Interest expense	48,662	44,430	20,565	22,597
Income tax expense (benefit)	-	-	-	-
Write down of other assets	1,972	228,933	-	-
Accrual of uncertain withholding taxes	-	68,925	-	-
Amortization of deferred charges	41,216	16,250	28,480	12,778
Adjusted EBITDA	$1,389,332	$(73,285)	$41,936	$770,993

	For the Twelve Months Ended December 31,		For the Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures reconciliation to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$1,920,219	$(182,737)	$(200,605)	$517,063
Add (Subtract):
Cash interest payments	19,614	12,721	5,770	8,029
Cash income tax payments	-	-	-	-
Other changes in operating assets and liabilities	(550,501)	96,731	236,771	245,901
Adjusted EBITDA	$1,389,332	$(73,285)	$41,936	$770,993
Subtract:
Capital Expenditures	(1,013,680)	(1,689,537)	(268,866)	(903,698)
Adjusted EBITDA less Capital Expenditures	$375,652	$(1,762,822)	$(226,930)	$(132,705)

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ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Ogier, our counsel as to the laws of the Cayman Islands, and Adnan Kelana Haryanto & Hermanto, our counsel as to Indonesian law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Indonesia, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or Indonesia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. We caution you that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material.

Please refer to the sections of this prospectus captioned “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” for important information to be read in conjunction with the below discussion.

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect a reverse stock split by way of share consolidation of our outstanding ordinary shares at a ratio of one-for-zero point three seven five (1 for 0.375) shares which was implemented on November 8, 2019.

Business Overview

We are an oil and gas exploration and production company focused on the Indonesian market. Alongside operational excellence, we believe we have set the highest standards for ethics, safety and corporate social responsibility practices to ensure that we add value to society. Led by a professional management team with extensive oil and gas experience, we seek to bring forth at all times the best of our expertise to ensure the sustainable development of a profitable and integrated energy exploration and production business model.

We produce oil through our subsidiary GWN, which is a party that we acquired in 2014 and operates the Kruh Block, under a Technical Assistance Contract (or TAC) with PT Pertamina (Persero) (or Pertamina) until May 2020. GWN shall continue the operatorship of the block from May 2020 until May 2030 under a Joint Operation Partnership (or KSO) with Pertamina. Kruh Block covers an area of 258 km2 (63,753 acres) and is located onshore 16 miles northwest of Pendopo, Pali, South Sumatra. The TAC contract is based on a “cost recovery” system, in which all operating costs (expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration) are advanced by GWN upon occurrence and later reimbursed to GWN by Pertamina based on certain agreed conditions, which are described in the section of this prospectus captioned “Business—Our Assets”.

Our reserves estimate of 3 fields (Kruh, North Kruh and West Kruh) within the Kruh TAC block was based on two major sources: (i) an integrated study of geology, geophysics and reservoir including reserve evaluation of Kruh, North Kruh and West Kruh fields by LEMIGAS (a Government oil and gas research and development center responsible for exploration and production technology development and assessment of oil and gas fields) in 2005, and (ii) additional reservoir and production data since 2005, particularly from the addition of 3 new wells since 2013.

The content and reserves in the LEMIGAS report (2005) was approved by Pertamina. The methods used in updating the proved, probable and possible reserves of LEMIGAS report with additional reservoir and production data was based on guidelines from the SPE-PRMS (Society of Petroleum Engineers-Petroleum Resources Management System) and SEC guidelines.

Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by representatives of our company, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (or SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register.

Our estimates of the proven reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. Revisions are due to changes in, among other things, development plans, reservoir performance, TAC effective period and governmental restrictions.

Kruh Block’s general manager, Mr. Denny Radjawane, and our Chief Operating Officer, Mr. Charlie Wu, have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities. The estimate of reserves was also reviewed by our Chief Business Development Officer and our Chief Executive Officer.

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The table below shows the individual qualifications of our internal team that prepares the reserves estimation:

			Total
Reserve	University		professional	Field of professional experience (years)
Estimation Team*	degree major	Degree level	experience (years)	Drilling & Production	Petroleum Engineering	Production Geology	Reserve Estimation
Charlie Wu	Geosciences	Ph.D.	41	10		31	20
Djoko Martianto	Petroleum Engineering	B.S.	39	29	10		8
Denny Radjawane	Geophysics	M.S.	28	10		18	12
Fransiska Sitinjak	Petroleum Engineering	M.S.	15	5	10		6
Yudhi Setiawan	Geology	B.S.	16	10	2	4	1
Oni Syahrial	Geology	B.S.	12			12	6
Juan Chandra	Geology	B.S.	13			13	7

The individuals from the reserves estimation team are members of at least one of the following professional associations: American Association of Petroleum Geologists (AAPG), Indonesian Association of Geophysicist (HAGI), Indonesian Association of Geologists (IAGI), Society of Petroleum Engineers (SPE), Society of Indonesian Petroleum Engineers (IATMI) and Indonesian Petroleum Association (IPA).

We acquired Citarum Block, which is also described in the section of this prospectus captioned “Business—Our Assets”. Citarum Block is an exploration block covering an area of 3,924.67 km2 (969,807 acres). This block is located onshore in West Java and only 16 miles south of the capital city of Indonesia, Jakarta.

Our Citarum PSC contract, valid until July, 2048, is based on the “gross split” regime, in which the production of oil and gas is to be divided between the contractor and the Indonesian Government based on certain percentages in respect of (a) the crude oil production and (b) the natural gas production. Our share will be the Base Split share plus a Variable and Progressive component. Our Crude Oil Base Split share is 43% and our Natural Gas Base Split share is 48%. Our share percentage is determined based on both variable (such as carbon dioxide and hydrogen sulfide content) and progressive (such as crude oil and refined gas prices) components.

Thus, pursuant to our Citarum PSC contract, once Citarum commences production, we are entitled to at least 65% of the natural gas produced, calculated as 48% from the Base Split plus a Variable Component of 5% from the first Plan of Development (POD I) in Citarum, a Variable Component of 2% from the use of Local Content, as the oil and gas onshore services are mostly closed or restricted for foreign companies (as described below under “—Legal Framework for the Oil and Gas Industry in Indonesia), and a 10% increase for the first 180 BSCF produced or 30 million barrels of oil equivalent which according to our economic model, the cumulative production of 180 BSCF will only be achieved in 2025, if our exploration efforts succeed.

In mid-2018, we identified an onshore open area in the province of West Java, adjacent to our Citarum block. We believe that this area, also known as the Rangkas Area, holds large amounts of crude oil due to its proven petroleum system. To confirm the potential of Rangkas Area, in July 2018, we formally expressed our interest to the DGOG of MEMR to conduct a Joint Study in the Rangkas Area and we attained the approval to initiate our Joint Study program in this area on November 5, 2018. The Rangkas Joint Study will cover an area of 3,970 km2 (or 981,008 acres) and shall be completed in 2019. If the Joint Study produces satisfying results, a PSC contract for the Rangkas Area would potentially be available through a direct tender process and we will have the right to change our offer in order to match the best offer following the results of the bidding process. The timeline for the tender is contingent upon the DGOG’s plans and schedule.

We currently generate revenue from Kruh Block (listed on the consolidated balance sheets included elsewhere in this prospectus as part of “Oil and gas property – subject to amortization”, previously known as “Oil and gas property – Kruh Block Proven”) and profit sharing from the sale of the crude oil under the TAC by Pertamina. Revenue is recognized through GWN from the 65% (sixty-five percent) of monthly proceeds as monthly cost recovery entitlement plus 26.7857% (twenty six point seven eight five seven percent) of the remaining proceeds from the sale of the crude oil after monthly cost recovery entitlement as part of the profit sharing.

Our revenue and potential for profit depend mostly on the level of oil production in Kruh Block and the Indonesian Crude Price (or ICP) that is correlated to international crude oil prices. Therefore, the biggest factor affecting our financial results in 2018 and 2017 was the volatility in the price of crude oil. For the year ended December 31, 2018, ICP rose to an average of $66.12 per Bbl., 33% higher when compared to the ICP average of $49.67 per Bbl. for the year ended December 31, 2017, which improved the financial performance of our company in 2018. For the six months ended June 30, 2019, ICP averaged $62.70 per Bbl, a decrease from $64.96 per Bbl. when compared to the same period in 2018, which affected our financial performance in the current period.

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Since the commencement of operations in 2014 (then via our now subsidiary WJ Energy), the natural resources industry has gone through a dramatic change. The downturn in the price of crude oil during this period has impacted our results of operations, cash flows, capital and exploratory investment program and production outlook. A sustained lower price environment could result in the impairment or write-down of specific assets in future periods. During 2016, oil price crisis hit its bottom with an ICP of only $25.83 per Bbl. in the month of January. As a result of this low price, our operations went through a cost analysis procedure in order to determine the economic limit of each of our producing wells at Kruh by identifying their respective direct production cost. Accordingly, we closed a total of 6 wells that were producing less than 10 BOPD each that year.

Selected Key Financial Results

Overview

For the six months ended June 30, 2019 and 2018

Financial and operating results for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 are as follows:

•	Total oil production decreased approximately 25%, from 62,885 Bbl. for the six months ended June 30, 2018 to 47,250 Bbl. for the same period in 2019, which resulted in lower revenue and cost recovery entitlements for the six months ended June 30, 2019 than for the same period in 2018.

•	ICP decreased approximately 3% from an average price of $64.96 per Bbl. for the six months ended June 30, 2018 to $62.70 per Bbl. for the same period in 2019, decreasing our revenue and cost recovery entitlements.

•	Revenue decreased by $839,431, or 28%, from $3,037,264 for the six months ended June 30, 2018 to $2,197,833 for the same period in 2019 due to a combination of the factors stated above.

•	General and administrative expenses increased by $133,355 or 17%, for the six months ended June 30, 2019 when compared to the same period in 2018. Major expenses for the six months ended June 30, 2019 were $330,177 in salaries and employee benefits, $355,564 in professional fees incurred for legal counsel, audit and restructuring of our company in anticipation of this offering and travel expenditures of $115,688 in relation to this offering.

•	The amount of lease operating expenses decreased by approximately $101,627 or 7%, for the six months ended June 30, 2019 when compared to the same period in 2018, mainly because of the reduced amount on well maintenances and other excessive input of operational costs in 2019. Furthermore, as the productions of the existing wells have moved into a stable level, less incidental or unexpected maintenances were required, which also contributed the decrease of the expenses.

•	We incurred a net loss of $456,183 for the six months ended June 30, 2019 from a net income of $126,859 for the same period in 2018 due to a combination of the factors stated above.

•	The average production cost per barrel of oil for the six months ended June 30, 2019, was $27.79 compared to $22.50 for the six months ended June 30, 2018, an increase of 24% due to the production decrease, computed using production costs disclosed pursuant to FASB ASC Topic 932 and only to exclude ad valorem and severance taxes.

For the year ended December 31, 2018 and 2017

Financial and operating results for the year ended December 31, 2018 compared to the year ended December 31, 2017 are as follows:

•	Total oil production increased approximately 21%, from 98,445 Bbl. for the year ended December 31, 2017 to 119,017 Bbl. for the same period in 2018, which resulted in higher revenue and cost recovery entitlements for the year ended December 31, 2018 than for the same period in 2017.

•	ICP increased approximately 33% from an average price of $49.67 per Bbl. for the year ended December 31, 2017 to $66.12 per Bbl. for the same period in 2018, increasing our revenue and cost recovery entitlements.

•	Revenue increased by $2,152,515, or 58%, from $3,703,826 for the year ended December 31, 2017 to $5,856,341 for the same period in 2018 due to a combination of the factors stated above.

•	General and administrative expenses increased by $758,041 or 60% for the year ended December 31, 2018 when compared to the same period in 2017. Major expenses for the year ended December 31, 2018 were $922,377 in salaries and employee benefits, professional fees of $693,332 incurred for legal counsel, audit and restructuring of our company in anticipation of this offering and expenses for business trips of $157,086.

•	The amount of lease operating expenses decreased by approximately $270,653 or 10%, for the year ended December 31, 2018 when compared to the same period in 2017, mainly because of the extensive expenditures that we incurred in previous periods that provided us with the reduced amount on well maintenances, fracturing activities, and other excessive input of operational costs in 2018. Furthermore, as the productions of the existing wells have moved into a stable level, less incidental or unexpected maintenances were required, which also contributed the decrease of the expenses.

•	We turned into net income of $140,988 for the year ended December 31, 2018 from a net loss of $1,619,040 for the same period in 2017 due to a combination of the factors stated above.

•	The average production cost per barrel of oil for the year ended December 31, 2018, was $21.34 compared to $28.55 for the year ended December 31, 2017, a decrease of 25% due to a combination of the factors discussed above, computed using production costs disclosed pursuant to FASB ASC Topic 932 and only to exclude ad valorem and severance taxes.

Trends Affecting Future Operations

The factors that will most significantly affect results of operations will be (i) the selling prices of crude oil and natural gas, (ii) the amount of production from oil or gas wells in which we have an interest. Our revenues will also be significantly impacted by its ability to maintain or increase oil or gas production through exploration and development activities.

It is expected that the principal source of cash flow will be from the production and sale of crude oil and natural gas capitalized property which are depleting assets. Cash flow from the sale of oil and gas production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit us to finance operations to a greater extent with internally generated funds and may allow us to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil and gas prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

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A decline in oil and gas prices (i) will reduce our internally generated cash flow, which in turn will reduce the funds available for exploring for and replacing oil and gas capitalized property, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil and gas prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential oil and gas capitalized property in relation to the costs of exploration, (v) may result in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil and gas properties and correspondingly reduce the prices paid for leases and prospects.

Other than the foregoing, the management is unaware of any trends, events or uncertainties that will have, or are reasonably expected to have, a material impact on sales, revenues or expenses.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period.

We have identified the accounting principles which we believe are most critical to the reported financial status by considering accounting policies that involve the most complex of subjective decisions or assessment.

Revenue recognition– We adopted ASC Topic 606, “Revenue from Contracts with Customers” on January 1, 2019, using the modified retrospective method applied to contract that was not completed as of January 1, 2019, the TAC with Pertamina. Under the modified retrospective method, prior period financial positions and results will not be adjusted. The cumulative effect adjustment recognized in the opening balances included no significant changes as a result of this adoption.

We recognize revenues from the entitlement of Oil & Gas Property - Kruh Block Proven and profit sharing from the sale of the crude oil under the TAC with Pertamina, when the Entitlement Calculation Sheets have been submitted to Pertamina after the monthly ICP has been published by the Government of Indonesia. We deliver the crude oil we produce to Pertamina Jirak Gathering Station (“Pertamina-Jirak”), located approximately 3 miles away from Kruh Block. After the volume and quality of the crude oil delivered is accepted and recorded by Pertamina, Pertamina is responsible for the ultimate sales of the crude to the end-users. The total volume of crude oil sold is confirmed by Pertamina and, combining with the monthly published ICP, we calculate the entire amount of our entitlement with Pertamina through the Entitlement Calculation Sheets, at which point revenue is recognized.

Our revenue is calculated based on the proceeds of the sales of the crude oil produced by us and conducted by Pertamina, with a 65% cap on the proceeds of such sale as part of the cost recovery scheme, on a monthly basis, calculated by multiplying the quantity of crude oil produced by us and the prevailing ICP published by the Government of Indonesia. In addition, we are also entitled to an additional 26.7857% of the remaining 35% of such sales proceeds as part of the profit sharing. Both of these two portions are recognized as revenue, net of tax. Accordingly, there were no significant changes to the timing or valuation of revenue recognized for sales of production from exploration and production activities.

We do not have any contract assets (unbilled receivables) since revenue is recognized when control of the crude oil is transferred to the refinery and the payment for the crude oil is not contingent on a future event.

There were no significant contract liabilities or transaction price allocations to any remaining performance obligations as of June 30, 2019.

Use of estimates– The preparation of the consolidated financial statements in conformity with US GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant accounting estimates reflected in our consolidated financial statements include but are not limited to estimates and judgments applied in the allowance for receivables, write down of other assets, estimated useful lives of property and equipment, oil and gas depletion, impairment of long-lived assets, provision for post-employment benefit and going concern. Actual results could differ from those estimates and judgments.

Accounts receivable, other receivables, and due from related parties– Accounts receivable, other receivables and due from related parties are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable, other receivables and due from related parties. We determine the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We did not have any off-balance-sheet credit exposure relating to our customers, suppliers or others. For the six months ended June 30, 2019 and 2018, and for the years ended December 31, 2018 and 2017, we did not record any allowances for doubtful accounts against accounts receivable, other receivables and due from related parties nor did we charge off any such amounts, respectively.

Impairment of long-lived assets– We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we assess the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition where the fair value is lower than the carrying value, measurement of an impairment loss is recognized in the consolidated statements of operations and comprehensive income (loss) for the difference between the fair value, using the expected future discounted cash flows, and the carrying value of the assets.

Oil and gas property, Full cost method – We follow the full-cost method of accounting for the oil and gas property. Under the full-cost method, all productive and non-productive costs incurred in the acquisition, exploration and development associated with properties with proven reserves, such as the TAC Kruh Block, are capitalized. As of June 30, 2019 and 2018, and as of December 31, 2018 and 2017, all capitalized costs associated with Kruh Block’s reserves were subject to amortization.

Capitalized costs are subject to a quarterly ceiling test that limits such costs to the aggregate of the present value of estimated future net cash flows of proved reserves, computed using the 12-month unweighted average of first-day-of the-month oil and gas prices, discounted at 10%, and the lower of cost or fair value of proved properties. If unamortized costs capitalized exceed the ceiling, the excess is charged to expense in the period the excess occurs. There were no cost ceiling write-downs for the six months ended June 30, 2019 and 2018, and for the years ended December 31, 2018 and 2017, respectively.

Depletion for each of the reported periods is computed on the units-of-production method. Depletion base is the total capitalized oil and gas property in the previous period, plus the period capitalization and future development costs. Furthermore, the depletion rate is calculated as the depletion base divided by the total estimated proved reserves that expected to be extracted during the operatorship. Then, depletion is calculated as the production of the period times the depletion rate.

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For the six months ended June 30, 2019 and 2018, the estimated proved reserves were considered based on the operatorship of the Kruh Block expiring in May 2030 and for the years ended December 31, 2018 and 2017, the estimated proved reserves were considered based on the operatorship of the Kruh Block expiring in May 2030 and May 2020, respectively. We considered different contract expiration terms for the calculation of estimated reserves because the certainty of the extension was only obtained in the last quarter of year 2018, when we completed all administrative steps of the process to obtain the extension of the operatorship of the Kruh Block.

The costs associated with properties with unproved reserves or under development, such as PSC Citarum Block, are not initially included in the full-cost depletion base. The costs include but are not limited to unproved property acquisition costs, seismic data and geological and geophysical studies associated with the property. These costs are transferred to the depletion base once the reserve has been determined as proven.

Provision for post-employment benefit– Post-employment benefits are recognized, pursuant to the regulatory requirements under the Indonesia Labor Law Article 167 Law No. 13 of 2003, to capture the amount we are obligated to pay, in lump-sum, to the employees hired under the governance of TAC upon its maturity. Such recognition is reviewed on an annual basis during the period in which the employees provide their services to us and is performed through the involvement of an actuary.

Actuarial gains or losses are recognized in the other comprehensive income (or OCI) and excluded permanently from profit or loss. Expected returns on plan assets are not recognized in profit or loss. Expected returns are replaced by recognizing interest income (or expense) on the net defined asset (or liability) in profit or loss, which is calculated using the discount rate used to measure the pension obligation.

All past service costs will be recognized at the earlier of when the amendment/curtailment occurs or when the Entity recognizes related restructuring or termination costs.

Such changes are made in order that the net pension assets or liabilities are recognized in the statement of financial position to reflect the full value of the plan deficit or surplus.

Results of Operations

For the six months ended June 30, 2019 and 2018

The table below sets forth certain line items from our Consolidated Statement of Operations for the six months ended June 30, 2019 and 2018:

STATEMENTS OF OPERATIONS DATA

	For The Six Months Ended
	June 30,	June 30,	Fluctuation
	2019	2018	Amount	%
	(Unaudited)	(Unaudited)
Revenue	$2,197,833	$3,037,264	$(839,431)	-28%
Lease operating expenses	1,313,196	1,414,823	(101,627)	-7%
Depreciation, depletion and amortization	449,074	608,759	(159,685)	-26%
General and administrative expenses	937,313	803,958	133,355	17%
Exchange gain (loss)	67,036	(56,993)	124,029	-218%
Other expenses	(21,469)	(25,872)	4,403	-17%
(Loss) income before income tax	(456,183)	126,859	(583,042)	-460%
Income tax provision	-	-	-	-
Net (loss) income	$(456,183)	$126,859	$(583,042)	-460%

Revenue

Total revenue for the six months ended June 30, 2019 were $2,197,833 compared to $3,037,264 for the six months ended June 30, 2018, a decrease of $839,431 due to decline in production and decrease in ICP.

Lease operating expenses

Lease operating expenses decreased by $101,627, or 7% for the six months ended June 30, 2019 compared to the same period in 2018 mainly due to a decrease in production for the six months ended June 30, 2019 that resulted in lower rental and operational expenses for the period.

Depreciation, depletion and amortization (DD&A)

The amount of DD&A decreased by $159,685, or 26% for the six months ended June 30, 2019 compared to the same period in 2018 due to the reduced depletion amount charged to expense from the reduced production for the six months ended June 30, 2019 that amounted to $419,503 compared to $569,994 depletion for the same period in 2018.

General and Administrative Expenses

General and administrative expenses increased by $133,355, or 17% for the six months ended June 30, 2019 when compared to the same period in 2018 due to (i) an increase in salary and employee benefits expenses; and (ii) travel expenditures in relation to this offering.

Exchange gain (loss)

We had exchange gain of $67,036 for the six months ended June 30, 2019, as compared to exchange loss of $56,993 for the same periods ended in 2018. The change was primary because the exchange rate depreciation of USD to IDR for the six months ended June 30, 2019 caused exchange gain, while the exchange rate appreciation of USD to IDR for the six months ended June 30, 2018 caused exchange loss.

Other expenses

Other expenses decreased by $4,403, or 17% for the six months ended June 30, 2019 when compared to other expenses for the same period in 2018. The decrease was primarily caused by the decrease in the average balance of our bank loan that reduced our interest expenses for the six months ended June 30, 2019.

Net (Loss) Income

We had net loss for the six months ended June 30, 2019 in the amount of $456,183 compared to net income of $126,859 for the same periods in 2018, which was due to the combination of the above factors discussed.

For the years ended December 31, 2018 and 2017

The table below sets forth certain line items from our Consolidated Statement of Operations for the years ended December 31, 2018 and 2017:

STATEMENTS OF OPERATIONS DATA

	For The Years Ended
	December 31,	December 31,	Fluctuation
	2018	2017	Amount	%
Revenue	$5,856,341	$3,703,826	$2,152,515	58%
Lease operating expenses	2,540,353	2,811,006	(270,653)	-10%
Depreciation, depletion and amortization	1,156,494	1,187,217	(30,723)	-3%
General and administrative expenses	2,016,110	1,258,069	758,041	60%
Exchange gain (loss)	42,056	(1,029)	43,085	-4,187%
Other expenses	(44,452)	(65,545)	21,093	-32%
Income (loss) before income tax	140,988	(1,619,040)	1,760,028	-109%
Income tax provision	-	-	-	-
Net income (loss)	$140,988	$(1,619,040)	$1,760,028	-109%

Revenue

Total revenue for the year ended December 31, 2018 were $5,856,341 compared to $3,703,826 for the year ended December 31, 2017, an increase of $2,152,515 due to increase in production and increase in ICP.

Lease operating expenses

Lease operating expenses decreased by $270,653, or 10% for the year ended December 31, 2018 compared to the same period in 2017 mainly because of the extensive expenditures that we incurred in previous periods that provided us with the reduced amount on well maintenances, fracturing activities, and other excessive input of operational costs in 2018. Furthermore, as the productions of the existing wells have moved into a stable level, less incidental or unexpected maintenances were required, which also contributed the decrease of the expenses.

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Depreciation, depletion and amortization (DD&A)

The amount of DD&A decreased by $30,723, or 3% for the year ended December 31, 2018 compared to the same period in 2017 due to the lower depreciation charged to expense for the year ended December 31, 2018 that amounted to $77,710 compared to $155,699 depreciation for the same period in 2017.

General and Administrative Expenses

General and administrative expenses increased by $758,041, or 60% for the year ended December 31, 2018 when compared to the same period in 2017 due to (i) fees incurred for professional parties in relation to this public offering; and (ii) rewards granted to employees for winning the tender for Citarum contract.

Exchange gain (loss)

We had exchange gain of $42,056 for the year ended December 31, 2018, as compared to exchange loss of $1,029 for the same periods ended in 2017. The change was primarily because we settled all of the debts owed to our related parties and realized exchange gain of $55,758.

Other expenses

Other expenses decreased by $21,093, or 32% for the year ended December 31, 2018 when compared to other expenses for the same period in 2017 due to a mix of increase of interest expenses related to bank loan and loan from a third party and decrease of miscellaneous expenses.

Net Income (Loss)

We had net income for the year ended December 31, 2018 in the amount of $140,988 compared to net loss of $1,619,040 for the same periods in 2017, which was due to the combination of the above factors discussed.

Liquidity and Capital Resources

We generated net loss of $456,183 for the six months ended June 30, 2019 as opposed to a net income of $126,859 for the six months ended June 30, 2018. Therefore, we still have an accumulated deficit of $19,565,532 as of June 30, 2019. Our operating results for future periods are subject to numerous uncertainties and it is uncertain if we will be able to reduce or eliminate our net losses and achieve profitability for the foreseeable future. If we are unable to increase revenue or manage operating expenses in line with revenue forecasts, we may not be able to achieve profitability.

Our principal sources of liquidity have been cash provided by operating activities as well as related and third party loans during the reporting period. On July 19, 2016, we entered into a loan agreement with Thalesco Eurotronics Pte Ltd. (a third party) and obtained a loan facility in the amount of $2,000,000 with original maturity date on July 30, 2017, renewed until July 30, 2020 to finance the drilling of one well in Kruh Block. On June 3, 2019, the loan was further extended until May 22, 2023. The loan bears an interest rate of 1.5% per annum. We also obtained a credit facility in the form of an overdraft loan with a principal amount not exceeding $1,900,000, an automatically renewable term of 1 year first due on November 14, 2017, and floating interest rate spread of 1% per annum above the interest rate earned by the collateral account in which we deposited a balance of $2 million for the purpose of pledging this loan. From time to time, our shareholders, Maderic and HFO, have advanced funds to us for working capital purpose. Such funds were interest free and due on demand. We had amount due to Maderic in the amount of $23,230,365 and due to HFO in the amount of $3,152,578 as of June 30, 2018. On June 30, 2018, we entered into the Restructuring Agreements with Maderic and HFO (the two then shareholders of WJ Energy) for the purpose of restructuring our capitalization in anticipation of this offering.  As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. We repaid the remaining outstanding debts in the amount of $2,140,000 owed to Maderic in cash. On January 30, 2019, WJ Energy entered into an interest free loan agreement with Maderic in the amount of $3,800,000, with maturity date on August 31, 2024, in preparation for the extension of the operatorship in Kruh Block in the form of KSO.

As of June 30, 2019, December 31, 2018 and 2017, we had $4,172,367, $898,735 and $182,632, respectively, in unrestricted cash and cash equivalents. Our cash and cash equivalents are unrestricted as to withdrawal or use and are placed with financial institutions. We expect to generate approximately $3.3 million in revenues from July 2019 to June 2020 to support our capital expenditures. During that same period, we expect to spend approximately $5.8 million in capital expenditures that include the drilling of 3 PUD wells in Kruh Block KSO, $0.4 million in G&G studies and environmental baseline assessment in Citarum Block PSC and $0.6 million for the purchase of explosives for the planned 2D seismic in Citarum Block PSC. We also expect to incur $1.2 million in production expenditures in Kruh Block and $0.9 million in general and administrative expenses.

We believe that our current cash and cash equivalents and anticipated cash flows from operating and financing activities will be sufficient to meet our anticipated working capital requirements and commitments for the 12 months following this offering. We have also had the continued financial support from our shareholders in fulfilling our capital requirements. This is evident from the loan provided by our major shareholder, Maderic Holding Limited, on January 30, 2019 in the sum of $3.8 million for the purpose of securing the extension of the Kruh Block operatorship. We also note that other sources of financing alternatives are at our disposal, such as a commercial lending that has been available to us in the past in the amount of $1.9 million. We expect to fund any shortfall in cash requirements from the proceeds of this offering and, if required, through bank debt with banks in Indonesia with which we have pre-existing relationships.

We may, however, need additional capital in the future to fund our continued operations. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that might restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

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Cash flows

For the six months ended June 30, 2019 and 2018

The following table sets forth certain historical information with respect to our statements of cash flows for the six months ended June 30, 2019 and 2018:

	For The Six Months Ended
	June 30,	June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Net cash (used in) provided by operating activities	$(200,605)	$517,063
Net cash used in investing activities	(268,866)	(743,598)
Net cash provided by financing activities	3,760,181	3,909,592
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	-	-
Net change in cash and cash equivalents, and restricted cash	$3,290,710	$3,683,057
Cash and cash equivalents, and restricted cash at beginning of period	4,433,292	2,196,366
Cash and cash equivalents, and restricted cash at end of period	7,724,002	5,879,423

Net cash used in operating activities was approximately $0.20 million for the six months ended June 30, 2019, as compared to net cash provided by operating activities of $0.52 million for the comparable period in 2018. The decrease of approximately $0.72 million in the amount of net cash from operating activities is primarily due to a significant decrease of production and oil prices as reflected by the net loss of $456,183 for the six months ended June 30, 2019 compared to the net income of $126,859 for the same period in 2018.

Net cash used in investing activities for the six months ended June 30, 2019 was approximately $0.27 million, as compared to approximately $0.74 million for the comparable period in 2018. The decrease of approximately $0.47 million was a result of a decrease of $0.78 million in cash used in deferred charges that was partially offset by an increase of approximately $0.15 million paid for oil and property and a decrease of $0.16 million from the collection from a related party during the six months period ended June 30, 2019 when compared to the same period in 2018.

Cash provided by financing activities during the six months ended June 30, 2019 amounted to $3.76 million which represents a decrease of approximately $0.15 million from $3.91 million cash provided by financing activities for the comparable period in 2018. Cash provided by financing activities during the six months ended June 30, 2019 primarily consisted of the proceeds received from a shareholder loan of $3.80 million, while cash provided by financing activities for the same period in 2018 consisted of proceeds received from a shareholder loan of $4.50 million minus the repayment of a bank loan of approximately $0.28 million and payment for initial public offering costs of approximately $0.31 million.

For the years ended December 31, 2018 and 2017

The following table sets forth certain historical information with respect to our statements of cash flows for the years ended December 31, 2018 and 2017:

	For The Years Ended
	December 31,	December 31,
	2018	2017

Net cash provided (used in) operating activities	$1,920,219	$(182,737)
Net cash used in investing activities	(853,580)	(1,594,714)
Net cash provided by financing activities	1,170,287	1,614,526
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	-	-
Net change in cash and cash equivalents, and restricted cash	$2,236,926	$(162,925)
Cash and cash equivalents, and restricted cash at beginning of year	2,196,366	2,359,291
Cash and cash equivalents, and restricted cash at end of year	4,433,292	2,196,366

Operating activities provided approximately $1.92 million in cash for the year ended December 31, 2018, as compared to net cash used in operating activities of $0.18 million for the comparable period in 2017. The increase of approximately $2.10 million in the amount of net cash from operating activities is primarily due to a significantly improved operational performances as reflected in the fast-growing amount of net income of approximately $1.76 million for the year ended December 31, 2018 compared to 2017. Furthermore, other contributions for the increase net cash from operating activities for the year ended December 31, 2018 comparing to 2017 included an increase of approximately $1.13 million of cash inflow from accounts receivable and other receivables, while offset by an increase of $0.18 million, $0.16 million and $0.3 million of cash outflow from accounts payable, taxes payable and provision of post-employment benefit, respectively.

Net cash used in investing activities for the year ended December 31, 2018 was approximately $0.85 million, as compared to the net cash used of approximately $1.59 million for comparable period in 2017. The decrease of approximately $0.74 million was primarily a result of a decrease of approximately $0.23 million, representing the cash paid for oil and gas property, while offset by an increase of approximately $0.78 million in the cash used for the deferred charges and an increase of about $0.16 million from the collection of a loan from a related party.

Cash provided by financing activities during the year ended December 31, 2018 amounted to $1.17 million and primarily consisted of the proceeds received from related party loans of $2.36 million, repayment of a bank loan of approximately $0.75 million and payment for initial public offering costs of approximately $0.44 million. Cash provided by financing activities during the year ended December 31, 2017 amounted to $1.6 million and primarily consisted of the proceeds received from a bank loan of approximately $1.6 million.

Capital Expenditures

We made capital expenditures of $268,866, $1,013,680 and $1,689,537 for the six months ended June 30, 2019, the years ended December 31, 2018 and 2017, respectively, which were primarily related to the development and exploration of the oil and gas property, purchases of property and equipment, as well as the deferred charges related to the acquisition of operatorship contract.

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Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2019:

		Future commitments
	Nature of commitments	Remaining of 2019	2020	2021 and beyond
Kruh Block TAC
Operating lease commitments	(a)	$495,024	$288,991	$-
Abandonment and site restoration	(b)	17,459	34,392	-
Total commitments -Kruh TAC		$512,483	$323,383	$-
Citarum Block PSC
Environmental baseline assessment	(c)	$97,624	$-	$-
G&G studies	(c)	190,917	231,677	-
2D seismic	(c)	-	3,300,000	-
3D seismic	(c)	-	-	-
Total commitments -Citarum PSC		$288,541	$3,531,677	$-
Kruh Block KSO				-
Bank guarantee	(d)	-	1,500,000	-
G&G studies	(c)	-	150,000	300,000
Sand fracturing	(c)	-	200,000	-
2D seismic	(c)	-	-	1,250,000
3D seismic	(c)	-	-	1,250,000
Drilling	(c)	-	1,200,000	1,200,000
Re-opening (2 wells)	(c)	-	-	50,000
Total commitments -Kruh KSO		$-	$3,050,000	$4,050,000
Rangkas Joint Study Program
G&G studies	(c)	53,264	-	-
Geochemical analysis	(c)	9,110	-	-
2D seismic reprocessing	(c)	6,029	-	-
Total commitments -Rangkas Joint Study		$68,403	$-	$-
Total Commitments		$869,427	$6,905,060	$4,050,000

Nature of commitments:

(a)  Operating lease commitments are contracts that allow for the use of an asset but does not convey rights of ownership of the asset. An operating lease presents an off-balance sheet financing of assets, where a leased asset and associated liabilities of future rent payments are not included on the balance sheet of a company. An operating lease represents a rental agreement for an asset from a lessor under the terms. Most of the operating leases are related with the equipment and machinery used in oil production. All of our operating lease agreements with third parties can be cancelled or terminated at any time by us. Rental expenses under operating leases for the six months ended June 30, 2019 and 2018 were $635,224 and $353,272, respectively.

(b) Abandonment and site restoration are primarily upstream asset removal costs at the completion of a field life related to or associated with site clearance, site restoration, and site remediation, based on government rules.

(c) Firm capital commitments represent legally binding obligations with respect to the KSO of Kruh Block, PSC of the Citarum Block and Joint Study of the Rangkas Area in which the contract specifies the minimum exploration or development work to be performed by us within the first three years of the contract. In certain cases where we executes contract requiring commitments to a work scope, those commitments have been included to the extent that the amounts and timing of payments can be reliably estimated.

(d) Bank guarantee is a requirement for the assignment and securing of an oil block operatorship contract to guarantee the performance of our company with respect to the firm capital commitments.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, and results of operations, liquidity or capital resources.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements, we identified the following material weaknesses in our internal control over financial reporting:

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Material weaknesses identified in connection with the audits for the fiscal years ended December 31, 2017 and 2018

•	Lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; and

•	Lack of an audit committee.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting and weakness or significant deficiency in our internal control over financial reporting, as we will be required to do once we become a public company and our independent registered public accounting firm may be required to do once we cease to be an emerging growth company (“EGC”) under applicable SEC rules. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified,

Following the identification of the material weaknesses, we have taken certain steps and plan to continue to take measures to strengthen our internal control over financial reporting including: (i) we are in the process of hiring additional qualified finance and accounting staff with working experience in U.S. GAAP and SEC reporting requirements; (ii) we have appointed four independent directors and we have established an audit committee. Furthermore, we plan to implement the following measures: (i) establish a separate department which will be responsible for the reporting process; (ii) further streamline our reporting process to support our business development as necessary; and (iii) engage professional financial advisory firms if necessary, to provide ongoing training to our finance and accounting personnel as well as to strengthen our financial reporting expertise and system. We expect to complete the measures discussed above as soon as practicable and will continue to implement measures to remediate these material weaknesses. We expect that we will incur significant costs in the implementation of such measures. However, the implementation of those measures may not fully address the material weakness identified in our internal control over financial reporting. See “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An EGC may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of an EGC’s internal control over financial reporting.

New Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which was subsequently modified in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date. The core principle of ASU No. 2014-09 is that companies should recognize revenue when the transfer of promised goods or services to customers occurs in an amount that reflects what the company expects to receive. It requires additional disclosures to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. In 2016, the FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). These new standards will identify performance obligations and narrow aspects on achieving core principle. We are currently evaluating the impact the adoption of this guidance may have on our financial statements. We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies (“EGCs”) can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Therefore, we will not be subject to the same new or revised accounting standards as public companies that are not EGCs. We have made significant progress toward evaluation of the potential changes from adopting the new standard on our future financial reporting and disclosures. We have established a cross-functional implementation team on assessment on the five-step model of the new standard to our revenue contracts. The adoption of this guidance is not expected to have a material effect on our result of operations, financial position or liquidity. We have adopted this new guidance on January 1, 2019 with the modified retrospective approach, in which case the cumulative effect of applying the standard will be recognized at the date of initial application. The adoption of ASC 606 did not have a material impact on our consolidated financial statements.

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In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that equity investments, except for those accounted for under the equity method or those that result in consolidation of the investee, be measured at fair value, with subsequent changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. It also impacts the presentation and disclosure requirements for financial instruments. It is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, while for EGCs the amendment will become effective for fiscal years beginning after December 15, 2018. Early adoption is permitted only for certain provisions. A reporting entity would generally record a cumulative-effect adjustment to beginning retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We have adopted this guidance since January 1, 2019 and the adoption does not have a significant impact on the consolidated financial statements.

In February, 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. It requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. For EGCs, entities apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2019, including interim periods within fiscal years beginning after December 15, 2020. Early application is permitted for all entities. In July 2018, the FASB issued Accounting Standards Update (ASU) 2018-11, Lease (Topic 842) Targeted Improvements. The amendments in this Update provide entities with an additional (and optional) transition method to adopt the new leases standard and provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606). In March 2019, the FASB issued Accounting Standards Update (ASU) 2019-01, Lease (Topic 842) Codification Improvements. The amendments in this Update include the following items: 1. Determining the fair value of the underlying asset by lessors that are not manufacturers or dealers. 2. Presentation on the statement of cash flows—sales-type and direct financing leases. 3. Transition disclosures related to Topic 250, Accounting Changes and Error Corrections. We are currently evaluating the impact of adopting ASU 2016-02, ASU 2018-11 and ASU 2019-01 on our consolidated financial statements and anticipates to adopt ASC 842 upon January 1, 2020.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The amendments in this update provide guidance on eight specific cash flow issue. It applies to all entities. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2017, while for EGCs the amendment will become effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The adoption of this guidance is not expected to have a material impact on our consolidated financial condition, results of operations or cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods, while for EGCs the amendment will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. We elected to early adopt this guidance on a retrospective basis and have applied the changes to the consolidated statements of cash flows for the years ended December 31, 2018 and 2017.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We are in the process of evaluating the impact that this guidance will have on our consolidated financial statements.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

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BUSINESS

Overview

We are an oil and gas exploration and production company focused on Indonesia. Alongside operational excellence, we believe we have set the highest standards for ethics, safety and corporate social responsibility practices to ensure that we add value to society. Led by a professional management team with extensive oil and gas experience, we seek to bring forth the best of our expertise to ensure the sustainable development of a profitable and integrated energy exploration and production business model.

Our mission is to efficiently manage targeted profitable energy resources in Indonesia. Our vision is to be a leading company in the Indonesian oil and gas industry for maximizing hydrocarbon recovery with the minimum environmental and social impact possible.

We are a Cayman Islands incorporated holding company and conduct all of our business through our direct and indirect wholly-owned operating subsidiaries in Indonesia.

Indonesia’s Oil and Gas Industry and Economic Information

The largest economy in Southeast Asia, Indonesia (located between the Indian and Pacific oceans and bordered by Malaysia, Singapore, East Timor and Papua New Guinea) has charted impressive economic growth since overcoming the Asian financial crisis of the late 1990s with an average annual GDP growth of above 5% for the past 10 years, according to the World Bank. Today, Indonesia is the world’s 16th largest economy, a member of the G-20 and the world’s fourth most populous nation with a population of over 262 million, according to the Central Intelligence Agency’s World Factbook.  Indonesia also has a prominent presence in other commodities markets such as thermal coal, copper, gold and tin, with Indonesia being the world’s second largest tin producer and largest tin exporter, as well as in the agriculture industry as a producer of rice, palm oil, coffee, medicinal plants, spices and rubber according to the Indonesia Commodity & Derivatives Exchange and the World Factbook.

The Indonesian oil and gas industry is among the oldest in the world. Indonesia has been active in the oil and gas sector for over 130 years after its first oil discovery in North Sumatra in 1885. The major international energy companies began their significant exploration and development operations in the mid-20th century. According to its public filings, Chevron has been very active in Indonesia for over 50 years. Chevron has produced a very large amount of oil — 12 billion barrels — over this period with billions of those barrels having been produced in Sumatra (the location of our Kruh Block, as described below.

The following map shows the area in which international major companies operate within Indonesia:

Source: Indonesia Energy Corporation Limited

Indonesia’s early entry into the energy industry helped the country become a global pioneer in developing a legal, commercial and financial framework to support a very stable, growing industry that encouraged the hundreds of billions of dollars made in investment. The Indonesian energy industry was the model of the global industry, having been the founder of the model form of production sharing contract which is still used around the world as a preferred contract form; and this is the form of contract under which we operate our Citarum Block, as described below.

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Indonesia’s oil and gas sector is governed by Law No. 22 of 2001 regarding Oil and Gas (November 22, 2001) (or the Oil and Gas Law). The Government retains mineral rights throughout Indonesian territory and the government controls the state mining authority. The oil and gas sector is comprised of upstream (namely exploration and production) and downstream activities (namely refining and processing), which are separately regulated and organized. The upstream sector is managed and supervised by SKK Migas. Private companies earn the right to explore and exploit oil and gas resources by entering into cooperation contracts, mainly based upon a production sharing scheme, with the government through SKK Migas, thus acting as a contractor to SKK Migas. One entity can hold only one PSC, and a PSC is normally granted for 30 years, typically comprising six plus four years of exploration and 20 years of exploitation.

The oil and gas industry, however, both in Indonesia and globally, has experienced significant volatility in the last four years. Global geopolitical and economic considerations play a significant role in driving the sensitivity of oil prices. From its peak in mid-2014 (US$105.72 per barrel), the ICP for the type of crude oil we produce collapsed by more than 75% and began 2016 at US$25.83 per barrel following the global financial crisis. Since 2016, political and economic factors forced the global crude oil supply and demand to a balance and ICP rose again to reach the average of US$62.70 for the six-month period ended June 30, 2019.

While oil prices have risen to more normal levels, the problem of a lack of new reserve discoveries and reserve depletion still remains, resulting in a decline in the contribution to state revenue from the Indonesian oil and gas sector. According to the PWC 2018 Guide, investment in the oil and gas industry was around US$10.3 billion in 2017, the lowest in a decade. On a gas reserve basis, as stated in the BP Statistical Review of World Energy 2019 (or the BP 2019 Report), Indonesia ranks 13th in the world and the 2nd in the Asia-Pacific region, following China.

According to the DGOG, in 2018, investment of US$11.99 billion has been realized in upstream activities in Indonesia. The SKK Migas Annual Report recorded that at the end of 2018, Indonesia had a total of 216 PSCs, comprising 88 PSCs in production stage and the remaining 168 in the exploration stage. Roughly 75% of oil upstream activities are focused in Western Indonesia, where our blocks are located.

In order to boost oil and gas investment and production, the Indonesian government changed the PSC system in March 2018 from cost recovery to gross split, and further revoked 18 regulations and 23 requirements for certifications, recommendations and permits, each in an attempt to reduce duplication in certification, shorten bureaucracy and simplify the regulatory regime. The gross split scheme allocates oil and gas production to contracting parties based on gross production, whereas in cost recovery, oil and gas production was shared between the government and contractors after deducting the production costs. The government remains keen to attract more foreign investment into the domestic oil and gas industry due to insufficient production against rising demand.

According to the BP 2019 Report, Indonesia’s oil consumption in 2018 reached 1.78 million barrels per day, 43% of which was met by domestic production. The MEMR specified that Indonesia exported 74.4 million barrels of oil and imported 113 million barrels of oil in 2018. SKK Migas recorded Thailand and the United States as the top two countries Indonesia exported oil and condensate to in 2018, respectively at 13.65 million barrels and 11.03 million barrels.

Further, we believe that Indonesia’s expanding economy, in combination with the government's intention to lower reliance on coal as a source for energy supply in industries, power generation and transportation, will cause Indonesian domestic demand for gas to rise in the future. Indonesia’s power infrastructure needs substantial investment if it is not to inhibit Indonesia’s economic growth. According to the PWC 2017 Report, generating capacity, at the end of 2016 was standing at around 59.6 gigawatts, is struggling to keep up with the electricity demand from Indonesia’s growing middle class population and its manufacturing sector. The Indonesian Secretariat General of National Energy Council has reported that Indonesia's gas demand is estimated to rise from 1.67 TCF in 2015 to 2.45 TCF in 2025 with the bulk of demand originating from Java and Bali, particularly for power stations and fertilizer plants.

According to Indonesia Energy Outlook 2018 report published by the Indonesian Agency for the Assessment and Application of Technology, from 2016 to 2050, with an average Indonesian GDP growth rate of above 5% per year, together with a population growth of 0.71% per year, Indonesia’s total energy demand is expected to grow at an average rate of 5.3% per year. For the same period, natural gas demand average growth rate is estimated at 6.3% per year, industrial sector energy demand average growth rate is expected at 6.1% per year and total electricity demand is expected to increase 740% by 2050. Also, natural gas demand for electricity generation is estimated to continue to increase with an average growth rate of 4.9% per year while the transportation energy demand is expected to grow at an average rate of 4.6% per year.

In terms of gas distribution, Indonesia still lacks an extensive gas pipeline network because the major gas reserves are located away from the demand centers due to the particular territorial composition of the archipelagic state of Indonesia. Indonesian gas pipeline networks have been developed based on business projects; thus, they are composed of a number of fragmented systems. The developed gas networks are located mostly near consumer centers. The annual growth of gas transmission and distribution pipeline in 2017 was only 4.7% with 483.57 km of additional pipeline length from 2016. Total gas distribution pipeline infrastructure in 2017 was 10,670.55 km and according to Government plans, by 2030 Indonesia is expected to add a total of 6,989 km of gas pipeline network.

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In West Java, where the Citarum Block is located, the total natural gas demand is expected to increase significantly from 2,521 MMSCFD in 2020 to 3,032 MMSCFD by 2035 according to Petromindo, an Indonesian petroleum, mining and energy news outlet. This will require additional gas supply of 603 MMSCFD in 2020 and 1,836 MMSCFD in 2028 including import. Being relatively low-carbon compared to coal, as well as being medium-cost, gas is likely to remain a favored fuel for at least the next decade, especially given Indonesia’s extensive gas reserves. Moreover, energy demand in Indonesia is expected to increase as Indonesia's economy and population grow.

Our Opportunity

Beginning in 2014, our management team identified a significant opportunity in the Indonesian oil and gas industry through the acquisition of medium-sized producing and exploration blocks. In general terms, our goal was to identify assets with the highest potential for profitable oil and gas operations. As described further below, we believe that our two current assets — Kruh and Citarum — represent just these types of assets.

We believe these medium-sized blocks are available for two main reasons: (i) a general lack of investment in the industry by smaller companies such as ours and (ii) the fact that these blocks are overlooked by the major oil and gas exploration companies; many of which operate within Indonesia.

The fundamentals for the lack of investment in our target sector are the industry’s intensive capital requirements and high barriers to entry, including high startup costs, high fixed operating costs, technology, expertise and strict government regulations. We have and will continue to seek to overcome this through the careful deployment of investor capital as well as cash from our producing operations.

In addition, the medium-sized blocks we target are overlooked by the larger competitors because their asset selection is subject to a higher threshold criterion in terms of reserve size and upside potential to justify the deployment of their human resources and capital. This means that a very small company is not capable of operating these blocks, a new investor is unlikely to enter this sector and the major producers are competing for the larger assets.

This scenario creates our corporate opportunity: the availability of overlooked assets including producing and exploration projects with untapped potential resources in Indonesia that creates the potential to both generate economic profit and expand our operations in the years to come.

An important fact is that, since we started our operations in 2014, the natural resources industry has gone through a dramatic change due to oil price volatility. The challenges imposed by the recent low oil prices qualified us to operate efficiently by driving our business to make the most use of the resources available within our organization to lower costs and improve operational productivity.

Asset Portfolio Management

Our asset portfolio target is to establish an optimum mix between medium-sized producing blocks and exploration blocks with significant potential resources. We believe that the implementation of this diversification technique provides our company the ability to invest in exploration assets with substantial upside potential, while also protecting our investments via cash flow producing assets.

We consider a producing block an oil and gas asset that produces cash flow or has the potential to produce positive cash flows in a short-term period. An exploration block refers to an oil and gas block that requires a discovery to prove the resources and, once these resources are proven, such project can generate multiple returns on capital.

Our portfolio management approach requires us to acquire assets with different contracting structures and maturity stage plays. Another key factor is that the diversification provided by our asset portfolio gives us the ability to better face the challenges posed by the industry, such as uncertainties in macroeconomic factors, commodity price volatility and the overall future state of the oil and gas industry.

We believe this strategy also allows us to maintain a sustainable oil and gas production business (a so-called “upstream” business) by holding a portfolio of production, development and exploration licenses supported by a targeted production level. We believe that, in the long-term, this should allow us to generate excess returns on investment along with reducing risk exposure.

Our Assets

We currently hold two oil and gas assets through our operating subsidiaries in Indonesia: one producing block (the Kruh Block) and one exploration block (the Citarum Block). We also have identified a potential third exploration block (the Rangkas Area).

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Kruh Block

We acquired rights to the Kruh Block in 2014 and started its operations in November 2014 through our Indonesian subsidiary PT Green World Nusantara (or GWN). Kruh Block operates under a Technical Assistance Contract (or TAC) with PT Pertamina (Persero) (or Pertamina), Indonesia’s state-owned oil and natural gas corporation until May 2020 and the operatorship of Kruh Block shall continue as a Joint Operation Partnership (or KSO) from May 2020 until May 2030. This block covers an area of 258 km2 (63,753 acres) and is located 16 miles northwest of Pendopo, Pali, South Sumatra. This block produced an average of about 9,900 barrels of oil per month in 2018. Out of the total eight proved and potentially oil bearing structures in the block, three structures (North Kruh, Kruh and West Kruh fields) have combined proved developed and undeveloped gross crude oil reserves of 4.99 million barrels (net crude oil proved reserves of 2.13 million barrels) and probable undeveloped gross crude oil reserves of 2.59 million barrels (net probably crude oil reserves of 1.12 million barrels) as of December 31, 2018 determined on a May 2030 contract expiration date. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. While proved undeveloped reserves include locations directly offsetting development spacing areas, probable reserves are locations directly offsetting proved reserves areas and where data control or interpretations of available data are less certain. There should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. The estimate of probable reserves is more uncertain than proved reserves and has not been adjusted for risk due to the uncertainty. Therefore, estimates of proved and probable reserves may not be comparable with each other and should not be summed arithmetically.

The estimate of the proved reserves for the Kruh Block was prepared by representatives of our company (a team consisting of engineering, geological and geophysical staff) based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers.

The following map shows the Kruh Block and its producing fields:

 Our two main objectives in acquiring Kruh Block was to initiate our operations with a cash producing asset and for our legal entity to earn the required experience to participate in bids and direct tenders with the Government.

We selected Kruh based on certain criteria according to our strategy: (i) selecting an area with proven hydrocarbons; (ii) finding a currently producing structure which is not overdeveloped; and (iii) operating an asset located in the western part of Indonesia.

Pursuant to the Kruh TAC, our subsidiary GWN is a contractor with the rights to operate in the Kruh area with an economic interest in the development of the petroleum deposits within the block until May 2020. The contract is based on a “cost recovery” system, meaning that all operating costs (expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration) are advanced by GWN and later repaid to GWN by Pertamina. Pursuant to the Kruh TAC, all the oil produced in Kruh Block is delivered to Pertamina and, subsequently, GWN recovers the operating costs through the proceeds of the sale of the crude oil produced in the block in a monthly basis, but capped at 65% (sixty-five percent) of such monthly proceeds. GWN is also entitled to an additional 26.7857% (twenty six point seven eight five seven percent) of the remaining proceeds from the sale of the crude oil after monthly cost recovery repayment as part of the profit sharing. Together with our share split, our net revenue income is around 74% of the total production times the Indonesian Crude Price (or ICP). On a monthly basis, we submit to Pertamina an Entitlement Calculation Statement (or ECS) stating the amount of money that we are entitled to base on the oil lifting, ICP, cost recovery and profit sharing of the respective month. In connection with our acquisition (by which we mean our entry into the TAC) of Kruh Block, approximately $15 million of the acquisition costs were carried to our financial statements from the previous contractor. The cost recovery scheme is illustrated and described in “—Legal Framework for the Oil and Gas Industry in Indonesia” below. Since our recoverable cost balance will not be fully recovered up to the expiry of the contract, our net income is not subject to any tax whatsoever.

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Historically, the cooperation agreement between Pertamina and its contractors were established via a TAC, but after the regulatory reform in the early 2000’s and the reorganization of Pertamina, the contractual relationship between Pertamina and its partners was changed into Joint Operation Partnership (or KSO).

After May 2020, we expect to continue the operatorship of Kruh Block under a KSO contract until May 2030. In essence, the TAC and KSO are very similar in nature due to its “cost recovery” system, with a few important differences to note. The main differences between both contracts are that: (1) in the TAC, all oil produced is shareable between Pertamina and its contractor, while in the KSO, a Non-Shareable Oil (NSO) production is determined and agreed between Pertamina and its partners so that the baseline production, with an established decline rate, belongs entirely to Pertamina, so that the partners’ revenue and production sharing portion shall be determined only from the production above the NSO baseline; (2) in the TAC, the cost recovery was capped at 65% (sixty-five percent) of the proceeds from the sale of the oil produced in the block, while in the KSO, the cost recovery is capped at 80% of the proceeds from the sale of the oil produced within Kruh Block for the cost incurred during the term under KSO. Any remaining cost recovery balance from the KSO period of contract is carried over to the next period, although the cost recovery balance from the TAC contract will not be carried over to the KSO, meaning that the cost recovery balance will be reset to nil with the commencement of the operatorship under the KSO in May 2020. Also, under the KSO terms, we have committed to a 3 years’ work program to drill additional wells and perform exploration activities such as 2D and 3D seismic within the Kruh Block. If we fail to fulfill our obligations, including the performance of the work program commitment, Pertamina will have the right to terminate our KSO contract and our bank guarantee shall be deemed forfeited.

When we acquired the Kruh Block in 2014, it had seven producing wells in 2014 and produced 200 barrels of oil per day (or BOPD) with an average cost of production per barrel of US$60.25, while 90% of the production relied on only one well (Kruh-20).

Our development plan for the Kruh Block was to increase the production by drilling proved undeveloped (PUD) wells which is considered a low risk investment due to the higher probability of these wells to produce commercial levels of oil compared to drilling wells with unproved reserves. Finding ways to increase the production is particularly important in maturing fields as producing volumes inevitably decline due to the normal decline rate of production in these fields. In financial terms, our target was to produce the highest cash inflow within the remaining period of the contract.

With this target in mind, following execution of Kruh TAC we started to collect data through a passive seismic survey in 80 locations and by reactivating an old well (Kruh-19) to obtain additional geological information. After seismic data re-interpretation and modelling, we initiated our drilling campaign for 2 wells, Kruh-21 (K-21) and Kruh-22 (K-22).

In October 2015, we started drilling K-21 with a targeted depth of 3,418 feet that resulted in a daily production of only 45 BOPD due to a permeability and tortuosity (a measure of how convoluted a well is) issues.

In November 2015, we started drilling K-22 with a targeted depth of 4,600 feet which resulted in a 30 BOPD due to the same permeability and tortuosity issue discovered in K-21.

In the beginning of 2016, we focused on finding solutions to increase the production in K-21 and K-22. From February to May, we performed an acidizing and sand fracturing operation to bypass the challenges in production efficiency that affected the wells K-21 and K-22. This resulted in a multiple production gain in both K-21 and K-22, increasing the production of these wells to 95 BOPD and 98 BOPD, respectively.

During 2016, oil price crisis hit its bottom with an ICP of only $25.83 in the month of January. As a result of this low price, our operations went through a cost analysis procedure in order to determine the economic limit of each of our producing wells by identifying their respective direct production cost. Accordingly, we closed a total of 6 wells that were producing less than 10 BOPD that year. We were required to find solutions to enhance our operating margins in a tough oil price environment, so we discontinued operations of 6 out of the 9 wells we had at that time.

As such, 2016 represented our effort to consolidate our operations in terms of efficiency that resulted in the reduction of operating costs, allowing our company to go through the crude oil price turmoil. The cost reduction and efficiency measures taken include (i) setting an economic limit for each operating well and closing wells that has exceeded $40 per barrel production cost; (ii) increased production from the remaining wells through stimulation activities; (iii) renegotiating contracts with service providers; (iv) establishing a fuel utilization plan that allowed us to use the gas produced from our wells as engine fuel and (v) optimized surface facilities equipment and system.

In May 2017, we drilled our third development well (K-23) with a cost of approximately US$ 1.5 million in Kruh Block with total depth of 3,315 feet that resulted in a production of 30 BOPD due to same issues encountered in K-21 and K-22, permeability and tortuosity issues.

In October 2017, a stimulation operation of sand fracturing by Halliburton was performed in two wells, K-21 and K-23, in order to improve the flow of hydrocarbons into these wells. Following completion, the production of K-23 was increased from 30 BOPD to 170 BOPD and in K-21 from 20 BOPD (production in K-21 declined back to 20 BOPD due to increase in the water cut from 2016 to 2017) to 95 BOPD. This stimulation resulted in an increase of 3,844 barrels oil per month, resulting on our peak total production of more than 11,000 barrels oil per month or 380 BOPD during the subsequent month.

One well service was completed in June 2018 for K-21 to restore the production by cleaning the well from the sand material that filled the borehole carried by the formation fluid. No development wells were drilled in 2016 and 2018 and no exploratory wells were drilled by our company up to date.

Recent major activities in the Kruh field were well services and necessary work for maintaining production. The work included well cleaning and production string replacement.

In December 2018, we initiated a pilot project with the application of electrical stimulation oil recovery method (ESOR) for an attempt of increasing the oil production in the Kruh field. The basic function of ESOR process is to increase the mobility of the oil by reducing its viscosity which in turn would help the movement of oil toward producing wells. By inducing direct current power through existing oil wells, the electric field drives the oil from the anode to the cathode, a process commonly referred to as electrokinetics. The trial period of this approach is still in progress and, if the ESOR produces positive results, we will apply it into other fields within the Kruh Block. The reserves disclosed as of December 31, 2018 do not take into account potential reserves to be recovered using the ESOR recovery method as we have not yet obtained conclusive results of its application.

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During the period of our operatorship, we have incurred total expenditures of at least $15 million, including drilling costs of three wells. We were able to produce oil from all three wells drilled during our operatorship, which represents a 100% drilling success ratio. We also improved our water treatment system, installed a thermal oil heater to increase the speed in which the water is separated from the oil, as Pertamina allows a maximum of 0.5% of water content in the oil transferred to them, and upgraded our power generating facilities to gas fueled engines.

Since 2014, we have increased the gross production from 250 BOPD (gross) in early 2014 and reached a peak of 400 BOPD in 2018, which we achieved by the drilling of three new wells and upgrade of the production facilities. Our production is our primary source of revenue. At a per barrel crude price of US$66.12 (historical 12-month average price calculated as the average ICP for each month in 2018) and a production of 9,000 barrels of oil per month, we are able to generate approximately US$440,000 per month of net revenue from Kruh. We intend to gradually increase production on the block over the next few years, with an anticipated nominal amount of additional capital expenditures required.

During 2018, Kruh Block produced an average of about 9,900 barrels per month (gross) and this production represents a 36% increase from 2016, improving the current overall economics of our company. During the period of December 2014 to December 2018, we have achieved a gross cumulative production of 406,409 barrels of oil only in Kruh structure.

Historically, the average gross initial production of the 29 oil wells drilled in Kruh Block is 191 bopd with an average gross production of 173 bopd throughout the wells' first year of production, considering a decline rate per year of 21%. Based on this data, a well in Kruh Block would produce, on average, approximately a total gross amount of 63,112 bbls of crude oil in its first year. The decline rate of 21% was estimated using data collected over the period of our operatorship, based mainly on the performance of well K-20, over its 6 years’ production history. Average decline rate from older wells is unavailable due to data incompleteness. Also, due to the successful stimulation, wells K-22 and K-23 experienced a production rate increase rather than a decline over their first 2 years producing. Based on the data above, the KSO cost recovery terms and using an average oil price of US$66.12 (previous 12-months average monthly ICP as of year-end 2018), on average, a well would generate US$ 3.46 million net revenue in its first year (US$ 1.82 million in its first 6 months).

In October 2017, we formally started negotiations with Pertamina to obtain an extension for the operatorship of the Kruh Block after the expiry of our term in May 2020 through a KSO contract with Pertamina. Through a performance appraisal, we successfully qualified to continue the operatorship of Kruh Block. In October 2018, Pertamina has sent us the Direct Offering Invitation of Kruh Block attached with the contract draft for 10 years continuing operatorship period. In July 2019, we received the award by Pertamina to operate the Kruh Block for an additional 10 years under an extended KSO. The KSO contract was signed on July 26, 2019. Thus, the reserve estimation and economic models assumptions, as of December 31, 2018, consider that we have the operatorship of the Kruh Block until May 2030, as evidence indicates that renewal is reasonably certain, based on SEC Regulation S-X §210.4-10(a)(22) that defines proved oil and gas reserves.

As of December 31, 2018 and December 31, 2017, considering the operatorship of Kruh Block ending in May 2030 and May 2020, respectively, net proved reserves have a net ratio of approximately 42.7% and 74.4% of total reserves. This net ratio calculation is based on our revenue entitlement taking into consideration the cost recovery balance estimations and profit sharing portions throughout the Kruh Block operatorship period. As of December 31, 2017, with the Kruh Block operatorship ending in May 2020, the unrecovered expenditures on TAC operations of $20,258,361 would remain unrecovered up to the end of the TAC, hence our entitlement to 74.4% of the revenue from the sales of the crude oil produced until the expiry of the TAC in May 2020 (65% of the proceeds from the sale of the crude oil produced as cost recovery plus 26.7857% profit sharing portion of the remaining 35% of the proceeds from the sale of the crude oil), which results in a net proved reserves ratio of 74.4% of total reserves at that point in time. In contrast, as of December 31, 2018, with the extension of the Kruh Block operatorship to May 2030 and with the cost recovery balance reset to nil in May 2020, we estimate that we will be entitled to approximately 42.7% of the revenues from the sales of the crude oil produced throughout the operatorship in Kruh Block until May 2030, considering the cost recovery balance estimations and profit sharing portions throughout the Kruh Block operatorship period, resulting on a net proved reserves ratio of 42.7% of total reserves.

Following the confirmation of the Kruh Block extension, our board of directors approved a development plan for a drilling program of 18 Proved Undeveloped Reserves (or PUD) wells at Kruh Block, according to the schedule below:

	Unit\Year	2019	2020	2021	2022	Total
Planned PUD wells	Gross well	-	9	7	2	18
Future wells costs (1)	US$	-	13,500,000	10,500,000	3,000,000	27,000,000
Total gross PUD added	Bbls	-	2,353,935	1,784,756	459,906	4,598,597
Total net PUD added	Bbls	-	1,005,524	762,389	196,457	1,964,370

(1)	Future wells costs are the capital expenditures associated with the new wells costs and do not include other capital expenditures such as production facilities.

As a result of the development plan, we recorded a total gross PUD addition of 4,598,597 bbls (net PUD addition of 1,964,370 bbls). The extension of the Kruh Block operatorship also increases total gross PDP by 215,978 bbls (net PDP of 92,259 bbls). Also, due to the different net ratios for net reserves calculation between 2017 and 2018, from 74.4% to 42.7%, respectively, 1,868,842 bbls in net Proved Developed Reserves (or PDP) and PUD is recorded in the revisions of previous estimate, calculated approximately as the net PUD of 1,964,370 bbls minus the product of 301,747 bbls and the difference between 74.4% and 42.7%. Also, no amounts have been incurred during the year ended December 31, 2018 to convert proved undeveloped reserves to PDP and no amounts are expected to be incurred during 2019 due to the Kruh Block operatorship extension terms. Our management has determined that it is not economically prudent for us to incur any additional capital expenditures prior to the KSO effectiveness in May 2020 because such expenditures wouldn't be recovered under the KSO cost recovery scheme.

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The tables below summarizes the gross and net crude oil proved reserves as of December 31, 2018 in Kruh Block:

	Crude Oil Proved Reserves at
	Kruh Block
Gross Crude Oil Reserves
Gross Crude Oil Proved Developed Producing Reserves (PDP)	Bbl	398,708
Gross Crude Oil Proved Undeveloped Reserves (PUD)		4,598,597
Total Gross Crude Oil Reserves	Bbl	4,997,305

Net Crude Oil Reserves
Net Crude Oil Proved Developed Producing Reserves (PDP)	Bbl	170,315
Net Crude Oil Proved Undeveloped Reserves (PUD)		1,964,370
Total Net Crude Oil Reserves	Bbl	2,134,685

Our estimates of the proved reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. The results of infill drilling are treated as positive revisions due to increases to expected recovery. Other revisions are due to changes in, among other things, development plans, reservoir performance and governmental restrictions.

Our proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by IEC representatives, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the SEC contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register.

Kruh Block’s general manager and our Chief Operating Officer have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Net reserves were estimated using a per barrel crude price of US$66.12 (historical 12-month average price calculated as the average ICP for each month in 2018). In a “cost recovery” system, such as the TAC and KSO, in which Kruh Block operates, the production share and net reserves entitlement to our company reduces in periods of higher oil price and increases in periods of lower oil price. This means that the estimated net proved reserves quantities are subject to oil price related volatility due to the method in which the revenue is derived throughout the contract period. Therefore, the net proved reserves are estimated based on the revenue generated by our company according to the TAC and KSO economic models.

As of December 31, 2018, Kruh Block had 4 oil producing wells (K-20, K-21, K-22 and K-23 in Kruh field) covering 47 acres. There were 18 proved undeveloped oil locations in Kruh (6), North Kruh (7) and West Kruh (5) field covering 491 acres. In the West Kruh field, there are additional 9 probable locations covering 279 acres. See details on table below.

PDP, PUD and Probable Locations and Acreage for the Kruh Block as of December 31, 2018
Reserves Category	Kruh Field		North Kruh Field		West Kruh Field		Total
	Locations	Acreage	Locations	Acreage	Locations	Acreage	Locations	Acreage
Proved Dev Producing (PDP)	4	47	-	-	-	-	4	47
Proved Undeveloped (PUD)	6	73	7	264	5	154	18	491
Total Proved	10	120	7	264	5	154	22	538
Probable	-	-	-	-	9	279	9	279
Total Proved & Probable	10	120	7	264	14	433	31	817

The following table summarizes the gross and net developed and undeveloped acreage of Kruh Block based on our TAC and KSO terms, as well as our economic model as of December 31, 2018:

Gross and Net Developed and Undeveloped Acreage of Kruh Block as of December 31, 2018.
	Developed Acreage		Undeveloped Acreage		Total Acreage
Kruh Block	Gross	Net	Gross	Net	Gross	Net
Kruh Field	47	20	73	31	120	51
North Kruh Field	-	-	264	113	264	113
West Kruh Field	-	-	154	66	154	66
Other	-	-	63,215	27,005	63,215	27,005
Total	47	20	63,706	27,215	63,753	27,235

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Citarum Block

Citarum Block is an exploration block covering an area of 3,924.67 km2 (969,807 acres). The block is located onshore in West Java with a population of 48.7 million people and only 16 miles south of the capital city of Indonesia, Jakarta, thus placing it within a short distance to the major gas consumption area in Indonesia – the Greater Jakarta region in West Java. We believe this significantly mitigates the logistical and geographical challenges posed by Indonesia’s composition and infrastructure, significantly reducing the commercial risks of our project.

Citarum Block is located in onshore Northwest Java basin. In terms of geology, a very effective petroleum system has been proved in the region from the long history of exploration and production efforts since the 1960’s. According to the United States Geological Survey (USGS) assessment (Bishop, Michele G. “Petroleum Systems of The Northwest Java Province, Java and Offshore Southeast Sumatra, Indonesia”, Open-File Report 99-50R, 2000), “Northwest Java province may contain more than 2 billion barrels of oil equivalent in addition to the 10 billion barrels of oil equivalent already identified”. However, little new reserves have been added to the region during the last 15 years due to the lack of investments in exploration programs. We have not engaged independent oil and gas reserve engineers to audit and evaluate the accuracy of the reserve data from the USGS research.

Citarum Block also shares its border with the producing gas fields of Subang, Pasirjadi, Jatirarangon and Jatinegara. The combined oil and gas production from more than 150 oil and gas fields in the onshore and offshore Northwest Java basin, operated by Pertamina, is 45,000 BOPD and 450 million standard cubic feet gas per day (or MMSCFD).

The following graphics show the Citarum Block together with the producing oil and gas fields in the region, as well as the block’s proximity to the West Java gas transmission network:

Source: Indonesia Energy Corporation Limited

Source: Indonesia Energy Corporation Limited

We started collecting data regarding the Citarum Block in 2016, when we decided it was time to expand our asset base by adding an exploration block to our portfolio. Given our strategy, we had to find a cost efficient method to acquire a block with the potential to add hydrocarbons reserves to our company as part of the process to maximize our company's value. With the necessary technical knowledge and regulatory experience from our professionals, we agreed that the best method for us to acquire an exploration block was via a Joint Study proposal to the Government in a “work area” that had not yet been reserved for the bidding process by the Government. The Joint Study objective is to determine oil and gas potential within a proposed working area by conducting geological and geophysical work such as field surveys, magnetic surveys and the reprocessing of existing seismic lines. Upon completion of the Joint Study, if the Government further decided to conduct a bidding process for the working area, we would have the right to change our offer (right to match) in the bidding process if the other bidders gave higher offers.

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Therefore, following our plans, our team identified Citarum, an open onshore area in West Java that was available for a Joint Study. In September 2016, after we formally expressed our interest to the government to conduct the Joint Study in Citarum and fulfilled all requirements, we obtained the approval to initiate our Joint Study program in conjunction with DGOG and LAPI ITB (a third-party consultancy service provided by Bandung Institute of Technology (or ITB)). The study target was to integrate field geological survey, subsurface mapping, identify stratigraphy and structural geology, perform a basin analysis and petroleum system assessment. As part of our proposal, we engaged a surveyor to perform a passive seismic as an alternative method to fill the gap of the existing two-dimensional seismic survey due to the absence of data on some area on the block. With 111 survey points, the work was completed in two months and covered approximately one third of the area, as shown in the illustration below. The data produced from the passive seismic together with the existing two-dimensional seismic data we acquired from the Indonesian National Data Management Company were the base for the Joint Study.

Between 2009 and 2016, Citarum Block had been operated by Pan Orient Energy Corp. (or POE), a Canadian oil and natural gas company whose shares are listed on the TSX Venture Exchange. POE carried out various exploration work on the Citarum block, including the drilling of 4 wells in different locations across the block: Pasundan-1, Geulis-1, Cataka-1 and Jatayu-1. Providentially, all 4 wells discovered natural gas and gas flow was recorded for the Pasundan-1 and Jatayu-1 wells. The total investment made by POE on Citarum Block was $40,630,824.

Pasundan-1 encountered gas at a depth between 6,000 feet and 9,000 feet, while the mud log and sidewall cores displayed oil and gas shows. Cataka-1 well had gas indication from approximately 1,000 feet depth to 2,737 feet when the well was abandoned due to drilling problems as a result of inexperience operating in the region. Jatayu-1 well flowed high-pressured gas from approximately 6,000 feet depth and had a strong indication of gas-bearing between 5,800 feet and 6,700 feet depth. Geulis-1 well had gas indication from 1,000 feet to 4,300 feet depth. All 4 wells were suspended and plugged as the equipment and consumables used were not compatible to the drilling conditions, formation or strong gas flow.

Also, the gas indication/flowing from the wells would have been much more significant had the formations had not been damaged by high mud weight during drilling. Proper preparation to avoid drilling issues encountered by the previous operator for the up-coming drilling program should lead to an efficient delineation of gas discoveries.

The results from the 4 wells drilled in Citarum and the amount of data available regarding the block are the key factors for us in selecting Citarum as the block’s risk profile was significantly reduced with the discovery of gas across the block. Likewise, the fact that gas zones exist at different depths between 1,000 feet and 6,000 feet contributes to the potential of commercially developing these gas discoveries. As a result of this plus the significant amount of capital expenditures incurred by the previous operator, who discovered natural gas and gas flows from the 4 drilled wells. We believe this provides us with a unique de-risked asset to continue exploration on.

In the region, oil and gas have been producing from sandstone and carbonate reservoirs within 5 geologic formations (from old to young, Jatibarang, Talangakar, Baturaja, Upper Cibulakan and Parigi). The carbonate buildups in the Baturaja, Upper Cibulakan and Parigi formations are particularly gas rich. Within the Citarum Block, both sandstone and carbonate reservoirs have been encountered during drilling. Because of the gas-prone type II Kerogen domination in the Talangakar source rock of deltaic origin in the hydrocarbon generating “kitchens” (Ciputat, Kepuh, Pasirbungur and Cipunegara), prospects within the Citarum Block are mostly gas-bearing if discovered. The following illustration shows the northwest java stratigraphy:

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The Joint Study was completed within a 12 month period (8 months plus a 4 month extension period) and the findings summarized in a report with the following information regarding the area: synopsis of regional geology and petroleum system, play concept, lead and prospect, volumetric of hydrocarbon prospect and economic prospect valuation. The following diagram illustrates the full Joint Study process:

Seismic and Bouger Anomaly
Geophysical
- Mistie Analysis
- Well Seismic Tie
- Seismic Interpretation
- Time Depth Conversion
- Seismic Inversion
Geological
- Well Correlation
- Facies Modeling
- Structural Modeling
- Seal Analysis
- Basin Modeling
Well
Petrophysical
- VClay Calculation
- Porosity estimation
- Sw Calculation
Petroleum System
Source
Reservoir
Seal
Trap
Migration
Play
Prospect
Lead
Volumetric
Expected Monetary Value

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In February 2018, Citarum Block was tendered through a direct offer by the MEMR. Following the tender process, we were awarded the rights to explore the Citarum Block in May 2018. The exploration period for Citarum block is comprised of a 6 years period that could be extended for an additional 4 years up to 2028.

In July 2018, a Production Sharing Contracts (or PSC) was signed with respect to Citarum between MEMR and two of our wholly-owned subsidiaries, PT Cogen Nusantara Energi (or CNE) and PT Hutama Wiranusa Energi (or HWE), marking the official commencement of our 30 years operatorship term for the Citarum Block.

The following timeline illustrates the Citarum Block acquisition process:

As part of our commitment of conducting a 300 km of seismic survey, we have recently submitted our work program and budget to the Indonesian Interim Taskforce for Upstream Oil and Gas Business Activities (Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, or SKK Migas). Upon its approval, we will start an Environmental Base Assessment for the region in conjunction with a local university and use the result as a base for any exploration activity in the area. This is part of our exploration activity in Citarum. When the exploration program is initiated, we plan to conduct more G&G studies and a 300km2 2D seismic within the first year of the exploration program and drill our first exploration well in the Jonggol area in its second year. If the drilling is successful, we plan on conducting a 100km2 3D seismic within the second year and drill additional 2 delineation wells in the third year in order to propose a phase 1 development plan for the Citarum Block. If no petroleum in commercial quantities is discovered in Citarum during the exploration period, our PSC would be automatically terminated.

The upcoming exploration program for Citarum will begin with the 8 prospects with the lowest risk (38%-48%), 5 in the Jonggol region and 3 in the Purwakarta region, out of the 28 exploration prospects previously identified and evaluated by the Joint Study. According to data published by SKK Migas, from 2012 to 2018, there were a total of 338 exploration wells drilled in Indonesia and 238 out of the 338 resulted in an oil and gas discovery. The complete data is shown in the table below.

Description \ Year	2012	2013	2014	2015	2016	2017	2018	Total
Total Exploration Wells	96	75	64	33	33	15	22	338
Total Discovery Wells	65	53	47	27	23	10	13	238
Success Ratio	68%	71%	73%	82%	70%	67%	59%	70%
Source: SKK Migas

Considering the closeness to the oil and gas generating “kitchens”, multiple reservoir horizons, moderate risked faulted anticlinal traps, and proved hydrocarbons in previous drilling and nearby producing fields, we believe that 21 of the 28 prospects have geological chance factors of success in the range of 30%-50%. Geological chance factors for the remaining 7 prospects are between 20% and 30%.

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The 28 potential hydrocarbon-bearing structures/prospects in Citarum can be identified in the maps below together with the table containing information regarding the prospect, drilling sequence, acreage of each structures/prospects, potential reservoir thickness, and potential net reservoir volume for each structure/prospect:

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Prospect		Drilling sequence	Acreage (acres)	Reservoir thickness (feet)	Net reservoir volume (acres-feet)
1	J-1		438	192	83,867
2	J-2		1,299	301	390,848
3	J-3		96	28	2,704
4	J-4		229	115	26,374
5	J-5	1st	2,141	153	327,861
6	J-6	5th	1,130	373	421,131
7	J-7		119	61	7,263
8	J-8		269	379	102,026
9	J-9	6th	1,686	1,479	2,492,477
10	J-10		1,060	353	374,265
11	J-11		89	95	8,418
12	J-12		730	386	282,175
13	J-13		177	235	41,486
14	J-14		262	75	19,701
15	J-15	4th	1,546	798	1,233,162
16	J-16	3rd	1,757	396	695,267
17	J-18		173	17	2,943
18	J-20		1,044	339	353,835
19	J-21		238	59	14,083
20	P-1		707	383	271,013
21	P-2		798	314	250,600
22	P-3	2nd	2,274	725	1,648,940
23	P-4		1,567	386	604,920
24	P-5	8th	2,680	405	1,085,879
25	P-6		1,259	665	837,121
26	P-7		1,272	181	230,161
27	P-8	7th	1,079	762	821,361
28	P-9		517	790	408,314
	Total		26,636	10,445	13,038,195

The following depicts our development plan for Citarum, with the first priority being to confirm the value of the block by proving reserves and later to monetize the asset through the production and sale of gas:.

Our Citarum PSC contract is based on the “gross split” regime, in which the production of oil and gas is to be divided between the contractor and the Indonesian Government based on certain percentages in respect of (a) the crude oil production and (b) the natural gas production. Our share will be the Base Split share plus a Variable and Progressive component. Our Crude Oil Base Split share is 43% and our Natural Gas Base Split share is 48%. Our share percentage is determined based on both variable (such as carbon dioxide and hydrogen sulfide content) and progressive (such as crude oil and refined gas prices) components.

Thus, pursuant to our Citarum PSC contract, once Citarum commences production, we are entitled to at least 65% of the natural gas produced, calculated as 48% from the Base Split plus a Variable Component of 5% from the first Plan of Development (POD I) in Citarum, a Variable Component of 2% from the use of Local Content, as the oil and gas onshore services are mostly closed or restricted for foreign companies (as described below under “—Legal Framework for the Oil and Gas Industry in Indonesia), and a 10% increase for the first 180 BSCF produced or 30 million barrels of oil equivalent which according to our economic model, the cumulative production of 180 BSCF will only be achieved in 2025.

The following table summarizes the gross and net developed and undeveloped acreage of Citarum Block based on our PSC terms and economic model as of December 31, 2018:

Gross and Net Developed and Undeveloped Acreage of Citarum Block as of December 31, 2018.
	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Citarum Block	-	-	969,807	550,317	969,807	550,317
Total	-	-	969,807	550,317	969,807	550,317

Pursuant to our PSC for Citarum Block, in order to incentivize and optimize our exploration activities at Citarum, there are circumstances under which we are required or may be required to relinquish portions of the contract area back to the Government, with such portions being subject to be agreed to between us and the Government. For example:

(i)	on or before the end of the initial three (3) contract years beginning with the date the PSC was approved by the Government, we are required to relinquish twenty percent (20%) of the original total contract area in Citarum.

(ii)	if at the end of the third (3rd) contract year, certain agreed to work programs have not been completed, upon consideration and evaluation of SKK Migas, we would be obliged to relinquish an additional fifteen percent (15%) of the original total contract area at the end of the third contract year.

(iii)	on or before the end of the sixth (6th) contract year, we are required relinquish additional portions of contract area so that the area retained thereafter shall not be in excess of twenty percent (20%) of the original total contract area; provided, however, that on or before the end of the sixth (6th) contract year, if any part of the contract area corresponding to the surface area in which petroleum has been discovered, is greater than twenty percent (20%) of the original contract area, then we will not be obliged to relinquish such excess area.

In advance of the date of any relinquishment, we will advise SKK Migas of the portion to be relinquished. For the purpose of such relinquishment, we will consult with SKK Migas regarding the shape and size of each individual portion of the areas being relinquished, provided, however, that so far as reasonably possible, such portion shall each be of sufficient size and convenient shape to enable petroleum operations to be conducted thereon.

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Potential Additional Block (Rangkas Area)

In mid-2018, we identified an onshore open area of 3,970 km2 (or 981,008 acres) in the province of West Java, adjacent to our Citarum block. We believe that this area, also known as the Rangkas Area, holds large amounts of crude oil due to its proven petroleum system and location on the Northwest Java basin. To confirm the potential of Rangkas Area, in July 2018, we formally expressed our interest to the Directorate General of Oil and Gas (or DGOG) of The Ministry of Energy and Mineral Resources of Indonesia (or MEMR) to conduct a Joint Study in the Rangkas area and we attained the approval to initiate our Joint Study program in this area on November 5, 2018.

Source: Indonesia Energy Corporation Limited

The Rangkas Joint Study includes field geological surveys, magnetic surveys and the reprocessing of existing seismic lines and shall be completed in 2019. To date the Company has spent $281,452 in the Joint Study program. The Joint Study shall identify the stratigraphy and structural geology of the area, perform a basin analysis and assess the petroleum system of the area with the objective of determining its oil and gas potential. Reports, including data from four wells drilled pre-World War II and two wells drilled in 1991, have already indicated the presence of hydrocarbon in the area with the discovery of several oil seeps and one gas seep, showing that the petroleum system in the area is indeed proven with the occurrence of Eocene-Oligocene-Miocene source, reservoir and seal rocks similar to adjacent major producing hydrocarbon areas in West Java. Also, a dozen prospects with individual closure area up to 3,700 acres have been identified with typical stacked reservoirs between 985ft and 6,500ft depth. Therefore, we believe that the adoption of new seismic and geochemical technology would improve the probability of finding commercial hydrocarbon accumulations during the exploration program.

If the Joint Study produces satisfying results, a PSC contract for the Rangkas Area would potentially be available through a direct tender process in which we will have the right to change our offer in order to match the best offer following the results of the bidding process. The timeline for the tender is contingent upon the DGOG’s plans and schedule.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Experienced management.

o	Our management and technical team are comprised of some of the brightest and most passionate people in the industry, including with expertise in exploration technology.

o	Our professional team consistently adopts innovative concepts and technologies to reduce risks in exploring oil and gas, and continually looks for better ways to effectively manage our exploration and production operations.

o	Our management team members (Chief Executive Officer, Chief Operating Officer, Chief Business Development Officer and General Manager) collectively have many years of experience in petroleum exploration, development and production operations. Together they have successfully operated more than 17 oil and gas blocks and found and developed more than 10 oil and gas fields over the last 15 years. Our recently added management team located in the United States consists of our President and Chief Financial Officer. Our President brings 40 years of public energy company experience and was the founder of two energy companies that are or were listed on the NYSE American. Our Chief Financial Officer brings 37 years of financial business experience, mostly as either a chief financial officer or controller, including over 15 years working in public companies.

o	Our top management team members have certification in “Kepala Teknik Tambang” from the Indonesian government, qualifying them for the implementation and compliance of occupational safety and health legislation in mining and petroleum operations. We are fully committed to conducting our operations according to the best industry practices to ensure the health, safety and security of all our stakeholders as well as the protection of the environment and surrounding communities.

•	Established relationships. Through our management team’s experience in operating blocks in Indonesia, we have established close relationships with central and local governments, service providers and other petroleum companies in Indonesia. The excellent relationship between management members and government agencies provides us extraordinary opportunities of accessing low risk and high potential blocks. In addition, our U.S. management team likewise has established relationships with key participants in the U.S. capital and energy markets that we believe will be an asset to us as a U.S.-listed public company.

•	Significant network. Our company has built solid alliances and a vast knowledge network within the Indonesian oil and gas industry, which gives us the ability to execute complex projects and traverse Indonesian regulatory and institutional risk.

•	Niche market. We look to acquire the rights to operate small to “medium sized blocks” onshore that are most likely overseen by the larger competitors. Being an independent and efficient oil and gas company in Indonesia, we have the flexibility and speed necessary to seize opportunities as they arise.

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•	Strategically located assets. Our company has a proven track record in acquiring assets located close to major infrastructure and populous cities. We believe that being strategically located to major infrastructure will enable higher margins as we scale our business.

Our Business Strategies

We are an active independent Indonesian exploration and production company with an ultimate goal to generate value for our shareholders. Our overall growth strategy is to actively develop our current blocks and to acquire new assets to boost our growth. We will also evaluate available opportunities to expand our business into the oil and gas downstream industry in Indonesia.

The key elements for achieving our goal are set out below.

•	Strategic investment allocation in existing blocks. We are focused on validating the reserves of our blocks by continuing to develop high impact exploration activities to add reserves, combined with a plan of development in order to increase production.

•	Commercialization and monetization of oil and gas discoveries. We are a revenue driven company and we strategically adjust our operations and development programs in our blocks by evaluating the market and the Indonesian energy demand.

•	Develop our “de-risked” 969.807 acres Citarum Block. $40.6 million was invested by the block’s prior owner, Pan Orient Energy Corp. (TSXV.POE) who drilled 4 wells and successfully discovered natural gas and gas flow from each of the 4 wells. We believe this contribution provides us with a unique de-risked asset to continue exploration on.

•	Expansion of our company's asset portfolio. We actively seek to acquire blocks to increase our company’s value. The energy demand growth and increase of manufacturing activities in the region could lead us to invest into the downstream oil and gas sector.

•	Maintain balance sheet strength to offset commodity cyclicality. We intend to fund our exploration and production activities with equity, free cash flow and a moderate use of debt. With the uncertainty within our sector, we believe that maintaining a strong balance sheet will be critical to our growth.

Competition

We face competition from other oil and gas companies in the acquisition of new oil blocks through the Indonesian government’s tender process. Our competitors for these tenders include Pertamina, the Indonesian state-owned national oil company (who can tender for blocks on its own), and other well-established large international oil and gas companies. Such companies have substantially greater capital resources and are able to offer more attractive terms when bidding for concessions. Therefore, to mitigate the risk of competition, our corporate strategy is to focus on small to “medium sized blocks” onshore that are most likely overseen by the larger competitor.

Facilities, Distribution and Logistics

We do not own any property or facilities. We lease our corporate headquarters in Jakarta, Indonesia, as well as a field office for our operations in Kruh Block. In Kruh Block, due to the cost recovery fiscal terms, the facilities, vehicles, machinery and equipment required for the production of oil and gas are leased by us. The diagram below depicts our current storage, distribution and logistics of the oil from our wells at Kruh to the delivery point to Pertamina:

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Legal Framework for the Oil and Gas Industry in Indonesia

Background

Under Article 33(3) of the Constitution of the Republic of Indonesia, all natural resources, including all oil and gas resources, in Indonesia belong to the state and should be used for the greatest benefit of the citizens of Indonesia. As a result, while the Government controls and manages oil and gas resources by, among other things, granting licenses or concessions to third party contractors such as our company, it retains ultimate control over all oil and gas activities in Indonesia.

Prior to the Law No. 22 of 2001 on Oil and Gas (which we refer to herein as the Oil and Gas Law), the Government controlled all oil and gas undertakings in Indonesia and granted Perusahaan Pertambangan Minyak dan Gas Bumi Negara (the predecessor to Pertamina, as described below) the exclusive right to manage and carry out all operations within the territory of Indonesia. Any other enterprise seeking to invest in the Indonesian oil and gas sector required the appointment or approval of the MEMR, and any actual investment would be done through a contractual arrangement with Pertamina. Most of these arrangements took the form of production sharing arrangements such as PSCs, TACs, and KSOs entered into between Pertamina and the contractors.

Beginning with the Oil and Gas Law in 2001, the Government adopted a series of measures to introduce market reform into Indonesia’s oil and gas sector. The Oil and Gas Law remains the primary umbrella legislation governing all oil and gas activities in Indonesia. It places control over the oil and gas industry in the hands of the MEMR and the DGOG. It also established two new governmental bodies – the Oil and Gas Upstream Regulatory Body (Badan Pelaksana Minyak dan Gas Bumi, or BP Migas) and the Oil and Gas Downstream Regulatory Body (Badan Pengatur Hilir Minyak dan Gas Bumi, or BPH Migas) – to regulate activities in their respective sectoral areas. The Oil and Gas Law also divides and for the first time distinguishes between upstream and downstream activities. Further regulations elaborate and implement important aspects of the Oil and Gas Law.

Following the transfer of Pertamina’s control over exploration and production activities in the territory of Indonesia to BP Migas, Pertamina was converted under Government Regulation No. 31 of 2003 converted Perusahaan Pertambangan Minyak dan Gas Bumi Negara into a for-profit, state-owned company in the form of a limited liability company (known as a Perseroan). Further, Government Regulation No. 35 of 2004 on Upstream Oil and Gas Business as amended several times, most recently by Government Regulation No. 55 of 2009 on Second Amendment to the Upstream Oil and Gas Business (or GR 35/2004), transferred Pertamina’s responsibility for managing all production sharing arrangements (except TACs) to BP Migas. These changes have left the reformed Pertamina free to tender for contracts on an equal basis with other companies. Pertamina also split its upstream and downstream operations by incorporating subsidiaries which specifically engage in either upstream or downstream activities. Pertamina’s subsidiary in charge of the upstream activities is PT Pertamina EP (or Pertamina EP) while there are several Pertamina’s subsidiaries established for the downstream activities.

On November 13, 2012, the Constitutional Court of the Republic of Indonesia (Mahkamah Konstitusi Republic Indonesia, or MK) issued Decision 36/PUU-X/2012 (which we refer to as MK Decision 36/2012), which found the transfer of authority to BP Migas under the Oil and Gas Law unconstitutional, ordering the regulatory body be dissolved and all its authority and responsibilities be transferred to the Government through the MEMR. Following a series of Presidential and Ministerial regulations, the duties and functions of BP Migas ultimately were transferred to the Interim Taskforce for Upstream Oil and Gas Business Activities (Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, or SKK Migas) in 2013. As a consequence, production sharing contracts (except TACs) that had previously been transferred to BP Migas from Pertamina were then transferred to SKK Migas. As for TACs, they remain with Pertamina.

Executing Agency for Upstream Activities

Indonesian law currently distinguishes between upstream activities (encompassing the exploration and exploitation of oil and gas resources) and downstream activities (comprising the processing, transporting, storing, and trading of oil and gas). As described above, the distinction between the two types of activities was introduced in the Oil and Gas Law in 2001. Prior to this, Indonesian law did not recognize any market segmentation, and Pertamina was responsible for all aspects of oil and gas operation activities.

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The Oil and Gas Law extends this sectoral division to the regulatory bodies established under such law, with BP Migas assuming responsibility for regulating upstream activities and BPH Migas assuming responsibility for downstream activities and both reporting to the DGOG. Furthermore, the Oil and Gas Law and Government Regulation No. 42 of 2002 on Executing Agency for upstream Oil and Gas Business Activities together required that, once established, BP Migas take over Pertamina’s existing production sharing arrangements and that BP Migas become the Government party to subsequent arrangements.

MK Decision 36/2012 dissolved BP Migas and transferred its authority and responsibility back to the MEMR until a new oil and gas law is adopted. In reaching its decision, the MK found that Article 33(3) of the Indonesian Constitution required the Government to manage oil and gas resources directly and that the supervisory duties given to BP Migas fell short of that requirement. It also found that the Government’s monitoring and regulatory activities under BP Migas had deteriorated to the point where it no longer met its constitutional obligations.

On the same day as the MK’s decision, both the President and the MEMR responded to MK Decision 36/2012 by issuing, in order, Presidential Regulation No. 95 of 2012 on the Transfer of Duties and Functions of Upstream Oil and Gas Activities (or PR 95/2012), which transfers BP Migas’ authority and responsibilities to the MEMR. In addition, PR 95/2012 upholds existing arrangements by confirming that all PSCs signed by BP Migas would remain valid until their respective expiration dates. MEMR Regulation No. 3135 K/08/MEM/2012 on Transfer of Duties, Functions and Organizations in Execution of Oil and Gas Business (or MEMR Regulation 3135/2012), which transfers those duties to the Interim Task Force for Upstream Oil and Gas Business Activities (Satuan Kerja Sementara Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi) as the implementation regulation of PR 95/2012. The Interim Task Force for Upstream Oil and Gas Business Activities is accountable to the MEMR.

Following the enactment of PR 95/2012 and MEMR Regulation 3135/2012, on January 10, 2013 the President issued Presidential Regulation No. 9 of 2013 on the Implementation of Management of Natural oil and Gas Upstream Business Activities, as amended by the Presidential Regulation No. 36 of 2018 (or PR 9/2013), which established SKK Migas and transferred the authorities to manage upstream oil and gas activities which are based on cooperation contracts to the new regulatory body. PR 9/2013 also establishes a Supervisory Commission, whose membership consists of the MEMR as Chairman, the Vice Minister of Finance, who manages the State Budget as the Vice Chairman, the Chairman of the Capital Investment Coordinating Board, Minister of Environment and Forestry, Chief of National Police and the Vice Minister of the MEMR, so that SKK Migas can control, supervise, and evaluate the management of the upstream oil and gas business activities under its authority. The Supervisory Commission is required to submit a report to the President at least once every six months.

Foreign Direct Investment in the Oil and Gas Industry

Private investment in upstream interests in Indonesia can be made through either a “business entity” or a “permanent establishment”. The Oil and Gas Law defines “business entity” as a legal entity which is established under the law of and domiciled in the Republic of Indonesia, which operates in Indonesia, and which undertakes business permanently and continuously in Indonesia. Such business entities usually take the form of a limited liability company (Perseroan Terbatas). The Oil and Gas Law defines “permanent establishment” as a legal entity which is established outside of Indonesia which undertakes activities within the Indonesian territory and complies with the prevailing Indonesian laws. The permanent establishment allows foreign investors to conduct upstream activities through a branch of a foreign incorporated enterprise.

Business entities and permanent establishments carry out upstream activities as contractors under a cooperation agreement with the representative of the Government. The Oil and Gas Law stipulates that a contractor may only be awarded one cooperation agreement for one working area as an implementation of the “ring-fencing” principle where revenues and costs in respect of one working area under one cooperation agreement cannot be consolidated with and used to relieve the tax obligations of another working area under a different cooperation agreement.

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As our operating subsidiaries are each a Perseroan domiciled in Indonesia, we operate under the “business entity” regime of the Oil and Gas Law.

Upstream Regulations

Upstream activities are conducted in working areas whose boundaries are determined by the MEMR. Each contractor may only be granted one working area; as a result, upstream oil and gas companies operating in Indonesia, such as ours, incorporate separate legal entities for each asset in which they have an interest. Upstream activities are performed through cooperation contracts between either SKK Migas or Pertamina and contractors. Unlike any other industry in Indonesia, upstream oil and gas activities are open to participation by foreign business entities that are established and incorporated outside Indonesia.

MEMR Regulation No. 35 of 2008 on Procedures of Determining and Bidding Oil and Gas Working Areas (or MEMR Regulation 35/2008) regulates the awards of work areas, which may be granted on the basis of either a competitive tender process or a direct offer. The Director General of the DGOG may put a working area out to tender and invite bids for an interest in the area after considering the opinion and inputs of SKK Migas. Direct offers shall be performed based on a contractor’s written proposal for a working area that has not been reserved for the bidding process; if the Director General of the DGOG approves such proposal, the contractor must conduct a survey together with the DGOG to locate potential oil and gas fields (which we refer to as a Joint Study).

Joint Study Agreement

Pursuant to MEMR Regulation 35/2008, where an area has not already been reserved for the bidding process, a contractor may bid for such working area directly by providing the Director General of the DGOG with a written proposal. If the Director General approves the proposal, the contractor must conduct a Joint Study of the proposed area with the DGOG or any other party appointed by the DGOG. The Joint Study is conducted for the purposes of upgrading the data quality of geological and geophysical work such as field surveys, magnetic surveys, or the reprocessing of existing seismic lines, and is conducted over an eight-month period with a single possible extension of up to four months. Contractors are required to deliver a performance bond in the amount of US$1,000,000 from a well-known bank domiciled in Jakarta during the Joint Study, to be submitted 14 days from the date the Director General approves the direct offer; to bear all the costs, which generally range from US$500,000 to US$700,000, and risks in implementing the Joint Study; and to maintain the confidentiality of data used and produced in the Joint Study. Upon completion of the Joint Study, the Director General may choose to announce a bidding process for the working area, in which case the contractors who conducted the Joint Study will have the right to change their offer (right to match) in the bidding process if the other bidders give higher offers, but otherwise receive no preferential treatment.

In May 2018, we were awarded the rights to explore the Citarum Block by the MEMR through a direct tender process after a Joint Study in the Citarum area was completed.

Cooperation Contracts

“Cooperation contract” is a general term used under the Oil & Gas Law to describe the contract between the contractor and the representative of the Government which can be entered into by the parties in various forms, such as PSCs (Production Sharing Contracts), TACs (Technical Assistance Contracts), and KSOs (Joint Operation Partnership). Regardless of the form, the cooperation contracts essentially provide for production sharing arrangements. For example, title over resources in the ground remains with the Government (and title to the oil and gas lifted for the contractor’s share passes at the point of transfer, usually the point of export), ultimate management control is with SKK Migas, and capital requirements and risks are to be assumed by the contractors. These cooperation contracts are to be entered into with SKK Migas and thereafter notified in writing to the Indonesian Parliament. Only one working area will be given to any legal entity. Cooperation contracts can be made for a maximum term of 30 years and can be extended for a maximum of 20 years. Cooperation contracts are divided into exploration and exploitation stages. The exploration stage is for a term of six years, subject to only one extension for a maximum of four years.

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The implementation regulations for the upstream sectors, such as GR35/2004, reiterate the obligation by a contractor to offer a certain minimum participating interest to domestic parties, such as regional government-owned enterprises, although the procedure for, and timing of, offering such an interest has been modified. The MEMR has a right to request that a contractor who wishes to sell its participating interest under a production sharing arrangement grants a right of first offer to national enterprises such as regional government-owned companies, central government-owned companies, cooperatives, small scale businesses and Indonesian companies wholly-owned by Indonesians. Under the existing upstream regulations, such an offer must be made on an “arms-length” basis. These modifications are applicable only to the cooperation contracts entered into after the issuance of the Oil and Gas Law in 2001.

The following principles provide the basis for all types of production sharing arrangements between the Government and private contractors:

•	the contractors are responsible for all investments and production costs (exploration, development, and production), including provision of capital to implement the agreed work program;

•	the operational risk in performing upstream activities under the contracts is borne by contractors;

•	the profits are split between the Government and contractors based on production (the split depends on the fiscal terms adopted by the PSCs, namely the cost-recovery model or the gross-split model);

•	the ownership of all tangible and intangible assets remains with the Government; and

•	the overall management and control remain with SKK Migas (previously BP Migas) on behalf of the Government.

PSCs (Production Sharing Contracts)

The PSC is the most common type of production sharing arrangement. PSCs have been granted in respect of exploration properties and are awarded for the exploration for oil and gas reserves and the establishment of commercial production of those resources.

Under a PSC, the Government, through SKK Migas, allows one or more contractors to explore, develop, and produce oil and gas reserves and resources in a designated working area. Accordingly, PSCs are entered into with SKK Migas and approved by the co-signature of the MEMR on behalf of the Government. Each PSC is based on a standard form contract and typically contains provisions such as:

•	the requirement for the contractor to pay to the Government certain signature bonuses, yearly administrative fees, royalty payments, production-level payments, and the payment of certain bonuses upon the achievement of certain production milestones for the working area;

•	the term of the initial exploration and development period, with an option for the parties to agree to extend this period;

•	the obligations of the contractor to bear the risk and costs of exploration and development activities and/or production operations;

•	the scope and schedule for the contractor (and any other operators of the working area) to undertake exploration and production activities;

•	save for the gross-split PSCs (as discussed below), the ability of the contractor, if commercial production is successful, to recover its exploration, development and production costs out of the oil and gas produced after deduction of the First Tranche Petroleum or FTP). The percentage of FTP portion is 10 percent of the oil and gas produced if the FTP is allocated entirely to the Government or 20 percent if it is shared between the Government and the contractor in the same proportion as the percentage for profit sharing;

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•	the percentage allocation of total oil and gas production between BP Migas (now SKK Migas) and the contractor out of FTP and the following recovery by the contractor of their costs;

•	the requirement for the contractor to supply the Indonesian domestic market at a discounted price with a certain percentage, usually 25 percent, of the contractor’s share of total oil and gas produced (this is referred to as the domestic market obligation, or DMO);

•	the requirement that the title to petroleum at all times lies with the Government, except where the title to crude oil or gas has passed in accordance with the provisions of the PSC;

•	the obligation of the contractor to pay the Indonesian corporate taxes on its share of profits, including FTP;

•	the requirements for the contractor to provide financial and performance guarantees to BP Migas (now SKK Migas) to secure the contractor’s firm commitments;

•	the requirements for the contractor to market the oil and gas produced; and

•	the requirement (such as exists in our PSC for Citarum Block) for the contractor to relinquish specified percentages of the working area, which are not required for production and/or in which hydrocarbons have not been discovered by specified times.

Pursuant to GR 35/2004, once the approval of the field development plan for first production from a working area has been received, contractors are required to offer up to a 10 percent participating interest to a regional government-owned enterprise (Badan Usaha Milik Daerah). In the event the regional government-owned enterprise does not accept such offer within 60 days after the offer, the contractor must offer such participating interest to national enterprises such as regional government-owned companies, central government-owned companies, cooperatives, small scale businesses, and Indonesian companies wholly-owned by Indonesians. If no such enterprise accepts the offer within 60 days of the offer being made, then the offering is closed.

The MEMR issued MEMR Regulation No. 37 of 2016 on Terms of Bidding Participating Interest 10.0% in Oil and Gas Working Areas (known as the MEMR Regulation 37/2016) which operates as the implementation regulations for the offering by the contractors of the 10 percent participating interest in the oil and gas working areas to regional government-owned enterprises. MEMR Regulation 37/2016 restricts the right to bid to regional government-owned enterprises which meet the following requirements (i) the entities must be incorporated either as a regional company (commonly known as BUMD) with the shares wholly owned by the regional government, or as a limited liability company where at least 99% of its shares are owned by regional government; (ii) their status of the regional government-owned enterprise was established through the enactment of a local regulation; and (iii) their businesses are limited only to engage in participating interest management business. Each regional government-owned enterprise can only hold participating interest management in one working area.

Where a PSC involves more than one contractor, the contractors may enter into a joint operating agreement (or JOA) with the other holders of participating interests under the PSC. Pursuant to this JOA, each participant agrees to participate in proportion to its respective equity interest in all costs, expenses, and liabilities incurred in conjunction with petroleum operations in the working area and each participant will own, in the same proportion, the contractual and operating rights in the PSC. One participant is appointed operator and, subject to the terms of the operating agreement and supervision by the operating committee, which consists of one representative appointed by each party, the operator is vested with the discretion to manage all petroleum operations in the working area. In doing so, the operator is obliged to use its best efforts to conduct the petroleum operations in accordance with generally accepted practices in the petroleum industry and receives an indemnity from the other contractors for acting in the capacity of operator. An operating agreement generally continues in effect for the term of the PSC.

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Extension of PSCs

Pursuant to the Oil and Gas Law and GR 35/2004, PSCs may be extended for a period of not more than 20 years for each extension. A contractor who intends to extend its PSC must submit a request to the MEMR through SKK Migas. Then, SKK Migas evaluates the request and submits it to the MEMR for consideration. A request for an extension of a PSC may be submitted no sooner than ten years and no later than two years before the expiry date of the PSC. However, if the contractor has entered into a natural gas sales/purchase contract, such contractor may request an extension of the PSC earlier than ten years prior to the expiry date of the PSC.

In granting approval, the MEMR shall consider, among other things, the potential reserves of oil and/or gas from the work area concerned, the potential or certainty of market/needs, and the technical/economic feasibility of the activities. Based on its consideration, the MEMR may reject or approve such request.

PSC Financial Terms

In January 2017, a new production sharing regime of PSC, called “gross-split”, was introduced, while the previously introduced “cost recovery” PSCs remain in place until the expiry of the relevant PSCs. Under the gross-split PSCs, the Government and the contractor are allocated a “base split” of oil or gas production, where the split percentage will be adjusted by certain components set out in the PSC. In contrast with the gross-split PSCs where production sharing is done at the beginning, without production being allocated towards recovery of the contractor’s operating costs first, the cost recovery PSCs provide for production to be shared between the Government and the contractor through a “cost recovery” mechanism. After the production is reduced by certain costs and deductibles, the remaining oil or gas will then be split between the Government and the contractor based on the agreed percentage set forth in the PSC.

We are a party to the gross-split PSC with respect to our operations in Citarum Block. Financial terms of our PSC are described above under “—Our Assets—Citarum Block.” Further details on the gross-split and cost recovery PSCs are set out below.

Gross-Split PSCs

In January 2017, a new fiscal regime was introduced by MEMR where gross production of oil and gas is to be divided between the contractor and the Government based on certain percentages in respect of (a) the crude oil production and (b) the natural gas production. This mechanism is known as “gross split”. Under the gross split sharing concept, the starting point for determining the relevant percentage of the contractor’s share is the “base split” percentage, which will then be adjusted upon the plan of development approval according to the “variable components” and “progressive components”. In short, the contractor’s share equals to the “base split” plus or minus the “variable components” plus or minus “progressive components”.

The base split, pursuant to the MEMR No. 08/2017, is currently set at, for gas, 52% for the Government and 48% for the contractor and for oil, 57% for the Government and 43% for the contractor. The percentage of variable components is determined based on, among others, the status of the work area, the field location, reservoir, supporting infrastructure, carbon dioxide and hydrogen sulfide content and compliance with local content requirements. The percentage of each variable component is detailed in the schedule to the MEMR Regulation No. 52 of 2017. For the progressive components, the adjustment is made by taking into account oil price, gas price and the cumulative oil and gas production. Details on the split adjustment based on the progressive components are provided for in the MEMR Regulation No. 52 of 2017.

Depending upon the particular oil and gas field and related economic considerations, the MEMR may adjust the split in favor of either the contractor or the Government. The gross split is calculated based on gross production split, without regard to the cost recovery approach. Contractors who have entered into the PSCs prior to the issuance of MEMR No. 08/2017 may propose to amend the sharing mechanism under their existing PSCs to the gross split mechanism. The latest iteration of the gross-split PSCs fiscal terms are provided for in Government Regulation No. 53 of 2017, promulgated on 28 December 2017, regarding the Tax Treatment for the Upstream Oil and Gas Activities with Gross-Split Production Sharing Contracts (GR 53/2017).

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Key points of GR 53/2017 include:

•	“taxable income” is to be the contractor’s “gross income” less “operating costs” but with a 10 year tax loss carry forward entitlement;

•	the gross split taxing point begins at the “point of transfer” of the relevant hydrocarbon to the contractor;

•	the value of oil is to be determined using the Indonesian Crude Price and that the value of gas is to be determined via the price agreed under the relevant gas sales contract;

•	income separately arising from “uplifts” is subject to tax at a final rate of 20% of the uplift amount;

•	certain tax facilities or incentives may be given to the contractors from the exploration and exploitation stages up to the commencement of commercial production. Such incentives are, amongst other things, the exemption of import duties on the import of goods used in petroleum activities and the deduction of land and building tax amounting to 100 percent of the land and building tax payable amount. Further provisions regarding the granting of facilities will be regulated by a ministerial regulation, which, to date, has not been issued.

Cost Recovery PSCs. Until 2017, all Indonesian PSCs adopted the “cost-recovery” concept and their fiscal terms reflects such a concept, The “cost recovery” approach requires the contractor to, among other things, prepare work program and budget which needs to be approved by SKK Migas and submit a request for approval for expenditure (or AFE) prior to performing a certain activity. Under this scheme, a waterfall mechanism is used in the sharing of the oil/gas production between the contractor and the Government – the oil/gas production will be deducted by, first, the FTP and then tax and subsequently, the (approved) cost recovery amount. The remaining oil/gas will then be split between the Government and the contractor based on the agreed percentage set forth in the PSC. The following flow chart of the cost-recovery PSC illustrates the sharing of oil and gas production between the Government and the contractor.

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The latest iteration of the cost-recovery PSCs fiscal terms is found in Government Regulation No. 27 of 2017 on the Amendment of Government Regulation No. 79 of 2010 on the Operating Costs that May Be Recovered and Income Tax Treatment for Upstream Oil and Gas Activities (or GR 27/2017, which amended GR 79/2010). GR 27/2017, which came into effect on June 19, 2017, regulates the costs that cannot be recovered in the calculation of profit sharing and income tax. Such costs include costs incurred for the personal interests of the participating interest holders, penalties imposed due to violations of any laws by the contractor, depreciation costs, legal consultant (which is not directly related to the oil and gas operation activities) and tax consultant fees, and bonuses payable to the Government. GR 27/2017 also regulates the income tax applicable to the transfer of participating interests and any other activities conducted by PSCs, and requires the contractor to have its own tax identification number.

The provisions of GR 27/2017 only apply to contracts entered into and extensions of contracts after the issuance of GR 27/2017. Additionally, for contracts in existence up to the issuance of GR 79/2010 to remain in force until their expiration date, they must be adjusted to comply with GR 27/2017 in areas not previously or not sufficiently clearly regulated. Such provisions include provisions related to:

•	the Government’s interest in the PSC;

•	the terms for operating costs which can be recovered and the standard norms for operating costs;

•	non-recoverable operating costs;

•	third-party appointments to conduct financial and technical verification;

•	the issuance of income tax assessments;

•	import duties and import tax exemptions on the importation of goods for exploration and exploitation activities;

•	contractors’ income taxes in the form of oil and/or gas volume from contractor entitlement; and

•	income from outside the contract in the form of uplift and/or participating interest transfer, must be adjusted to comply with GR 27/2017.

The implementing regulations for GR 79/2010 and GR 27/2017 cover various subjects, from the method for determining the Indonesian Crude Price issued by the MEMR, the terms and conditions for indirect head office cost recovery, procedures for withholding and remitting income tax arising from other income in the form of uplift or other similar compensation and contractor’s income from participating interest transfer, to subjects such as the maximum remuneration that can be cost recovered by the contractor issued by the Indonesian Minister of Finance (or MoF).

GR 79/2010, the provisions of which are maintained in GR 27/2017, also stipulates that income arising from a direct or indirect transfer of a participating interest is subject to a final income tax at 5.0 percent or 7.0 percent of the gross proceeds for the exploration stage or exploitation stage, respectively. Subject to satisfying certain requirements, a transfer of a risk-sharing participating interest during the exploration stage is not included as a taxable participating interest transfer.

MoF Regulation No. 257/PMK.011/2011 dated December 28, 2011 (or MoF 257/2011) further stipulates that taxable income, after deduction of final income tax on uplift and/or participating interest transfer, is subject to branch profit tax in accordance with the income tax law. GR 27/2017 has introduced tax facilities that exempt such taxable income, after deduction of final income tax on uplift and/or participating interest transfer, from branch profit tax. However, it remains unclear whether these tax facilities can be applied to the participating interest transfer in relation to PSCs entered into or extended prior to the enactment of GR 27/2017. In addition, although technically GR 27/2017 should override the contents of MoF 257/2011, it is uncertain whether another implementing regulation is needed to revoke MoF 257/2011.

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With regards to land and building tax, under the Regulation of Director General of Tax No. PER-45/PJ/2013, effective as of January 1, 2014 (or DGT Regulation 45/2013), the land and/or buildings located within and outside (i.e., the supporting area for the oil and gas mining activity that physically forms an inseparable part of the onshore and offshore area) the working area utilized for oil and gas mining activities and geothermal is subject to land and building tax. DGT Regulation 45/2013 defines “land” as both the onshore and offshore areas, including depth measurements. The onshore area which is subject to land and building tax includes the productive, not yet productive, not productive, and emplacement areas while the offshore area which is subject to land and building tax is defined as offshore waters within and outside (i.e., the supporting area for the oil and gas mining activity that physically forms an inseparable part of the onshore and offshore area) the working area utilized for upstream oil and gas business activities, whereby the taxpayer has rights and/or received benefits over such area. Not all onshore and offshore areas are subject to land and building tax as the regulation exempts land, inland waters, and offshore waters within the working area which, among other things, do not create a benefit for the taxpayer in respect of its oil and gas activities. DGT Regulation 45/2013 also provides the formula for calculating the amount of tax to be paid during the exploration and exploitation periods.

On December 31, 2014, the MoF issued Regulation Number 267/PMK.011/2014 on Land and Building Tax Reduction for Oil and Gas Mining at the Exploration. This regulation, which became applicable in 2015, grants land and building tax incentives for the subsurface at the exploration stage. The tax reduction incentive can be granted on a yearly basis for a maximum of six years from the signing of the PSC and can be extended by up to four years and can be obtained if the PSC with the Government is signed after the enactment of GR 79/2010 (i.e., after December 20, 2010), the Tax Object Notification Form (Surat Pemberitahuan Objek Pajak, or SPOP) has been submitted to the relevant tax office, and there is a recommendation letter from the MEMR attached to the SPOP stating that the land and building tax object is still at the exploration stage.

GR 27/2017 also provides for complete exemptions of land and building tax during the exploitation and exploration period. Exemptions for the land and building tax during exploitation period for the subsurface part can be granted by the MoF upon consideration of economics of the project. The provisions of GR 27/2017 on tax facilities related to land and building tax are subject to further regulation by the MoF. GR 27/2017 extended the benefits of the facilities under the regulation to parties to PSCs signed or extended prior to the application of the regulation if they chose to adjust the existing contract to fully comply with the regulation within six months after the effective date (i.e., by December 19, 2017).

TACs (Technical Assistance Contracts)

TACs are another form of production sharing arrangement created under the regulatory framework that preceded the Oil and Gas Law of 2001. TACs were awarded for fields having prior or existing production and are valid for a specified term. The oil or gas production is divided into non-shareable and shareable portions. The non-shareable portion represents the production which is expected from the field (based on historic production) at the time the TAC is signed. Under a TAC, the non-shareable portion declines annually. The shareable portion corresponds to the additional production resulting from the operator’s investment in the field and is further split in the same way as a PSC. Pursuant to the Oil and Gas Law of 2001 and GR35/2004, existing TACs shall remain with Pertamina and are not renewable after the expiry of the initial term. In practice, the contractors may “renew” their TAC contracts with Pertamina by entering into the KSOs with Pertamina EP.

We are a party to a TAC with respect to our operations in Kruh Block, under which we are entitled to recover our share of past exploration and development costs and ongoing production costs of maximum 65% per annum and if those costs exceed the stated 65%, then the unrecovered surplus shall be recovered in the succeeding years. Together with our share split, our monthly revenue is around 74% of the total production times Indonesian Crude Price.

JOBs (Joint Operating Bodies)

JOBs are another form of production sharing arrangement created under the regulatory framework that preceded the Oil and Gas Law of 2001. In a JOB, operations are conducted by a JOB headed by Pertamina and assisted by one or more private sector energy companies through their respective secondees to the JOB. In a JOB, Pertamina is entitled to a specified percentage of the working interest in the project. The balance, after production is applied towards cost recovery and cost bearing as between Pertamina and the private sector participants, is the shareable portion which is generally split in the same way as for an ordinary PSC. Unlike TACs, GR35/2004 transferred the rights to operations under existing JOBs from Pertamina to SKK MIGAS by law. JOBs are not renewable after the expiry of their initial term.

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We are not currently a party to any JOBs.

KSOs (Kerja Sama Operasi or Joint Operation Partnership)

KSOs are contractual arrangement between Pertamina EP and the contractor on the provision of technical assistance by the contractor to Pertamina EP for a certain work area. Unlike the cooperation contracts, the KSO does not create a contractual relationship between the contractor and the authority, i.e. BP Migas or SKK Migas. The contractors will have a contractual relationship with Pertamina EP instead. Pertamina EP’s authorization to award the KSOs to contractors is stated in the PSC which Pertamina EP entered into with BP Migas (now SKK Migas) in 2005. The terms of such PSC specify, among other things, that:

•	the KSO must first be reviewed by SKK Migas;

•	the KSO contractor will receive compensation from a portion of the oil and gas entitlement of Pertamina EP under its PSC with BP Migas (now SKK Migas);

•	the compensation given to the KSO contractor shall not exceed the production sharing entitlement of other parties who enter into a cooperation contract with BP Migas (now SKK Migas) in the surrounding area; and

•	the compensation given to the KSO contractor may be sourced from the proceeds of Pertamina EP’s entitlement which is calculated at the delivery point pursuant to the terms of the KSO.

Environmental Regulations

Indonesian law requires companies whose operations have a significant environmental or social impact must create and maintain one of two documents. Where a company’s operations meet or exceed a specified threshold, that company must obtain an Environmental Impact Assessment Report (Analisis Mengenai Dampak Lingkungan, or AMDAL). Minister of Environment Regulation No. 2 of 2012 on Types of Business Plan and/or Activities Requiring an Environmental Impact Assessment requires companies whose operations involve the exploitation of oil and gas; pipelines of oil and gas under the sea; the construction of oil refineries, LPG refineries, or LNG refineries; the regasification of LNG; lubricating oil refineries; and coal bed methane field development, and whose operations meet the environmental or social impact threshold, to create and maintain an AMDAL. Where operations do not reach the threshold required for an AMDAL but still have an appreciable environmental or social impact the company must prepare an Environmental Management Effort-Environmental Monitoring Effort (Upaya Pengelolaan Lingkungan Hidup dan Upaya Pemantauan Lingkungan Hidup, or UKL-UPL).

Any company which obtains an AMDAL or an UKL-UPL must also apply for an Environmental License under Government Regulation No. 27 of 2012 on Environmental License (or GR 27/2012). An Environmental License is a prerequisite to obtain a business license and, in the event an Environmental License is revoked, the corresponding business license will also be revoked. Pursuant to GR 27/2012, the MEF, Governor, Regent, or Mayor issues Environmental Licenses in accordance with their respective authorities following the publication of the company’s application for an Environmental License. Such licenses will be issued simultaneously with the issuance of the Environmental Feasibility Decision (keputusan kelayakan lingkungan hidup) or UKL-UPL Recommendations. Where an Environmental Feasibility Decision and UKL-UPL Recommendation were approved prior to February 23, 2012, GR No. 27/2012 stipulates that those documents shall be declared as valid and deemed to be Environmental Licenses.

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There are a number of other key obligations that companies involved in upstream oil and gas may be required to fulfill in order to monitor their environmental impact and ensure adequate resources are allocated to cleanup activities. Government Regulation No. 82 of 2001 on Water Quality Management and Water Pollution Control requires concession holders to submit reports detailing their disposal of wastewater and compliance with applicable regulations on a quarterly basis to the relevant authority, with a copy provided to the MEF. Government Regulation 101 of 2014 on Management of Hazardous and Toxic Waste Materials and Government Regulation No. 74 of 2001 on Management of Hazardous or Toxic Materials (Bahan Berbahaya dan Beracun), require companies using or producing specified hazardous materials such as flammable, poisonous, or infectious waste to obtain a revocable permit in relation to their activities and subjects mining operations to controls on the disposal of such materials. Law No. 32 of 2009 on Environment requires the environmental license holder to create an environmental deposit fund for the restoration of the environment in a state-owned bank appointed by the MEF, Governor, Regent, or Mayor in accordance with their authority, who also has the authority to appoint a third party to conduct the restoration of the environment using the environmental deposit fund (this is to be detailed in an implementing regulation, which to date has not been issued). GR 35/2004 also requires contractors to allocate environmental deposit funds for the restoration of the environment after decommissioning, the amount of which is to be determined each year in conjunction with the budgets for operating costs and included in the work program and annual budget.

In addition to the environmental deposit funds allocated for environmental restoration, on November 24, 2010 BP Migas issued the Guidance of Abandonment and Restoration No.KEP-0139/BP00000/2010/S0 and Working Procedure Guidelines No. 040/PTK/XI/2010 (which we refer to as the Restoration Guidance) as guidance for the implementation of abandonment and site restoration (or ASR) activities for upstream oil and gas business activities. Under the Restoration Guidance, the contractor is to prepare an ASR report in relation to existing assets, assets being constructed, and assets that will be constructed in accordance with the development plan that must contain estimates of ASR costs, an ASR implementation plan (which needs to be submitted to SKK Migas at least two years before implementation), and the total amount to be reserved as an ASR fund which is to be established with a reputable Indonesian bank as a joint account with SKK Migas. The contractor must also submit a report on the results of the implementation plan as well as the use of the ASR fund after completing its ASR activities to SKK Migas, which will evaluate the report submitted and issue a statement letter confirming completion of the ASR if the evaluation result is satisfactory.

Moreover, on February 23, 2018 the MEMR issued MEMR Regulation No. 15 of 2018 on the Post-Operation Activities in Upstream Oil and Gas Business Activities (or MEMR Regulation 15/2018), which requires all contractors who are parties to an unexpired PSC to set aside certain amounts in an ASR fund deposited in a bank account held jointly with SKK Migas from the start of commercial operations until the expiry of the PSC.

We believe we are in compliance in all material respects with all applicable environmental laws, rules and regulations in Indonesia.

Labor Regulations Applicable to the Indonesian Oil and Gas Sectors

Save for certain limited exceptions, such as the working hours for the oil and gas sector discussed below, there are currently very few manpower regulations enacted specifically for the oil and gas industry. While certain operational guidelines, commonly known as “PTK”, issued by SKK Migas may establish additional requirements, such as age limitation for certain key positions, the oil and gas industry is subject to the labor regulations that are applicable generally in Indonesia.

Employment of Expatriates

Indonesian law generally requires contractors to give preference to local workers, but companies may use foreign manpower to bring in expertise not available in the local market. While several ministries are involved legally with manpower decisions, in practice SKK Migas often coordinates these issues, including controls on the number of expatriate positions. It reviews these positions, as well as contractor training programs for Indonesian workers, annually with a view to assessing the costs and benefits together with plans to localize expatriate positions. SKK Migas also requires contractors to submit organization charts for both nationals (known as RPTKs) and expatriates (known as RPTKAs) annually for review and approval.

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Until recently, the employment of foreign manpower in the upstream and downstream sectors of the oil and gas industry was subject to additional requirements under MEMR Decree No. 31 of 2013 on Expatriate Utilization and the Development of Indonesian Employees in the Oil and Gas Business (or MEMR Decree 31/2013). MEMR Decree 31/2013 provided stringent regulations on the employment of expatriates, including a general obligation to prioritize the employment of Indonesian workers and specific prohibitions on hiring foreign manpower for certain roles such as human resources, legal, quality control, and exploration and exploitation functions below the level of superintendent. MEMR Decree 31/2013 also permitted the use of foreign manpower in limited circumstances based on a stringent set of requirements such as age, relevant work experience, and willingness to transfer knowledge to the local workforce.

However, on February 8, 2018 the MEMR issued MEMR Regulation No. 6 of 2018 on the Revocation of the Regulations of the Minister of Energy and Mineral Resources, the Regulations of the Minister of Mining and Energy Regulations, and the Decisions of the Minister of Energy and Mineral Resources (or MEMR 6/2018). MEMR Regulation 6/2018 revokes 11 regulations which were deemed onerous in an attempt to, among other things, simplify the regulations in order to promote foreign investment in the energy and natural resources sectors. Among other things, MEMR Regulation 6/2018 revokes MEMR Decree 31/2013 and the Regulation of the Minister of Mining and Energy No. 02/P/M/Pertamb/1975 regarding the Work Safety on Distribution Pipes and other Facilities for the Transportation of Oil and Gas Outside of the Oil and Gas Working Area. As a result, expatriates are now subject to the Ministry of Manpower’s more relaxed requirements and certain positions that were previously restricted for expatriates have been opened for expatriates unless restricted under the general manpower regulations.

Contract Period

Law No. 13 of 2003 on Manpower (or the Manpower Law) regulates that an employee can be hired under 2 schemes, i.e. contract basis (temporary) and permanent basis. For temporary employment contracts, the maximum period for the temporary employment contract is 2 years and it is extendable once for 1 year. After the extension, there must be a grace period of 30 days before the parties can enter into a new agreement for a maximum of 2 years period. In total, the temporary employment contract term is maximum 5 years. Under the Manpower Law, temporary employment contracts are permitted only for works that are “temporary” in nature, such as seasonal works (e.g. crop harvesters) and project-based employments, such as construction works. Save for these types of works, workers are required to be employed on a permanent basis.

Statutory Benefits

Under Law No. 24 of 2011 on Social Security Administrative Bodies (or BPJS Law), a company is obligated to enroll its employees (including expatriates with an employment period of 6 months or more) for manpower social security programs with the Manpower Social Security Administrative Body (or BPJS Ketenagakerjaan) and Health Social Security Administrative Body (or BPJS Kesehatan). The coverage of BPJS Ketenagakerjaan includes, among other things, insurance for work-related accidents and pension/retirement. The premium payment arrangement for these programs vary from one program to the other. The insurance premiums for the work-related accidents, for example, is borne and paid by the employer while the premium payment for retirement insurance is shared between the employers and the employees.

Working Hours

The Manpower Law and the Minister of Manpower and Transmigration No. 4 of 2014 on Working and Resting Hours for the Oil and Gas Sector regulates that the maximum working hours for 1 week is 40 hours, which can be divided for 5 or 6 days of work. If the working days in a week is 6, the maximum working hours per day is 7 and if the working days in a week is 5, the maximum working hours per day is 8.

Outsourcing

Pursuant to the Regulation of the Minister of Manpower and Transmigration No. 19 of 2012 on Requirements for Assignment of Parts of the Works to be Performed by Other Companies (or MoMT 19/2012), in general, a company may outsource a third party to perform certain work if such work is not the core activity of the company’s business. MoMT 19/2012 provides for two type of outsourcing schemes, namely “labor supply” scheme or “sub contract” scheme.

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Under the “labor supply” scheme, works that may be outsourced are limited to menial activities or functions that are supportive in nature to the company's operation and businesses or are indirectly related to the company's production process. These activities are limited to (i) cleaning services, (ii) catering services, (iii) security services, (iv) supporting services in the mining and oil sectors, and (v) transportation service for employees (i.e. drivers for company's cars only for picking up and delivering employees).

Under the “sub-contract” scheme or “cooperation” scheme, the outsourced functions must not be the “core” or the “main” business activities of the company. In addition, to be able to adopt the “cooperation scheme”, the company is required to prepare and register its business “flow-chart” with the relevant manpower office. Please note that to register such “flow-chart”, the company must apply and become a member at one of the business associations (whose members have identical business activities with the company) as the registration would need to be processed through such business association. Failure to meet any of these requirements will usually result in the issuance an order issued by the Ministry of Manpower to the violating company instructing such company to employ the “outsourced” personnel as a permanent employee with a retroactive effect.

Other Labor Compliance Obligations

Under Law No. 8 of 1981 on Mandatory Manpower Report, an employer is obligated to submit a mandatory manpower report consisting of among others the number of employees and the lowest to highest salary. In addition, the Manpower Law also requires a company that employs at least 10 employees to put in place a company regulation (or an employee handbook), which typically set forth general terms and conditions of employment such as number of leaves, procedure to take leave, working hours and disciplinary measure. Such company regulation must be registered with and ratified by the local manpower office. If there is a labor union in the company, the employer and the labor union may enter into a “collective labor agreement” which contents are often similar with the company regulation, and register the collective labor agreement with the local Manpower Office. If the employer and the labor union enter into a collective labor agreement, the preparation of company regulation by the company is not mandatory. We are not a party to any collective labor agreement.

Employees

As of June 30, 2019, we had 31 permanent employees and 34 contract employees. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we believe we maintain good relationships with our employees. The table below sets forth the breakdown of our employees by function as of June 30, 2019:

Function	Number of Employees	% of Total
Senior Management	6	9.23%
Subsurface	3	4.62%
Engineering	3	4.62%
Operation and Production	4	6.15%
Finance and Accounting	6	9.23%
Administration, Procurement and Human Resources	7	10.77%
Health, Safety, Security and Environment (or HSSE)	1	1.54%
Local Relations	1	1.54%
Operation Contract Employees (production, construction and HSSE)	34	52.31%
Total	65	100%

We believe that all of our contract employees for non-specialized job functions are replaceable in the marketplace, thus not representing a material risk to our business. We believe we are in material compliance with Indonesian labor regulations.

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Insurance

Our operations and wells are covered by insurance provided by PT Asuransi Jasa Indonesia (Persero), Indonesia's state-owned insurance company. All onshore oil wells are covered by insurance with a US$35,000,000 limit on any one accident or occurrence in respect of the wells with an aggregate limit of US$100,000,000 per oil block. The insurance covers expenses related to seepage, pollution, contamination, clean-up and well firings.

Legal Proceedings

From time to time, we may be subject to legal proceedings arising in the ordinary course of business. As of the date of this prospectus, we are not a party to any litigation or similar proceedings.

History and Corporate Structure

We were incorporated on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and are a holding company for WJ Energy Group Limited (or WJ Energy), which in turn owns our Indonesian holding and operating subsidiaries. We presently have two shareholders: Maderic Holdings Limited (or Maderic) and HFO Investment Group (or HFO), which own 87.04% and 12.96%, respectively, of our issued shares. Certain of our officers and directors own interests in Maderic and HFO (see “Principal Stockholders”).

WJ Energy was incorporated in Hong Kong on June 3, 2014. The initial shareholders of WJ Energy were Maderic and HFO, with each owning 50% of WJ Energy’s shares. On October 20, 2014, HFO received HKD 4,000 from Maderic as consideration for 4,000 shares in WJ Energy, which resulted in Maderic owning 90% of WJ Energy and HFO owning 10%.

On February 27, 2015, WJ Energy formed GWN as a vehicle to acquire and thereafter operate the Kruh Block. On March 20, 2017, PT Harvel Nusantara Energi, an Indonesian limited liability company (or HNE), was formed by WJ Energy as a required vehicle for oil and gas block acquisitions in compliance with Indonesian law.

On June 26, 2017, Maderic sold 500 shares of WJ Energy to HFO in consideration of HKD 500. Concurrently, Maderic sold 1,500 shares of WJ Energy to Opera Cove International Limited, an unaffiliated third party (or Opera), in consideration of HKD 1,500. At the end of such transactions, the outstanding shares of WJ Energy were owned 70% by Maderic, 15% by HFO and 15% by Opera. On June 25, 2017, Maderic and Opera executed an entrustment agreement giving Maderic legal and beneficial ownership of the shares held by Opera.

On December 7, 2017, PT Cogen Nusantara Energi, an Indonesian limited liability company, was formed under HNE as a required vehicle for the prospective acquisition of a new oil and gas block through a Joint Study program in consortium with GWN. On May 14, 2018, PT Hutama Wiranusa Energi, was formed under GWN as a requirement to sign the contract for the acquisition of Citarum Block as part of the consortium that conducted the Joint Study for the Citarum Block.

On June 30, 2018, we entered into the Restructuring Agreements with Maderic and HFO (the two then shareholders of WJ Energy) for the purpose of restructuring our capitalization in anticipation of this offering. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO.

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This series of transactions resulted in the ownership of our company being set at 87.04% owned by Maderic (13,925,926 ordinary shares), and 12.96% owned by HFO (2,074,074 ordinary shares), out of a total of 16,000,000 issued ordinary shares.

On November 8, 2019, we implemented a one-for-zero point three seven five (1 for 0.375) reverse stock split of our ordinary shares by way of share consolidation under Cayman Islands law (which we refer to herein as the Reverse Stock Split). As a result of the Reverse Stock Split, the total of 16,000,000 issued and outstanding ordinary shares prior to the Reverse Stock Split was reduced to a total of 6,000,000 issued and outstanding ordinary shares. The purpose of the Reverse Stock Split was for us to be able to achieve a share price for our ordinary shares consistent with the listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained our existing shareholders’ percentage ownership interests in our company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of our ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of our company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000. All number of shares and per share data presented in this prospectus have been retroactively restated to reflect the Reverse Stock Split.

The following diagram illustrates our corporate structure, including our consolidated holding and operating subsidiaries, as of the date of this prospectus:

Not reflected in the above is that, for purposes of compliance with Indonesian law related to ownership of Indonesian companies: (i) WJ Energy owns 99.99% of the outstanding shares of GWN and HNE, and (ii) GWN and HNE each own 0.1% of the outstanding shares of the other; and (iii) GWN owns 99.50% of the outstanding shares of HWE, and the remaining 0.50% is owned by HNE; and (iv) HNE owns 99.90% of the outstanding shares of CNE, and the remaining 0.10% is owned by GWN.

Corporate Information

Our principal executive offices are located at Dea Tower I, 11th Floor, Suite 1103 Jl. Mega Kuningan Barat Kav. E4.3 No.1-2 Jakarta – 12950, Indonesia. Our telephone number at this address is +62 21 576 8888. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands. Our web site is located at www.indo-energy.com. The information contained on our website is not incorporated by reference into this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position/Title
Dr. Wirawan Jusuf	34	Director, Chairman of the Board and Chief Executive Officer
Frank C. Ingriselli	65	President
Chia Hsin “Charlie” Wu	66	Chief Operating Officer
Mirza F. Said	54	Chief Business Development Officer and Director
James J. Huang	32	Chief Investment Officer and Director
Gregory L. Overholtzer	63	Chief Financial Officer
Mochtar Hussein	61	Independent Director
Benny Dharmawan	36	Independent Director
Tamba P. Hutapea	61	Independent Director
Roderick de Greef	58	Independent Director

The business address of all such senior management and directors is Dea Tower I, 11th Floor, Suite 1102, Jl. Mega Kuningan Barat Kav. E4.3 No.1-2, Jakarta, 12950, Indonesia.

Dr. Wirawan Jusuf is a co-founder and founding Chairman of the board of directors of our company, and has served as the Chief Executive Officer of WJ Energy since 2014. Since 2015, Dr. Jusuf has also served as a co-founder and Commissioner of Pt. Asiabeef Biofarm Indonesia, a fully integrated and sustainable cattle business company in Indonesia. Dr. Jusuf also serves as the Director of Maderic Holding Limited, a private investment firm and our majority shareholder, which he founded in 2014. Dr. Jusuf began his professional career when he co-founded and served as the Director of Pt. Wican Indonesia Energi, an oil and gas services company, from 2012 to 2014. Dr. Jusuf earned his Master’s in Public Health at the Gajah Mada University-Jogjakarta in Central Java, Indonesia, and his medical degree at the University of Tarumanegara in Jakarta, Indonesia beforehand. We believe Dr. Jusuf is qualified to serve in his positions with our company due to his strong qualifications in business development, government relations and strategic planning.

Frank C. Ingriselli has served as our President since February 2019. With 40 years of experience in the energy industry, Mr. Ingriselli is a seasoned leader and entrepreneur with wide-ranging exploration and production experience in diverse geographies, business climates and political environments. From 2005 to 2018, Mr. Ingriselli was the founder, President, CEO and Chairman of PEDEVCO Corp. and Pacific Asia Petroleum, Inc., both energy companies which are or were listed on NYSE American.  Prior to founding these two companies, from 1979 to 2001, Mr. Ingriselli worked at Texaco in diverse senior executive positions involving exploration and production, power and gas operations, merger and acquisition activities, pipeline operations and corporate development. The positions Mr. Ingriselli held at Texaco included President of Texaco Technology Ventures, President and CEO of the Timan Pechora Company (owned by affiliates of Texaco, Exxon, Amoco, Norsk Hydro and Lukoil), and President of Texaco International Operations, where he directed Texaco's global initiatives in exploration and development. While at Texaco, Mr. Ingriselli, among other activities, led Texaco's initiatives in exploration and development in China, Russia, Australia, India, Venezuela and many other countries. Mr. Ingriselli is a member of the Board of Directors of DataSight Corporation. Mr. Ingriselli serves as an independent member of the Board of Directors of of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) and is also on the Board of Trustees of the Eurasia Foundation, and is the founder and Chairman of Brightening Lives Foundation, Inc., a charitable public foundation. From 2016 through 2018, Mr. Ingriselli founded and was the President and CEO of Blackhawk Energy Ventures Inc. which endeavored to acquire oil and gas assets in the United States for development purposes. Mr. Ingriselli graduated from Boston University in 1975 with a B.S. in business administration. He also earned an M.B.A. from New York University in both finance and international finance in 1977 and a J.D. from Fordham University School of Law in 1979.

Dr. Chia Hsin (Charlie) Wu has served as our Chief Operating Officer since 2018.  Dr. Wu is a highly qualified and recognized oil and gas industry veteran with over 40 years of experience.  Dr. Wu has been responsible for building and leading the upstream exploration and production teams for 3 independent oil and gas companies in Indonesia over the last 15 years.  Prior to joining our company, since 2017 Dr. Wu has been acting as the Chief Technology Officer for Pt. Pandawa Prima Lestari, an oil and gas company operating a PSC block in Kalimantan, as well as an independent oil and gas consultant.  Dr. Wu previously served as the Director of Operations and Chief Operating Officer of Pt. Sugih Energy TBK, an oil and gas exploration and production company with 4 PSC blocks in Central and South Sumatera from 2013 to 2016.  From 2010 to 2013, Dr. Wu was the President Director of Pacific Oil & Gas Indonesia, an oil and gas company operating 2 PSC blocks in North Sumatra and one KSO block in Aceh.  Prior to 2010, Dr. Wu had transitioned into the senior role of Vice-President and General Manager with Petroselat Ltd., operator of an exploration and production PSC block in Central Sumatra which he started in 2000, and International Mineral Resources from 2003.  From 1999 to 2000, Dr. Wu served as an Exploration Consultant with EMP Kondur Petroleum, an oil company which operated a production PSC in Central Sumatra.   From 1981 to 1999, Dr. Wu worked in a variety of roles internationally with Atlantic Richfield Company (ARCO, now recognized as BP Plc).  Dr. Wu worked in the position of Geological Specialist from 1996 to 1999 in Jakarta, Indonesia.  From 1990 to 1995, Dr. Wu worked as a New Venture Geologist with the ARCO organization in Plano, Texas, and from 1985 to 1990, Dr. Wu worked as an Exploration Coordinator of the for ARCO in Jakarta, Indonesia.  Dr. Wu began his work with ARCO from 1983 to 1985 as an explorationist in Plano, Texas, during which time he earned ARCO’s “Exploration Excellence Award” on the Vice-President Level for providing training to worldwide staff in geohistory and basin modelling with subsequent exploration successes.  From 1979 to 1981, Dr. Wu worked as a Petrophysical Supervisor with Core Laboratories Inc.  Dr. Wu began his career as a Research Specialist with the US Department of Energy at the University of Oklahoma in 1979.  Dr. Wu completed his Postgraduate Diploma in Business Administration at DeMontfort University in 2000 and earned his Ph.D. in Geosciences in 1991 at the University of Texas.  He also completed his Masters of Science in Geology at the University of Toledo in 1979. Prior to his graduate studies, Dr. Wu earned his Bachelors of Science degree in Geology at National Taiwan University in 1975. Dr. Wu has also served as Adjunct Professor at the University of Texas at Dallas and University of Indonesia where he has taught 8 regular and industrial courses.  We believe Dr. Wu is qualified to serve in his position with our company as a result of his expertise in leadership, reservoir evaluation development, integrated exploration, basin modeling and petroleum systems.

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Mirza F. Said has served as Chief Business Development Officer and a Director of our company since 2018 and has served as Chief Executive Officer of our subsidiary Pt. Green World Nusantara since 2014. From 2012 to 2014, Mr. Said had served as President Director and Commissioner of Pt. Humpuss Patragas, Pt. Humpuss Trading and Pt. Humpuss Wajo Energi simultaneously. All of these companies are the subsidiaries of PT. Humpuss, an Indonesian holding company focusing on energy business, including in upstream, transportation and refining activities. From 2010 to 2012, Mr. Said acted as the Senior Business Development & External Relations Manager for Pacific Oil & Gas. From 2007 to 2010, Mr. Said Co-Founded Pt. Corpora Hydrocarbon Asian, a private oil and gas investment company, and served as that organization’s Operational Specialist. Prior to serving as Chief Operating Officer of Pt. Indelberg Indonesia from 2006 to 2007, Mr. Said served as the Corporate Operations Controller for Akar Golindo Group from 2004 to 2006. From 2001 to 2004, Mr. Said was the Project Cost Controller & Analyst for the Kangean Asset for BP Indonesia, during which time, as a result of his achievements he was awarded the “Spot Recognition Award of Significant Contribution in Managing & Placing”. From 1997 to 1999, he served as Operations Manager for JOB Pertamina Western Madura Pty Ltd., a joint operation company between Citiview Corporation Ltd (an Australian based oil and gas company) and Pertamina (the Indonesian state owned oil and gas company) that operated a block in Madura, East Java. Mr. Said began his professional career as Senior Drilling Engineer with Pt. Humpuss Patragas, an Indonesian private oil and gas company a subsidiary of PT. Humpuss, which operated Cepu Block, East Java from 1991 to 1997 (he would later return to that organization in 2012 and serve in two senior executive positions concurrently). Mr. Said earned his Master of Engineering Management at the Curtin University of Technology in Perth, Australia, and had completed his Bachelor’s degree in Engineering at the Chemical Engineering Institute Technology of Indonesia. Mr. Said holds professional memberships with the Indonesian Petroleum Association (IPA) and Society of Indonesian Petroleum Engineers (IATMI) and is fluent in English and Indonesian. We believe Mr. Said is qualified to serve in his positions with our company as a result of his education and professional experiences, including achievements and expertise within the energy and infrastructure sector.

James J. Huang is co-founder and has served as Chief Investment Officer and Director of our company since inception, and has served as the Chief Investment Officer of WJ Energy since 2014. Mr. Huang co-founded and has served as Director of Asiabeef Group Limited, a fully integrated and sustainable cattle business company and holding company of Pt. Asiabeef Biofarm Indonesia, since 2015. Mr. Huang founded and is a Director at Pt. HFI International Consulting, an Indonesian based business consulting company, since 2014. Mr. Huang was previously the Director of Pt. Biofarm Plantation, a cattle trading company, from 2013 until 2015. From 2010 to 2013, Mr. Huang founded and served as a Director at HFI Ind. Imp. e Exp. Ltd., an information technology company providing integrated security and surveillance solutions in Brazil. Mr. Huang began his professional career in 2008 as an intern practicing corporate law and tax consulting with Barbosa, Müssnich & Aragão in São Paulo, Brazil. Mr. Huang holds the Chartered Financial Analyst® (CFA) designation and maintains an Attorney at Law professional license from the Brazilian Bar Association (OAB/SP). Mr. Huang earned his Bachelor’s degree in law at the Escola de Direito de São Paulo in Brazil at Fundação Getúlio Vargas and previously participated at a Double Degree Business Management Program at the Escola de Administração de Empresas de São Paulo also at Fundação Getúlio Vargas. We believe Mr. Huang is qualified to serve in his positions with our company due to his expertise in finance, legal matters, business management and strategic planning.

Gregory L. Overholtzer has served as our Chief Financial Officer since February 2019. Mr. Overholtzer is a seasoned financial officer for public companies, including in the energy space. Mr. Overholtzer had served as the Chief Financial Officer of PEDEVCO Corp. from January 2012 to December 2018. From 2011 to 2012, Mr. Overholtzer served as Senior Director and Field Consultant for Accretive Solutions, where he had consulted for various companies at the chief financial officer and controller levels. Mr. Overholtzer acted as the Chief Financial Officer of Omni-ID USA Inc. from 2008 to 2011. Mr. Overholtzer was the Corporate Controller of Genitope Corporation from 2006 to 2008, and Stratex Inc. from 2005 to 2006. Mr. Overholtzer served as the Chief Financial Officer and Vice President of Finance for Polymer Technology Group from 1998 to 2005. From 1997 to 1998, he was the Chief Financial Officer and Vice President of Finance at TeleSensory Corporation. Mr. Overholtzer held roles of Chief Financial Officer, Vice President of Finance and Corporate Secretary with Giga-tronics Inc. from 1994 to 1997. Mr. Overholtzer also held several positions with Airco Coating Tech., a division of BOC Group London from 1982 to 1994, which included Senior Financial Analyst, General Accounting Manager, Vice President of Finance and Administration. In the early years of his career, Mr. Overholtzer also was as an MBA course Instructor in Managerial Accounting at Golden Gate University from 1984 to 1987 and 1989 to 1991. Mr. Overholtzer had received his MBA at the University of California, Berkeley, concentrating in Finance and Accounting and graduating with Beta Sigma Honors. Prior to his graduate studies, Mr. Overholtzer earned his B.A. in Zoology at the University of California, Berkeley, graduating with University Honors.

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Mochtar Hussein has served as a Director of our company since October 2018. From 2013 to 2018, Mr. Hussein acted as Inspector General of Inspectorate General of the MEMR. From 2014 to 2018, Mr. Hussein also served as Commissioner of Pt. Timah (Persero) Tbk, an Indonesian state owned enterprise engaged in tin mining and listed on Indonesia Stock Exchange. In 2012, Mr. Hussein served as Director of Indonesian Government Institution Supervision of Public Welfare and Defence & Security, and from 2009 to 2012, he served as the Head of the Representative Office of the Indonesian State Finance & Development Surveillance Committee (known as BPKP) in Central Java Province. From 2005 to 2009, he served as Director of Fiscal and Investment Supervision in the BPKP, and during 2004, he served as the Head of the Representative Office of BPKP in Lampung Province. From 2000 to 2004, Mr. Hussein served as Head of Indonesian State & Regionally Owned Enterprises Supervision in Jakarta. From 1997 to 2000, Mr. Hussein concurrently served as Head of Indonesian State & Regionally Owned Enterprises Supervision in East Nusa Tenggara Province and the Section Head of Fuel & Non-Fuel Distribution Supervision. Mr. Hussein began his professional career in 1993 as Section Head of Services, Trading & Financial Institution Supervision in Bengkulu Province and served in a range of senior positions with the BPKP until 2012. Mr. Hussein holds a Forensic Auditor Certification. He earned his Bachelor’s degree in Economics at the Brawijaya University, Malang in East Java. We believe Mr. Hussein is qualified to serve as a Director of our company his expertise in investigative auditing, compliance and corporate governance.

Benny Dharmawan has served as a Director of our company since October 2018.  Since 2006, following his previous international experiences throughout Australia, United Kingdom and the United States, Mr. Dharmawan has served as Director of Pt. Panasia Indo Resources Tbk., a holding company that primarily engages in yarn manufacturing and synthetic fibres but through its subsidiaries, it also engages in the mining sector. In addition, since 2015, Mr. Dharmawan has served as Controller of Pt. Sinar Tambang Arthalestari, a fully integrated cement producer in Central Java, Indonesia. From 2007 and 2015, Mr. Dharmawan acted in several executive positions (including equity capital markets, regional operations and compliance) with the Macquarie Group, a global provider of banking, advisory, trading, asset management and retail financial services, in New York, London and Sydney, ultimately rising to the level of Associate Vice President.  Mr. Dharmawan earned his Graduate Certification in Applied Finance and Investments in Kaplan, Australia, and he completed his Bachelor’s degree in Commerce at the Macquarie University in Australia.  Mr. Dharmawan holds the Certified Anti Money Laundering Specialist (CAMS-ACAMS) credential.  We believe Mr. Dharmawan is qualified to serve as a Director of our company due to his previous international professional accomplishments, particularly his expertise in risk management, compliance, financial markets, business management and strategic and tactical planning.

Tamba P. Hutapea has served as a Director of our company since October 2018. Since 2004, Mr. Hutapea has served in several Head and Directorial roles within Indonesia Investment Coordinating Board (or BKPM). Mr. Hutapea’s enriched experiences within BKPM contributed greatly to his core competency in investment planning and policy, investment licensing, investment compliance and corporate governance. From 2011 to August 2018, Mr. Hutapea served as the BKPM’s Deputy Chairman of Investment Planning. Previously, Mr. Hutapea acted as the Director of Investment Planning for Agriculture and Other Natural Resources from 2010 to 2011. Prior that role, he was the Director of Investment Deregulation from 2007 to 2010. From 2006 to 2007, Mr. Hutapea served as the Head of Bureau of Planning and Information. Between 2005 and 2006, he acted as the Director of Region III (Sulawesi, DI Jogyakarta & Central Java). From 2004 to 2005, Mr. Hutapea was the Director of Investment Facility Services. Mr. Hutapea earned his Master of City Planning at the University of Pennsylvania his Bachelor’s degree in Agronomy at the Bogor Agricultural University in Bogor, West Java. We believe Mr. Hutapea is qualified to be a Director of our company because of his enriched previous professional accomplishments within multiple senior investment management roles within BKPM, as well as his enhanced knowledge and skills in investment planning and management."

Roderick de Greef has been serving as a Director of our company since February 2019. Mr. de Greef is a highly qualified and recognized veteran with over 30 years of experience in the Medical Devices and Life Sciences industry. Mr. de Greef has been a member of the Board of Directors for four U.S. publicly listed companies, providing financial and corporate governance oversight and transactional guidance. Mr. de Greef is also an experienced senior financial executive with demonstrated track record of building teams and managing financial operations in high growth environments, raising debt and equity capital, negotiating and structuring strategic merger and acquisition and commercial transactions, and implementing investor relations programs. Mr. de Greef has been acting as the Chief Financial Officer for BioLife Solutions Inc. (OTCBB: BLFS) since 2016. Mr. de Greef previously served as the President and sole Director of Cambridge Cardiac Technologies Inc. from 2013 to 2016. In November 2008, Mr. de Greef was the Chairman of the Board for Cambridge Heart Inc. (OTCBB: CAMH), where he stayed until October 2013. Mr. de Greef was also the acting Chief Financial Officer of BioLife Solutions Inc. from 2007 to 2011, and of Cardiopolymers Inc. from 2007 to 2010. Prior to 2007, Mr. de Greef was the Vice President of Finance and Chief Financial Officer of Cambridge Heart Inc. from 2005 to 2007. From 2001 to 2005, Mr. de Greef served as the Executive Vice President and Chief Financial Officer of Cardiac Sciences Inc. Mr. de Greef worked as an independent corporate financial services advisor for de Greef & Partners Inc. from 1995 to 2001. Mr. de Greef served as the Chief Financial Officer for BioAnalogics Inc. and Brentwood Instruments from 1986 to 1995. Mr. de Greef started his career in 1983 as a merger and acquisition analyst and Financial Planning Analyst for W.R. Grace and Sante Fe Minerals, a division of Kuwait Petroleum Company, where he had stayed until 1986. In terms of his service on boards of directors, from 2015 to 2017, he was the Director, Chair of the Audit Committee and member of the Compensation and Nominating Committees of Pareteum Corporation (NYSE: TEUM). Mr. de Greef was also the Director, member of the Audit Committee and Chair of the Compensation Committee of Endologix Inc. (NASDAQ: ELGX) from 2003 to 2013. From 2000 to 2013, he served as the Director, member of the Audit and Compensation Committees of BioLife Solutions Inc. Mr. de Greef acted as the Chairman of the Board for Cambridge Heart Inc. from2008 to 2013. Mr. de Greef completed his MBA at University of Oregon in 1993. Prior to his graduate studies, Mr. de Greef earned his B.A. in Economics and International Relations at San Francisco State University in 1983. Mr. de Greef also became a Certified Director through UCLA Anderson School’s Director training program in 2017.

Family Relationships and Conflicts of Interests

There are no family relationships between any of our officers and directors. We are not aware of any conflicts of interests related to our officers and directors arising from the management and operations of our business.

Board of Directors and Committees

General

As of the closing of this offering, our board of directors will consist of seven (7) directors. A majority of our board of directors (namely, Mochtar Hussein, Benny Dharmawan, Tamba P. Hutapea and Roderick de Greef) will be independent, as such term is defined by the NYSE American. The members of our board of directors will be elected annually at our annual general meeting of shareholders.

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We do not have a lead independent director, and we do not anticipate having a lead independent director. Our board of directors as a whole will play a key role in our risk oversight. Our board of directors makes all decisions relevant to our company. We believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

As of the closing of this offering, our board of directors will have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee will have three members, and each member will be independent, as such term is defined by the NYSE American.

The audit committee will be responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors.

The compensation committee will review and make recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and will also administer and have authority to make grants under our incentive compensation plans and equity-based plans.

The nominating and corporate governance committee will be responsible for the assessment of the performance of our board of directors, considering and making recommendations to our board of directors with respect to the nominations or elections of directors and other governance issues. The nominating and corporate governance committee will consider diversity of opinion and experience when nominating directors.

The proposed members of the audit committee, the compensation committee and the nominating and corporate governance committee are set forth below. All such members will qualify as independent under the rules of NYSE American.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Roderick de Greef (3)	(2)	—	(1)
Tamba P. Hutapea	—	(1)	(2)
Benny Dharmawan	(1)	(2)	(1)
Mochtar Hussein	(1)	(1)	—

(1)	Committee member
(2)	Committee chair
(3)	Audit committee financial expert

Duties of Directors

As a matter of Cayman Islands law, a director owes three types of duties to the company: (a) statutory duties, (b) fiduciary duties, and (iii) common law duties. The Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached. Our board of directors.

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Interested Transactions

A director may vote, attend a board meeting or, presuming that the director is an officer and that it has been approved, sign a document on our behalf with respect to any contract or transaction in which he or she is interested. We require directors to promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

Our directors may receive such remuneration as Our board of directors may determine or change from time to time. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of our company or its parent undertaking (if any) or any subsidiary undertaking of our company or of any third party.

Qualification

A majority of our board of directors is required to be independent. There are no membership qualifications for directors. The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Limitation of Director and Officer Liability

Under Cayman Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors and secretaries, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Articles of Association provide, to the extent permitted by law, for the indemnification of each existing or former director (including alternate director), secretary and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director's (including alternate director's), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

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The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers and employees. However, we intend to adopt one in the near future in connection with our application to list on the NYSE American.

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EXECUTIVE COMPENSATION

While we will have an independent compensation committee of our board of directors following this offering, we currently do not have a compensation committee approving our salary and benefit policies. Our board of directors (or the board of directors of WJ Energy as the case may be) determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Following this offering, each of the named officers will be measured by a series of performance criteria by our board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. Our board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. Our board of directors has oversight of executive compensation plans, policies and programs.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2018 and 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)

Dr. Wirawan Jusuf Chief Executive Officer	2018	$138,188	$281,966	$54,401	$474,555

	2017	$120,000	$20,000	$46,875	$186,875

Frank Ingriselli
President	2018	$-	$-	$-	$-

	2017	$-	$-	$-	$-

Gregory L. Overholtzer
Chief Financial Officer	2018	$-	$-	$-	$-

	2017	$-	$-	$-	$-

Mirza F. Said Chief Business Development Officer	2018	$97,157	$137,213	$66,552	$300,922

	2017	$88,574	$14,762	$46,459	$149,795

Chia Hsin "Charlie" Wu Chief Operating Officer	2018	$-	$-	$-	$-

	2017	$-	$-	$-	$-

James J. Huang Chief Investment Officer	2018	$185,409	$-	$-	$185,409

	2017	$137,290	$-	$-	$137,290

(1)	Bonus paid to Dr. Wirawan Jusuf and Mr. Mirza F. Said in the fiscal year of 2018 includes the withdrawal of the accumulated funds in the defined benefit obligation of our company for the time they served our company.

(2)	All other compensation refers to income tax withholding under Indonesian law. Salaries in Indonesia are negotiated on a "take home pay" basis. Therefore, we pay the income withholding tax on behalf of the employee, which is legally considered part of the employee's compensation.

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Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees. While certain of our officers hold positions with other entities, pursuant to their employment agreements with us, each officer is required to spend substantially all of his working time, attention and skills to the performance of his duties to our company.

In connection with the Reverse Stock Split, the number of stock options granted as described below decreased accordingly.

Wirawan Jusuf

On February 27, 2019, our board of directors approved an employment agreement with Wirawan Jusuf and we entered into such agreement (which we refer to as the Jusuf Agreement) with Mr. Jusuf effective February 1, 2019, under which he serves as our Chief Executive Officer. We also entered into a share option agreement with Mr. Jusuf effective as of February 1, 2019.

The Jusuf Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Jusuf Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Jusuf provides written notice not to renew the Jusuf Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Jusuf Agreement, Mr. Jusuf is entitled to an annual base salary of $282,000 following this offering (Mr. Jusuf’s annual base salary prior to the completion of this offering was $189,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Jusuf Agreement without cause upon 30 days’ prior written notice and Mr. Jusuf may resign without cause upon 30 days’ prior written notice. We may also immediately terminate the Jusuf Agreement for cause (as set forth in the Jusuf Agreement). Upon the termination of the Jusuf Agreement for any reason, Mr. Jusuf will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Jusuf is terminated during the term of the employment agreement other than for cause, Mr. Jusuf is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Jusuf Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Jusuf Agreement), Mr. Jusuf shall be entitled to the Jusuf Severance Payment. In addition, the Jusuf Agreement will terminate prior to its scheduled expiration date in the event of Mr. Jusuf’s death or disability.

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The Jusuf Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenants. The Jusuf Agreement is governed by Cayman Islands law.

Under Mr. Jusuf’s share option agreement, Mr. Jusuf was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to the price per share paid by investors in this offering. Mr. Jusuf’s option shall vest as follows (assuming, in each case, that Mr. Jusuf remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of this offering. The share option agreement is governed by Cayman Islands law.

Frank Ingriselli

On February 27, 2019, our board of directors approved an employment agreement with Frank Ingriselli and we entered into such agreement (which we refer to as the Ingriselli Agreement) with Mr. Ingriselli effective February 1, 2019, under which he serves as our President. We also entered into a share option agreement with Mr. Ingriselli effective as of February 1, 2019.

The Ingriselli Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Ingriselli Agreement is not subject to automatic renewal.

Pursuant to the terms and provisions of the Ingriselli Agreement, Mr. Ingriselli is entitled to an annual base salary of $150,000 following this offering (Mr. Ingriselli’s annual base salary prior to the completion of this offering was $75,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Ingriselli Agreement without cause upon 30 days’ prior written notice and Mr. Ingriselli may resign with or without cause upon 30 days’ prior written notice. We may also immediately terminate Ingriselli Agreement for cause (as set forth in the Ingriselli Agreement). Upon the termination of the Ingriselli  Agreement for any reason, Mr. Ingriselli  will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Ingriselli is terminated during the term of the employment agreement other than for cause, Mr. Ingriselli is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination. In addition, the Ingriselli Agreement will terminate prior to its scheduled expiration date in the event of Mr. Ingriselli’s death or disability.

The Ingriselli Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenants. The Ingriselli Agreement is governed by Cayman Islands law.

Under Mr. Ingriselli’s share option agreement, Mr. Ingriselli was granted an option to purchase 37,500 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to the price per share paid by investors in this offering. Mr. Ingriselli’s option shall vest as follows (assuming, in each case, that Mr. Ingriselli remains employed with us): (a) 18,750 ordinary shares shall vest on the date of effectiveness of the registration statement of which this prospectus forms a part, (b) 9,375 ordinary shares shall vest on the 180th day following the closing of this offering; and (c) 9,375 ordinary shares shall vest on the first anniversary of the closing of this offering. The share option agreement is governed by Cayman Islands law.

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James Jerry Huang

On February 27, 2019, our board of directors approved an employment agreement and share option agreement with James Jerry Huang and we entered into such agreements (which we refer to as the Huang Agreement) with Mr. Huang effective February 1, 2019, under which he serves as our Chief Investment Officer. We also entered into a share option agreement with Mr. Huang effective as of February 1, 2019.

The Huang Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Huang Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Huang provides written notice not to renew the Huang Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Huang Agreement, Mr. Huang is entitled to an annual base salary of $240,000 following this offering (Mr. Huang’s annual base salary prior to the completion of this offering was $150,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Huang Agreement without cause upon 30 days’ prior written notice and Mr. Huang may resign without cause upon 30 days’ prior written notice. We may also immediately terminate Huang Agreement for cause (as set forth in the Huang Agreement). Upon the termination of the Huang  Agreement for any reason, Mr. Huang  will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Huang is terminated during the term of the employment agreement other than for cause, Mr. Huang  is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Huang Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Huang Agreement), Mr. Huang shall be entitled to the Huang Severance Payment. In addition, the Huang Agreement will terminate prior to its scheduled expiration date in the event of Mr. Huang’s death or disability.

The Huang Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenants. The Huang Agreement is governed by Cayman Islands law.

Under Mr. Huang’s share option agreement, Mr. Huang was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to the price per share paid by investors in this offering. Mr. Huang’s option shall vest as follows (assuming, in each case, that Mr. Huang remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of this offering. The share option agreement is governed by Cayman Islands law.

Gregory Overholtzer

On February 27, 2019, our board of directors approved an employment agreement with Gregory Overholtzer and we entered into such agreement (which we refer to as the Overholtzer Agreement) with Mr. Overholtzer effective February 1, 2019, under which he serves as our Chief Financial Officer.

The Overholtzer Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Overholtzer Agreement is not subject to automatic renewal.

Pursuant to the terms and provisions of the Overholtzer Agreement, Mr. Overholtzer is entitled to an annual base salary of $80,000 following this offering (Mr. Overholtzer’s annual base salary prior to the completion of this offering was $40,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

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We may terminate the Overholtzer Agreement without cause upon 30 days’ prior written notice and Mr. Overholtzer may resign with or without cause upon 30 days’ prior written notice. We may also immediately terminate Overholtzer Agreement for Cause (as set forth in the Overholtzer Agreement). Upon the termination of the Overholtzer  Agreement for any reason, Mr. Overholtzer  will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Overholtzer is terminated during the term of the employment agreement other than for cause, Mr. Overholtzer is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination. In addition, the Overholtzer Agreement will terminate prior to its scheduled expiration date in the event of Mr. Overholtzer’s death or disability.

The Overholtzer Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenants. The Overholtzer Agreement is governed by Cayman Islands law.

Chia Hsin “Charlie” Wu

On February 27, 2019, our board of directors approved an employment agreement with Chia Hsin “Charlie” Wu and we entered into such agreements (which we refer to as the Wu Agreement) with Mr. Wu effective February 1, 2019, under which he serves as our Chief Operating Officer. We also entered into a share option agreement with Mr. Wu effective as of February 1, 2019.

The Wu Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Wu Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Wu provides written notice not to renew the Wu Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Wu Agreement, Mr. Wu is entitled to an annual base salary of $204,000 following this offering (Mr. Wu’s annual base salary prior to the completion of this offering was $75,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Wu Agreement without cause upon 30 days’ prior written notice and Mr. Wu may resign without cause upon 30 days’ prior written notice. We may also immediately terminate Wu Agreement for cause (as set forth in the Wu Agreement). Upon the termination of the Wu  Agreement for any reason, Mr. Wu  will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Wu is terminated during the term of the employment agreement other than for cause, Mr. Wu is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Wu Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Wu Agreement), Mr. Wu shall be entitled to the Wu Severance Payment. In addition, the Wu Agreement will terminate prior to its scheduled expiration date in the event of Mr. Wu’s death or disability.

The Wu Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenants. The Wu Agreement is governed by Cayman Islands law.

Under Mr. Wu’s share option agreement, Mr. Wu was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to the price per share paid by investors in this offering. Mr. Wu’s option shall vest as follows (assuming, in each case, that Mr. Wu remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of this offering. The share option agreement is governed by Cayman Islands law.

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Mirza F. Said

On February 27, 2019, our board of directors approved an employment agreement with Mirza F. Said and we entered into such agreements (which we refer to as the Said Agreement) with Mr. Said effective February 1, 2019, under which he serves as Chief Business Development Officer. We also entered into a share option agreement with Mr. Said effective as of February 1, 2019.

The Said Agreement has an initial term beginning on February 1, 2019, and expiring one (1) year from such date. The Said Agreement is subject to automatic renewal on a year-to-year renewal basis unless either we or Mr. Said provides written notice not to renew the Said Agreement no later than 30 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Said Agreement, Mr. Said is entitled to an annual base salary of $204,000 following this offering (Mr. Said’s annual base salary prior to the completion of this offering was $130,000), cash bonuses as determined by our board of directors or its designated committee in its sole discretion, participation in our 2018 Omnibus Equity Incentive Plan or similar equity incentive plans, and other employee benefits as approved by our board of directors.

We may terminate the Said Agreement without cause upon 30 days’ prior written notice and Mr. Said may resign without cause upon 30 days’ prior written notice. We may also immediately terminate Said Agreement for cause (as set forth in the Said Agreement). Upon the termination of the Said  Agreement for any reason, Mr. Said  will be entitled to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Said is terminated during the term of the employment agreement other than for cause, Mr. Said  is entitled to, upon delivering to us a general release of our company and its affiliates in a form satisfactory to us, the amount of base salary earned and not paid prior to termination and such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with us) (the “Said Severance Payment”). In the event that such termination is upon a Change of Control (as defined in the Said  Agreement), Mr. Said  shall be entitled to the Said  Severance Payment. In addition, the Said Agreement will terminate prior to its scheduled expiration date in the event of Mr. Said’s death or disability.

The Said Agreement also includes confidentiality and non-disclosure covenants as well as twelve (12) month non-competition and non-solicitation covenants. The Said Agreement is governed by Cayman Islands law.

Under Mr. Said’s share option agreement, Mr. Said was granted an option to purchase 150,000 ordinary shares under our 2018 Omnibus Equity Incentive Plan at an exercise price equal to the price per share paid by investors in this offering. Mr. Said’s option shall vest as follows (assuming, in each case, that Mr. Said remains employed with us): (a) 50,000 ordinary shares shall vest on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares shall vest on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares shall vest on the third anniversary of the closing of this offering. The share option agreement is governed by Cayman Islands law.

2018 Omnibus Equity Incentive Plan

There were no outstanding stock awards held by any of our executive officers as of December 31, 2018.

On October 31, 2018, our board of directors and shareholders adopted a 2018 Omnibus Equity Incentive Plan for our company (which we refer to as the 2018 Plan).

Purpose

The purpose of our 2018 Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements.

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Administration

The compensation committee of our board of directors (or the Compensation Committee) will have primary responsibility for administering the 2018 Plan. The Compensation Committee will have the authority to, among other things, the (a) determine terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) determine the persons who are to receive options and stock purchase rights and (c) determine the number of shares to be subject to each option and stock purchase right, (d) prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards, (e) determine if a grant will be an “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code) to employees of our company or a non-qualified options to directors and consultants of our company, and (f) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2018 Plan. The Compensation Committee will have full discretion to administer and interpret the 2018 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility

Our employees, directors, officers and consultants (and those of any affiliated companies of ours) are eligible to participate in the 2018 Plan. The Compensation Committee has the authority to determine who will be granted an award under the 2018 Plan, however, it may delegate such authority to one or more of our officers under the circumstances set forth in the 2018 Plan; provided, however, that all awards made to non-employee Directors shall be determined by our board of directors in its sole discretion

Number of Shares Authorized

An aggregate number of ordinary shares equal to 15% of our issued and outstanding ordinary shares following this offering (including any shares issued in this offering) are reserved for issuance under our 2018 Plan.

If an award is forfeited, canceled, or if any option terminates, expires or lapses without being exercised, the ordinary shares subject to such award will again be made available for future grant. However, shares that are used to pay the exercise price of an option or that are withheld to satisfy the Participant’s tax withholding obligation will not be available for re-grant under the 2018 Plan.

Awards Available for Grant

The Compensation Committee may grant awards of non-qualified share options, incentive share options, share appreciation rights, restricted share awards, restricted share units, share bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing, as each type of award is described in the 2018 Plan. Unless accelerated in accordance with the 2018 Plan, unvested awards shall, if so determined by the Compensation Committee, terminate immediately upon the grantee resigning from or our terminating the grantee’s employment or contractual relationship with us or any related company without cause, including death or disability.

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Options

The Compensation Committee will be authorized to grant options to purchase ordinary shares that are either “qualified,” meaning they are intended to satisfy the requirements of Code Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2018 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2018 Plan, unless the Compensation Committee determines otherwise in the case of an option substituted for another option in connection with a corporate transaction, the exercise price of the options will not be less than the fair market value (as determined under the 2018 Plan) of the ordinary shares on the date of grant. Options granted under the 2018 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2018 Plan will be 10 years from the date of grant (or five years in the case of an incentive share option granted to a 10% shareholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted ordinary shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Compensation Committee may determine to be appropriate.

Share Appreciation Rights

The Compensation Committee will be authorized to award share appreciation rights (or SARs) under the 2018 Plan. SARs will be subject to such terms and conditions as established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. A SAR granted under the 2018 Plan may be granted in tandem with an option and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option which corresponds to such SARs. SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement.

Restricted shares

The Compensation Committee will be authorized to award restricted shares under the 2018 Plan. The Compensation Committee will determine the terms of such restricted shares awards. Restricted shares are ordinary shares that generally are non-transferable and subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted shares will be forfeited.

Restricted share unit Awards

The Compensation Committee will be authorized to award restricted share unit awards. The Compensation Committee will determine the terms of such restricted share units. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Bonus Share Awards

The Compensation Committee will be authorized to grant awards of unrestricted ordinary shares or other awards denominated in ordinary shares, either alone or in tandem with other awards, under such terms and conditions as the Compensation Committee may determine.

Performance Compensation Awards

The Compensation Committee will be authorized to grant any award under the 2018 Plan in the form of a Performance Compensation Award exempt from the requirements of Section 162(m) of the Code by conditioning the vesting of the Award on the attainment of specific performance criteria of our company and/or one or more of our affiliates, divisions or operational units, or any combination thereof, as determined by the Compensation Committee. The Compensation Committee will select the performance criteria based on one or more of the following factors: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (EBIT, EBITDA, earnings per share, or other corporate profit measures); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); (vii) share price or performance; (viii) total shareholder return (share price appreciation plus reinvested dividends divided by beginning share price); (ix) economic value added; (x) return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); (xi) market share; (xii) improvements in capital structure; (xiii) expenses (expense management, expense ratio, expense efficiency ratios or other expense measures); (xiv) business expansion or consolidation (acquisitions and divestitures); (xv) internal rate of return or increase in net present value; (xvi) working capital targets relating to inventory and/or accounts receivable; (xvii) inventory management; (xviii) service or product delivery or quality; (xix) customer satisfaction; (xx) employee retention; (xxi) safety standards; (xxii) productivity measures; (xxiii) cost reduction measures; and/or (xxiv) strategic plan development and implementation.

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Transferability

Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Compensation Committee, however, may permit options (other than incentive share options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.

Amendment

In addition, our board of directors may amend, in whole or in part, our 2018 Plan at any time. However, without shareholder approval, except that (a) any amendment or alteration shall be subject to the approval of the our shareholders if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) our board of directors may otherwise, in its discretion, determine to submit other such amendments or alterations to shareholders for approval. Awards previously granted under the 2018 Plan may not be impaired or affected by any amendment of our 2018 Plan, without the consent of the affected grantees.

Change in Control

The 2018 Plan provides that in the event of a change of control, the Compensation Committee shall, unless an outstanding award is assumed by the surviving company or replaced with an equivalent award granted by the surviving company in substitution for such outstanding award cancel any outstanding awards that are not vested and non-forfeitable as of the consummation of such corporate transaction (unless the Compensation Committee, in its discretion, accelerates the vesting of any such awards). In respect to any vested and non-forfeitable awards, the Compensation Committee may, in its discretion, (i) allow all grantees to exercise such awards within a reasonable period prior to the consummation of the corporate transaction and cancel any outstanding awards that remain unexercised, or (ii) cancel any or all of such outstanding awards in exchange for a payment (in cash, or in securities or other property, up to the sole discretion of the Compensation Committee) in an amount equal to the amount that the grantee would have received if such vested awards were settled or distributed or exercised immediately prior to the consummation of the corporate transaction.

Director Compensation

To date, we have not paid any remuneration to our directors in their capacities as such. Following the closing of this offering, we expect that each independent director will receive annual cash compensation equal to $30,000 per year for such directors’ services to our board of directors. The Chairman of the Board will receive an additional $15,000 per year. In addition to the annual cash compensation for serving on our board of directors, each independent director that also serves on a committee of our board of directors will receive compensation as follows: each member of the audit committee and compensation committee (not including the chairperson) will receive annual cash compensation of $3,000 per year and each member of the Nominating and Corporate Governance Committee (not including the chairperson) will receive annual cash compensation of $3,000 per year. The chairperson of our Audit Committee will receive annual compensation of $27,000 and the chairperson of our Compensation Committee will receive annual compensation of $6,000 and the chairperson of our Nominating and Corporate Governance Committee will receive annual compensation of $3,000.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and director compensation and other arrangements discussed in the “Management” section of this prospectus, and the transactions described below, we have not entered into any transactions to which we or our subsidiaries have been or are a party of the type which is required to be disclosed under Item 7 B. of Form 20-F.

In 2014, WJ Energy entered into loan in the amount of $15,582,634 with Maderic for the purpose of acquiring the TAC, with no interest-bearing and a loan period of 19 years.

In March 2015, WJ Energy entered into loan agreement with Maderic, the then controlling shareholder of WJ Energy and now our controlling shareholder under which such shareholder provided a loan approximating $3,000,000, with no interest-bearing and loan period of 19 years.

In February and November 2015, WJ Energy entered into loan agreements with HFO, the then controlling shareholder of WJ Energy and now our controlling shareholder under which such shareholder provided a loan approximating $1,000,000 and $2,000,000, respectively, with no interest-bearing and loan period of both 19 years.

In August 2016, WJ Energy entered into loan agreements with Maderic and HFO, the then controlling shareholders of WJ Energy and now our controlling shareholders under which such shareholders provided loans approximating $150,000 and $150,000, respectively, with no interest-bearing and loan period of both 19 years.

In February 2018, WJ Energy entered into loan agreements with Maderic, the then controlling shareholder of WJ Energy and now our controlling shareholder, under which Maderic provided loans approximating $4,500,000, with no interest-bearing and loan period of 19 years.

On June 30, 2018, we entered into the Restructuring Agreements with Maderic and HFO (the two then shareholders of WJ Energy) for the purpose of restructuring our capitalization in anticipation of this offering. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of our company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of our company and (iii) we issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO.

On July 9, 2015, Wirawan Jusuf, our Chairman and Chief Executive Officer and indirect controlling shareholder, borrowed $126,749 from our subsidiary GWN. These borrowings were non-interest bearing and without specific terms of repayment and were repaid on November 17, 2017.

On February 23, 2016, WJ Energy entered into a loan agreement as lender with Coalville Holding Limited as borrower for an amount of $160,100. This loan was fully repaid on July 11, 2018. Coalville Holding Limited is controlled by Wirawan Jusuf.

On May 18, 2016, our subsidiary GWN entered into a loan agreement as lender with PT Biofarm Plantation as borrower for an amount of $18,309. This loan was fully repaid on July 24, 2018. PT Biofarm Plantation is controlled by James J. Huang, our director and Chief Investment Officer.

On March 20, 2017 and December 7, 2017, Mirza F. Said, our director and Chief Business Development Officer became liable for $7,455 and $7,750, respectively, to our subsidiaries CNE and HNE for shares Mr. Said held in CNE and HNE, in order for us to comply with Indonesian law. Such shares were subsequently transferred to HNE, GWN and WJ Energy on July 5, 2018 together with the liabilities attached to those shares, leaving no outstanding liability between Mirza F. Said and our company or its subsidiaries. On March 20, 2017, Dr. Ir. I. Indiarto, MM, Commissioner of GWN, subsidiary of our company, became liable for $7,750, to our subsidiaries HNE for shares Dr. Ir. I. Indiarto, MM held in HNE, in order for us to comply with Indonesian law. Such shares were subsequently transferred to WJ Energy on July 5, 2018 together with the liabilities attached to those shares, leaving no outstanding liability between Dr.Ir. I. Indiarto and our company or its subsidiaries (see “Business—History and Corporate Structure” for a description of the current share ownership of our subsidiaries arising out of such transactions).

During the year ended December 31, 2017, we were advanced funds to Wican (HK) Limited for working capital purpose in the amount of $8,248. The advance was fully collected on December, 20, 2018. Wican (HK) Limited is controlled by Wirawan Jusuf.

On January 30, 2019, WJ Energy entered into an interest free loan agreement with Maderic Holding Limited, shareholder of our company, in the amount of $3,800,000, with maturity date on August 31, 2024, in preparation for the extension of the operatorship in Kruh Block in the form of KSO.

Following this offering, our audit committee will be required to review and approve any related party transaction we propose to enter into. Our audit committee charter will detail the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws. Unless otherwise noted, the business address for each of our directors and executive officers is Dea Tower I, 11th Floor, Suite 1103 Jl. Mega Kuningan Barat Kav. E4.3 No.1-2 Jakarta – 12950, Indonesia.

Name of Beneficial Owners	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%(1)	Number	%(2)

Directors and Executive Officers:
Dr. Wirawan Jusuf (3)	5,222,222	87.04%	5,222,222	69.63%
Frank C. Ingriselli (4)	—	—	18,750	*
Mirza F. Said (5)	—	—	—	—
James J. Huang (6)	—	—	—	—
Chia Hsin "Charlie" Wu (7)	—	—	—	—
Gregory L. Overholtzer	—	—	—	—
Mochtar Hussein	—	—	—	—
Benny Dharmawan	—	—	—	—
Tamba P. Hutapea	—	—	—	—
Roderick de Greef	—	—	—	—
All directors and officers as a group	5,222,222	87.04%	5,240,972	69.88%
5% shareholders:
MADERIC Holding Limited (3)	5,222,222	87.04%	5,222,222	69.63%
HFO Investment Group Limited (8)	777,778	12.96%	777,778	10.37%

*	Less than 1%.

(1)	Based on 6,000,000 shares issued as of the date of this prospectus.

(2)	Based on 7,500,000 shares issued and outstanding following this offering.

(3)	Dr. Wirawan Jusuf holds voting and dispositive control over, and thus beneficial ownership of, the shares held by MADERIC Holding Limited. Excludes options to purchase 150,000 of our ordinary shares with an exercise price of $[ ] per share (the price to the public in this offering), which vest as follows: (a) 50,000 ordinary shares on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares on the third anniversary of the closing of this offering (assuming, in each case, that Dr. Jusuf is then still employed by us).

(4)	Beneficial ownership consists of options to purchase 18,750 of our ordinary shares with an exercise price of $[ ] per share (the price to the public in this offering), which vest on closing of this offering. Excludes options to purchase 18,750 of our ordinary shares with an exercise price of $[ ] per share (the price to the public in this offering), which vest as follows: (a) 9,375 ordinary shares on the 180th day following the closing of this offering and (b) 9,375 ordinary shares on the first anniversary of the closing of this offering (assuming, in each case, that Mr. Ingriselli is then still employed by us).

(5)	Excludes options to purchase 150,000 of our ordinary shares with an exercise price of $[ ] per share (the price to the public in this offering), which vest as follows: (a) 50,000 ordinary shares on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares on the third anniversary of the closing of this offering (assuming, in each case, that Mr. Said is then still employed by us).

(6)	Excludes options to purchase 150,000 of our ordinary shares with an exercise price of $[ ] per share (the price to the public in this offering), which vest as follows: (a) 50,000 ordinary shares on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares on the third anniversary of the closing of this offering (assuming, in each case, that Mr. Huang is then still employed by us).

(7)	Excludes options to purchase 150,000 of our ordinary shares with an exercise price of $[ ] per share (the price to the public in this offering), which vest as follows: (a) 50,000 ordinary shares on the first anniversary of the closing of this offering, (b) 50,000 ordinary shares on the second anniversary of the closing of this offering; and (c) 50,000 ordinary shares on the third anniversary of the closing of this offering (assuming, in each case, that Mr. Wu is then still employed by us).

(8)	Wan-Yu Huang (the adult sister of James J. Huang, our Chief Investment Officer) has voting and dispositive control over the shares held by HFO Investment Group Limited.

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, which will become effective upon completion of this offering, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the ”memorandum” and the “articles of association”).

Overview

We were incorporated as a Cayman Islands exempted company with limited liability on April 24, 2018. Our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, and the Companies Law (Revised) of the Cayman Islands, which is referred to below as the Companies Law.

A Cayman Islands exempted company:

•	is a company that conducts its business mainly outside the Cayman Islands;

•	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•	does not have to hold an annual general meeting;

•	does not have to make its register of members open to inspection by shareholders of that company;

•	may obtain an undertaking against the imposition of any future taxation;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

Share Capital

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$110,000 divided into 37,500,000 ordinary shares of US$0.00267 par value each and 3,750,000 preferred shares of US$0.00267 par value each. Subject to the provisions of the Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

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Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association are subject to provisions of the Companies Law (see “Differences in Corporate Law” below) and will include provisions to the following effects:

Share Rights

Without prejudice to any rights attached to any existing ordinary shares or class of shares, any share may be issued with such preferred, deferred or other special rights or subject to such restrictions as we may determine by ordinary resolution or, subject to and in default of such determination, as our board of directors shall determine. We may issue redeemable shares.

Our amended and restated memorandum and articles of association provide that, subject to Cayman Islands law, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Voting Rights

On a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Dividends

Subject to the provisions of the Companies Law and any rights for the time being attaching to any class or classes of shares, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Subject to the provisions of the Companies Law and any rights for the time being attaching to any class or classes of shares, our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Variation of Rights

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

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Alteration of share capital

Subject to the Companies Law, our company may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on shares and forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least fourteen clear days' notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten per cent. per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within fourteen days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

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Unclaimed dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our company.

Forfeiture or surrender of shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than fourteen clear days' notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of our company and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share premium account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Companies Law.

Redemption and purchase of own shares

Subject to the Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

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We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to the restrictions contained in our articles, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors, executed by or on behalf of the transferor (and, if in respect of a nil or partly paid up share, or if so required by our directors, by or on behalf of the transferee) and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of any shares unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the share transferred is fully paid up and free of any lien in favor of our company;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our shares will have no general right under the Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

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The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent. of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days' after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least fourteen days’ notice of an extraordinary general meeting and twenty-one days' notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Law and with the consent of the shareholders who, individually or collectively, hold at least ninety per cent. of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within fifteen minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold at least ten per cent. of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director and a maximum of nine directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

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The remuneration of the directors shall be determined by the shareholders by ordinary resolution, except that the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Powers and duties of directors

Subject to the provisions of the Companies Law, our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles of association. However, to the extent allowed by the Companies Law, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

Our board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

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The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

Our board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of our company or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of ours or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

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A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Companies Law, we must keep a register of members and there should be entered therein:

•	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

•	the date on which the name of any person was entered on the register as a shareholder; and

•	the date on which any person ceased to be a shareholder.

Under the Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (a) statutory duties, (b) fiduciary duties, and (iii) common law duties. The Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

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Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days' after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

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Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Law and our articles, we may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our articles may only be amended by special resolution of our shareholders.

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Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Law, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii)  to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our ordinary shares.  We cannot assure you that a liquid trading market for our ordinary shares will develop on the NYSE American or be sustained after this offering.  Future sales of substantial amounts of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares.  Further, since a large number of our ordinary shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our ordinary shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of 1,363,637 ordinary shares offered hereby, but no exercise of the underwriters’ over-allotment option, we will have an aggregate of 7,363,637 ordinary shares outstanding.   The 1,363,637 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

As of the date of this prospectus, 6,000,000 ordinary shares held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144.  All 6,000,000 of such shares will be subject to “lock-up” agreements described below on the effective date of this offering. Upon expiration of the lock-up period of 180 days after the date of this prospectus, outstanding shares will become eligible for sale, subject to the limitations of Rule 144.

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	1,363,637	Freely tradable shares sold in the offering.

Six months	6,000,000	Shares saleable under Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

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We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any ordinary shares that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations.  Sales of our ordinary shares by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our ordinary shares acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned our ordinary shares for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding, which will equal approximately ordinary shares immediately after this offering; or

•	the average weekly trading volume in our ordinary shares on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Lock-up Agreements

We, all of our directors and officers and our two current shareholders have agreed with Aegis, as representative of the underwriters of this offering, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of Aegis. This consent may be given at any time without public notice.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

The following discussion of material Cayman Islands, Indonesia and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividends or capital to any holder of our shares, nor will gains derived from the disposal of our shares be subject to Cayman Islands income or corporation tax.

Pursuant to Section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, we have obtained an undertaking from the Financial Secretary of the Cayman Islands:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding in whole or in part of any "relevant payment" as defined in section 6(3) of the Tax Concessions Law (Revised).

The undertaking is for a period of twenty years from November 2, 2018.

Material U.S. Federal Income Tax Considerations

Subject to the qualifications and limitations described below, the following are the material U.S. federal income tax consequences of the purchase, ownership and disposition of ordinary shares to a “U.S. Holder.” Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of ordinary shares to them. The legal conclusions identified in this discussion are the opinion of our U.S. counsel, Ellenoff Grossman & Schole LLP, and are based on the accuracy of the representations of factual matters made by us.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•	an estate, whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election to be treated as a U.S. person.

A “non-U.S. Holder” is any individual, corporation, trust or estate that is a beneficial owner of ordinary shares and is not a U.S. Holder.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations promulgated thereunder, and administrative and judicial decisions as at the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing accuracy of this discussion.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to purchase ordinary shares. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on such holder’s particular circumstances, including Medicare tax imposed on certain investment income. In particular, this discussion considers only U.S. Holders that will own ordinary shares as capital assets within the meaning of section 1221 of the Code and does not address the potential application of U.S. federal alternative minimum tax or the U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including:

•	broker dealers or insurance companies;

•	U.S. Holders who have elected mark-to-market accounting;

•	tax-exempt organizations or pension funds;

•	regulated investment companies, real estate investment trusts, insurance companies, financial institutions or “financial services entities”;

•	U.S. Holders who hold ordinary shares as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” or other integrated investment;

•	U.S. Holders who own or owned, directly, indirectly or by attribution, at least 10% of the voting power of our ordinary shares;

•	U.S. Holders whose functional currency is not the U.S. Dollar;

•	U.S. Holders who received ordinary shares as compensation;

•	U.S. Holders who are otherwise subject to UK taxation;

•	persons holding ordinary shares in connection with a trade or business outside of the United States; and

•	certain expatriates or former long-term residents of the United States.

This discussion does not consider the tax treatment of holders that are entities treated as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold ordinary shares through a partnership or other pass-through entity. In addition, this discussion does not address any aspect of state, local or non-U.S. tax laws, or the possible application of U.S. federal gift or estate tax.

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BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF ORDINARY SHARES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION AND THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Taxation of Dividends Paid on Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to our ordinary shares generally will be includable in the gross income of U.S. Holders as foreign source passive income. Because we do not determine our earnings and profits for U.S. federal income tax purposes, a U.S. Holder will be required to treat any distribution paid on ordinary shares, including the amount of non-U.S. taxes, if any, withheld from the amount paid, as a dividend on the date the distribution is received. Such distribution generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Cash distributions paid in a non-U.S. currency will be included in the income of U.S. Holders at a U.S. Dollar amount equal to the spot rate of exchange in effect on the date the dividends are includible in the income of the U.S. Holders, regardless of whether the payment is in fact converted to U.S. Dollars, and U.S. Holders will have a tax basis in such non-U.S. currency for U.S. federal income tax purposes equal to such U.S. Dollar value. If a U.S. Holder converts a distribution paid in non-U.S. currency into U.S. Dollars on the day the dividend is includible in the income of the U.S. Holder, the U.S. Holder generally should not be required to recognize gain or loss arising from exchange rate fluctuations. If a U.S. Holder subsequently converts the non-U.S. currency, any subsequent gain or loss in respect of such non-U.S. currency arising from exchange rate fluctuations will be U.S.-source ordinary income or loss.

Dividends we pay with respect to our ordinary shares to non-corporate U.S. Holders may be “qualified dividend income,” which is currently taxable at a reduced rate; provided that (i) our ordinary shares are readily tradable on an established securities market in the United States, (ii) we are not a passive foreign investment company (as discussed below) with respect to the U.S. Holder for either our taxable year in which the dividend was paid or the preceding taxable year, (iii) the U.S. Holder has held our ordinary shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date, and (v) the U.S. Holder is not under an obligation to make related payments on substantially similar or related property. We believe our ordinary shares, which are expected to be listed on the NYSE American, will be considered to be readily tradable on an established securities market in the United States, although there can be no assurance that this will continue to be the case in the future. Any days during which a U.S. Holder has diminished its risk of loss on our ordinary shares are not counted towards meeting the 61-day holding period. U.S. Holders should consult their own tax advisors on their eligibility for reduced rates of taxation with respect to any dividends paid by us.

Distributions paid on ordinary shares generally will be foreign-source passive category income for U.S. foreign tax credit purposes and will not qualify for the dividends received deduction generally available to corporations. Subject to certain conditions and limitations, non-U.S. taxes, if any, withheld from a distribution may be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. In addition, if 50 percent or more of the voting power or value of our shares is owned, or is treated as owned, by U.S. persons (whether or not we are a “controlled foreign corporation” for U.S. federal income tax purposes), the portion of our dividends attributable to income which we derive from sources within the United States (whether or not in connection with a trade or business) would generally be U.S.-source income. U.S. Holders would not be able directly to utilize foreign tax credits arising from non U.S. taxes considered to be imposed upon U.S.-source income.

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Taxation of the Sale or Other Disposition of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder generally will recognize a capital gain or loss on the taxable sale or other disposition of our ordinary shares in an amount equal to the difference between the U.S. Dollar amount realized on such sale or other disposition (determined in the case of consideration in currencies other than the U.S. Dollar by reference to the spot exchange rate in effect on the date of the sale or other disposition or, if the ordinary shares are treated as traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in such ordinary shares determined in U.S. Dollars. The initial tax basis of ordinary shares to a U.S. Holder will be the U.S. Holder’s U.S. Dollar cost for ordinary shares (determined by reference to the spot exchange rate in effect on the date of the purchase or, if the ordinary shares are treated as traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).

Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year generally will be treated as long-term capital gain and is eligible for a reduced rate of taxation for non-corporate holders. Gain or loss recognized by a U.S. Holder on a sale or other disposition of ordinary shares generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale or exchange of ordinary shares is subject to limitations. A U.S. Holder that receives currencies other than U.S. Dollars upon disposition of the ordinary shares and converts such currencies into U.S. Dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of such currencies against the U.S. Dollar, which generally will be U.S.-source ordinary income or loss.

Passive Foreign Investment Company

Based on our current composition of assets and market capitalization (which will fluctuate from time to time), we believe that we are not and will not become a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. However, the determination of whether we are a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that we could be classified as a PFIC for the current taxable year or in future years due to changes in the composition of our assets or income, as well as changes to our market capitalization. The market value of our assets may be determined in large part by reference to the market price of our ordinary shares, which may fluctuate.

In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if at least (i) 75% of its gross income is classified as “passive income” or (ii) 50% of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For these purposes, cash is considered a passive asset. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds 25% or more (by value) of the stock.

Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

If we are considered a PFIC at any time that a U.S. Holder holds our shares, any gain recognized by the U.S. Holder on a sale or other disposition of the shares, as well as the amount of an “excess distribution” (defined below) received by such holder, would be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its shares exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the shares.

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If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. If we are considered a PFIC, a U.S. Holder will also be subject to information reporting requirements on an annual basis. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in our shares.

If we were classified as a PFIC, a U.S. Holder may be able to make a mark-to-market election with respect to our ordinary shares (but not with respect to the shares of any lower-tier PFICs) if the ordinary shares are “regularly traded” on a “qualified exchange”. In general, our ordinary shares issued will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. We believe the NYSE American is a qualified exchange. However, we can make no assurance that the ordinary shares will be listed on a “qualified exchange” or that there will be sufficient trading activity for the ordinary shares to be treated as “regularly traded”. Accordingly, U.S. Holders should consult their own tax advisers as to whether their ordinary shares would qualify for the mark-to-market election.

If a U.S. Holder makes the mark-to-market election, for each year in which our company is a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of the ordinary shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of our ordinary shares will be treated as ordinary income, and any loss will be treated as an ordinary loss to the extent of any prior mark-to-market gains.

If a U.S. Holder makes the mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

If we were classified as a PFIC, U.S. Holders would not be eligible to make an election to treat us as a “qualified electing fund,” or a QEF election, because we do not anticipate providing U.S. Holders with the information required to permit a QEF election to be made.

U.S. Information Reporting and Backup Withholding

A U.S. Holder is generally subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares and proceeds paid from the sale, exchange, redemption or other disposition of ordinary shares. A U.S. Holder is subject to backup withholding (currently at 24%) on dividends paid in the United States on ordinary shares and proceeds paid from the sale, exchange, redemption or other disposition of our ordinary shares unless the U.S. Holder is a corporation, provides an IRS Form W-9 or otherwise establishes a basis for exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund from the IRS of any excess amount withheld under the backup withholding rules, provided that certain information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Certain Reporting Obligations

If a U.S. Holder (together with persons considered to be related to the U.S. Holder) subscribes for ordinary shares for a total initial public offering price in excess of $100,000 (or the equivalent in a foreign currency), such holder may be required to file IRS Form 926 for the holder’s taxable year in which the initial public offering price is paid. U.S. Holders should consult their own tax advisors to determine whether they are subject to any Form 926 filing requirements.

Individuals that own “specified foreign financial assets” may be required to file an information report with respect to such assets with their tax returns. Subject to certain exceptions, “specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non U.S. persons, (ii) financial instruments and contracts held for investment that have non U.S. issuers or counterparties, and (iii) interests in foreign entities. The ordinary shares may be subject to these rules. Persons required to file U.S. tax returns that are individuals are urged to consult their tax advisers regarding the application of this legislation to their ownership of the ordinary shares.

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UNDERWRITING

We are offering our ordinary shares described in this prospectus through the underwriters named below. Aegis Capital Corp. (or Aegis) is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of ordinary shares listed next to its name in the following table.

Underwriters	Number of Shares
Aegis Capital Corp.	1,363,637

Total	1,363,637

The underwriting agreement provides that the underwriters must buy all of the ordinary shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares as described below.

Our ordinary shares are offered subject to a number of conditions, including:

•	receipt and acceptance of our ordinary shares by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

We have been advised by Aegis that the underwriters intend to make a market in our ordinary shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to an aggregate of 204,545 additional ordinary shares. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional ordinary shares approximately in proportion to the amounts specified in the table above.

Underwriting Discount

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.528 per share from the initial public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, Aegis may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 204,545 additional shares.

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	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$11.00	15,000,007	17,250,002
Underwriting discount and commission	$0.88	1,118,182	1,285,909
Proceeds to us, before expenses	$10.12	13,800,007	15,870,001

The underwriters will receive a discount and commission of 8% of the funds raised in this offering.  We have agreed to provide Aegis with a non-accountable expense allowance equal to 1% of the gross proceeds of this offering.  We also have agreed to pay certain of the underwriters’ out-of-pocket accountable expenses, including legal fees, up to a maximum amount of $100,000.  We have also previously paid $100,000 to Aegis under a separate advisory agreement.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount and commission, will be approximately $1.59 million.

Right of First Refusal

We have agreed to grant Aegis, for the twelve (12) month period following the closing date of this offering, a right of first refusal to act as lead managing underwriter and sole book runner and/or lead placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve (12) month period by us or any successor to or any subsidiary of our company.  The right of first refusal shall not apply to any financing provided by or solicited from any person or entity who is a holder of our debt or equity securities as of the effective date of the registration statement related to this offering, nor shall it apply to any equity placement made by us in connection with any acquisition transaction, strategic relationship, joint venture or similar business transaction.  The right of first refusal shall be subject to termination by us in the event one or more of the Managing Directors of Aegis working with us resigns or is terminated by Aegis.

Lock-Up Agreements

We and our directors, officers and our two current shareholders as of the effective date of the registration statement related to this offering (and all holders of securities exercisable for or convertible into ordinary shares) shall enter into customary “lock-up” agreements in favor of Aegis pursuant to which such persons and entities shall agree, for a period of 180 days after the effective date of the registration statement related to this offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without Aegis’s prior written consent, including the issuance of ordinary shares upon the exercise of currently outstanding convertible securities.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

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Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our securities will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our securities will trade in the public market subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

Stock Exchange

Our ordinary shares have been approved for listing on the NYSE American under the symbol “INDO”.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ordinary shares during and after this offering, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ordinary shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our ordinary shares, which involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering and purchasing ordinary shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

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The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Aegis has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result of these activities, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the NYSE American, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our ordinary shares. The initial public offering price will be determined by negotiation among us and Aegis. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to Aegis;

•	our history and prospects and the history and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares or that the ordinary shares will trade in the public market at or above the initial public offering price.

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Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b)	by the Managers to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lead Manager for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

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Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

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Notice to Prospective Investors in Indonesia

The shares have not been, and will not be, registered with the Indonesian Financial Services Authority (Otoritas Jasa Keuangan), and therefore, the shares may not be offered or sold within Indonesia or to Indonesian citizens outside of Indonesia in a manner which constitutes a public offer under Law No. 8 of 1995 on Capital Markets and the implementing regulations. Accordingly, we and the underwriters will not, directly or indirectly, expressly or implicitly:

(1)   offer the shares to more than 100, or sell the shares to more than 50, parties in Indonesia and/or Indonesian citizens outside of Indonesia; and

(2)   offer the shares by way of mass media, including any newspaper, magazine, film, television, radio or other electronic media or any letter, brochure or other printed medium, distributed to more than 100 parties in Indonesia and/or Indonesian citizens outside of Indonesia.

Notice to Prospective Investors in Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

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EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NYSE American listing fee, all amounts are estimates.

US$
SEC registration fee	$2,351
NYSE American listing fee	50,000
FINRA filing fee	5,000
Transfer agent fees and expenses	996
Printing and engraving expenses	35,000
Legal fees and expenses	350,000
Accounting fees and expenses	624,729
Financial advisory fees	350,000
Miscellaneous	175,000
Total	$1,593,076

These expenses will be borne by us. Underwriting discounts and commissions will be borne by us in proportion to the numbers of ordinary shares sold in the offering.

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP, New York, New York, with respect to legal matters of United States federal securities law. The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Ogier, Grand Cayman, Cayman Islands. Legal matters as to Indonesian law will be passed upon for us by Adnan Kelana Haryanto & Hermanto, Jakarta, Indonesia. Ellenoff Grossman & Schole LLP may rely upon such Cayman Islands and Indonesian counsel with respect to matters governed by Cayman Islands and Indonesian law, respectively. Loeb & Loeb LLP, New York, New York, is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 included in this prospectus have been so included in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.  The office of Marcum Bernstein & Pinchuk LLP is located at 7 Penn Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at www.indo-energy.com as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

135

GLOSSARY OF TERMS

The following is a glossary of oil and gas industry and other defined terms used in this prospectus:

“AMDAL”	Environmental impact assessment report

“BP Migas”	Badan Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, the non-profit Government-owned operating board that succeeded to Pertamina’s role as regulator of upstream oil and gas activities under the Oil and Gas Law.

“BPH Migas”	Badan Pengatur Hilir Minyak dan Gas Bumi, the non-profit Government-owned operating board that succeeded to Pertamina’s role as regulator of downstream oil and gas activities under the Oil and Gas Law.
“BPJS Kesehatan”	Indonesian Health Social Security Administrative Body

“BPJS Ketenagakerjaan”	Indonesian the Manpower Social Security Administrative Body

“Brexit”	The United Kingdom referendum voting in favor to leave the European Union and voted to leave

“CNE”	PT Cogen Nusantara Energi, our indirect, wholly-owned subsidiary.

“Company”	Indonesia Energy Corporation Limited

“Cost Recovery”	The arrangement with the Government under which oil and gas contractors are allowed to recover their costs from the revenue. Different contracts may impose different ceiling on the percentage of revenue recoverable.

“delineation well”	A well that is drilled to exploit the hydrocarbon accumulation defined by an appraisal or delineation well.

“DGOG”	The Indonesian Director-General of Oil and Gas

“DMO”	Domestic market obligation

“exploration well”	A well that is designed to test the validity of a seismic interpretation and to confirm the presence of hydrocarbons in an undrilled formation.

“FTP”	First tranche petroleum.

“G&G study”	Geological and geophysical study

“GHG”	Regulation of greenhouse gas

“Government”	The Government of the Republic of Indonesia.

“GWN”	PT Green World Nusantara, our indirect, wholly-owned subsidiary.

136

“HNE”	PT Harvel Nusantara Energi, our indirect, wholly-owned subsidiary.

“HSSE”	Health, safety, security and environment activities

“HWN”	PT Hutama Wiranusa Energi, our indirect, wholly-owned subsidiary

“ICP”	Indonesian Crude Price for the “Talang Akar Pendopo (TAP) / Air Hitam” crude oil type.

“IDR”, “Rp.” or “Rupiah”	Indonesian Rupiah.

“Indonesia”	The Republic of Indonesia.

“ITB”	Bandung Institute of Technology.

“JOB”	Joint Operating Body.

“Joint Study”	A program with the Government whose objective is to determine oil and gas potential within a proposed working area by conducting geological and geophysical work.

“KSO”	Kerja Sama Operasi/Joint Operation with Pertamina, a type of contract between Pertamina and exploration companies.

“lead”	Preliminary interpretation of geological and geophysical information that may or may not lead to prospects.

“LNG”	Liquefied natural gas.

“LPG”	Liquefied petroleum gas.

“medium-sized blocks”

We use a three-tier classification for the size of blocks in Indonesia. The mean reserve size of middle third class (medium-sized field) of 610 oil fields in Indonesia is 5.1 MMBO reserve with a range of 2 to 11 MMBO. With a proved and probable reserves of 7.57 MMBO, Kruh Block is considered a medium-sized oil production block.

“MEMR”	The Ministry of Energy and Mineral Resources of Indonesia.

“MK”	The Constitutional Court of the Republic of Indonesia.

“Oil and Gas Law”	The oil and gas law enacted on November 23, 2001 by the Government.

“OPEC”	The Organization of Petroleum Exporting Countries.

“P50”	In connection with oil and gas exploration, if probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the best estimate.

“Pertamina”	PT Pertamina (Persero), the Indonesia state-owned oil and gas company.

“Profit Sharing”	The revenue remaining after cost recovery is profit petroleum which is shared between the Government and the exploration company.

“Program Legislasi Nasional”	The Indonesian National Legislation Program.

“PRMS”	Petroleum Resources Management System.

137

“proved reserves”	Those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and Government regulations.

“PSC”	Production Sharing Contract, a type of contract between Pertamina and exploration companies.

“SKK Migas”	Special Task Force for Upstream Oil and Gas Business Activities, an institution established by the Government.

“TAC”	Technical Assistance Contract, a contract between Pertamina and an exploration company

“U.S. GAAP”	Generally accepted accounting principles in the United States.

“UPL”	Environmental monitoring effort plan

“US$”	United States dollars.

“USGS”	United States Geological Survey

“WJ Energy”	WJ Energy Group Limited, our direct, wholly-owned subsidiary

Units of Measurement

“BBOE”	Billion barrels of oil equivalent; natural gas is converted to BBOE using the ratio of one billion barrels of crude oil in the range of 5.19 — 6.54 thousand cubic feet of natural gas.

“BOPD”	Barrels of oil production.

“BSCF”	Billion standard cubic feet

“MMBNGL”	Million barrels of natural gas liquids

“MMBO”	Million barrels of oil.

“MMSCFD”	Million standard cubic feet per day.

“TCF”	Trillion cubic feet

138

INDONESIA ENERGY CORPORATION LIMITED

INDEX TO FINANCIAL STATEMENTS

Pages

Unaudited Condensed Consolidated Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Indonesia Energy Corporation Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Indonesia Energy Corporation Limited (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

We have served as the Company’s auditor since 2018.

New York, NY

June 28, 2019, except for Note 14, as to which the date is November 12, 2019

 NEW YORK OFFICE 7 Penn Plaza Suite 830 New York, New York 10001

Phone 646.442.4845 Fax 646.349.5200 www.marcumbp.com

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017

Current assets
Cash and cash equivalents	$898,735	$182,632
Restricted cash -current	2,000,000	2,000,000
Accounts receivable, net	760,271	1,005,061
Other receivables	-	884,849
Due from related parties	-	51,951
Other assets -current	341,165	427,344
Total current assets	4,000,171	4,551,837
Non-current assets
Restricted cash -non-current	1,534,557	13,734
Property and equipment, net	234,580	310,122
Oil and gas property – subject to amortization, net	1,999,817	2,911,730
Oil and gas property – not subject to amortization, net	539,116	387,754
Deferred charges	798,169	56,262
Deferred offering cost	443,315	-
Other assets –non-current	327,761	278,977
Due from a related party	-	160,100
Total non-current assets	5,877,315	4,118,679
Total assets	$9,877,486	$8,670,516

Liabilities and Equity (deficit)
Current liabilities
Accounts payable	$1,026,669	$1,207,446
Bank loan	1,105,567	1,851,965
Other current liabilities	22,954	23,087
Accrued expenses	416,040	468,809
Taxes payable	101,414	256,968
Total current liabilities	2,672,644	3,808,275
Non-current liabilities
Due to related parties	-	21,882,942
Asset retirement obligations	103,704	13,860
Long term liabilities	2,000,000	2,000,000
Provision for post-employment benefit	27,632	351,977
Total non-current liabilities	2,131,336	24,248,779
Total liabilities	4,803,980	28,057,054

Equity (deficit)
Preferred shares (par value $0.00267; 3,750,000 shares authorized, nil shares issued and outstanding as of December 31, 2018 and 2017, respectively) *	-	-
Ordinary shares (par value $0.00267; 37,500,000 shares authorized, 6,000,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively) *	16,000	16,000
Additional paid-in capital	24,120,599	(14,700)
Accumulated deficit	(19,109,349)	(19,255,072)
Accumulated other comprehensive income	46,256	25,900
Non-controlling interest	-	(158,666)
Total equity (deficit)	5,073,506	(19,386,538)
Total liabilities and equity (deficit)	$9,877,486	$8,670,516

*The shares are presented on a retroactive basis to reflect the nominal share issuance and the reverse stock split

The accompanying notes are an integral part of these consolidated financial statements

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2018	2017

Revenue	$5,856,341	$3,703,826

Operating costs and expenses:
Lease operating expenses	2,540,353	2,811,006
Depreciation, depletion and amortization	1,156,494	1,187,217
General and administrative expenses	2,016,110	1,258,069
Total operating costs and expenses	5,712,957	5,256,292

Income (loss) from operations	143,384	(1,552,466)

Other income (expense):
Exchange gain (loss)	42,056	(1,029)
Other expense, net	(44,452)	(65,545)
Total other expense	(2,396)	(66,574)

Income (loss) before income tax	140,988	(1,619,040)
Income tax provision	-	-
Net income (loss)	140,988	(1,619,040)

Less: net loss attributable to non-controlling interests	(4,735)	(14,935)
Net income (loss) attributable to the Company	$145,723	$(1,604,105)

Comprehensive income (loss):
Net income (loss)	140,988	(1,619,040)
Actuarial gain for post-employment benefits	20,356	9,453
Total comprehensive income (loss)	161,344	(1,609,587)

Less: comprehensive loss attributable to Non-controlling interests	(4,735)	(14,935)
Comprehensive income (loss) attributable to the Company	$166,079	$(1,594,652)

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$0.02	$(0.27)
Weighted average ordinary shares outstanding
Basic and diluted	6,000,000	6,000,000

The accompanying notes are an integral part of these consolidated financial statements

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	Preferred Shares, $0.00267 Par Value		Ordinary Shares, $0.00267 Par Value		Additional		Accumulated Other		Total
	Number		Number		Paid-in	Accumulated	Comprehensive	Non-controlling	(Deficit)
	of Shares*	Amount	of Shares*	Amount	Capital	Deficit	Income	interest	Equity
Balance as of January 1, 2017	-	-	6,000,000	$16,000	$(14,700)	$(17,650,967)	$16,447	$(166,615)	$(17,799,835)
Acquisition of Non-controlling interest of HNE and CNE	-	-	-	-	-	-	-	22,884	22,884
Net loss	-	-	-	-	-	(1,604,105)	-	(14,935)	(1,619,040)
Actuarial gain for post-employment benefits	-	-	-	-	-	-	9,453	-	9,453
Balance as of December 31, 2017	-	-	6,000,000	16,000	(14,700)	(19,255,072)	25,900	(158,666)	(19,386,538)
Net income	-	-	-	-	-	145,723	-	(4,735)	140,988
Actuarial gain for post-employment benefits	-	-	-	-	-	-	20,356	-	20,356
Shareholder debts converted to capital contribution	-	-	-	-	24,298,700	-	-	-	24,298,700
Buyouts of Non-controlling interests	-	-	-	-	(163,401)	-	-	163,401	-
Balance as of December 31, 2018	-	-	6,000,000	$16,000	$24,120,599	$(19,109,349)	$46,256	$-	$5,073,506

*The shares are presented on a retroactive basis to reflect the nominal share issuance and the reverse stock split

The accompanying notes are an integral part of these consolidated financial statements

INDONESIA ENERGY CORPORATION LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$140,988	$(1,619,040)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Accrual of uncertain withholding taxes	-	68,925
Write down of other assets	1,972	228,933
Depreciation, depletion and amortization	1,156,494	1,187,217
Amortization of deferred charges	41,216	16,250
Changes in operating assets and liabilities
Accounts receivable, net	244,790	(510,760)
Other receivables	884,849	(319,142)
Due from related parties - current	107,709	-
Other assets - current	84,207	82,127
Other assets – non current	(48,784)	189,233
Accounts payable	(180,777)	214,243
Other current liabilities	(133)	(189)
Accrued expenses	(52,769)	106,064
Taxes payable	(155,554)	50,758
Provision of post-employment benefit	(303,989)	122,644
Net cash provided by (used in) operating activities	1,920,219	(182,737)
Cash flows from investing activities
Cash paid for oil and gas property	(228,389)	(1,199,773)
Purchase of property and equipment	(2,168)	(184,367)
Deferred charges	(783,123)	(305,397)
Collection from a related party	160,100	94,823
Net cash used in investing activities	(853,580)	(1,594,714)
Cash flows from financing activities
Payment for IPO cost (offering cost)	(443,315)	-
(Repayment to) Proceeds from bank loan	(746,398)	1,615,112
Loan from (Repayment to) related parties	2,360,000	(586)
Net cash provided by financing activities	1,170,287	1,614,526
Effect of exchange rate changes on cash	-	-
Net change in cash and cash equivalents, and restricted cash	2,236,926	(162,925)
Cash and cash equivalents, and restricted cash at beginning of year	2,196,366	2,359,291
Cash and cash equivalents, and restricted cash at end of year	$4,433,292	$2,196,366

Supplementary disclosure of cash flow information:
Cash paid for:
Interest	$19,614	$12,721
Income tax	$-	$-

Non-cash investing and financing activities
Shareholder debts converted to capital contribution	$24,298,700	$-
Buyout of non-controlling interests	$163,401	$-
NCI subscription receivables transferred to the Company	$22,955	$-
Acquisition of asset retirement obligations	$89,844	$-

The accompanying notes are an integral part of these consolidated financial statements

INDONESIA ENERGY CORPORATION LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Indonesia Energy Corporation Limited (the “Company” or “IEC”)

Indonesia Energy Corporation Limited was formed on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and is a holding company for WJ Energy Group Limited (or “WJ Energy”), which in turn owns 100% of the operating subsidiaries in Indonesia, which are described below. The Company has two shareholders: Maderic Holding Limited (or “Maderic”) and HFO Investment Group (or “HFO”), which hold 87.04% and 12.96%, respectively, of IEC’s outstanding shares. Certain of IEC’s officers and directors own interests in Maderic and HFO. The Company, through its subsidiaries in Hong Kong and in Indonesia, is an oil and gas exploration and production company focused on the Indonesian market. The Company currently holds two oil and gas assets through subsidiaries in Indonesia: one producing block (the Kruh Block) and one exploration block (the Citarum Block). The Company also identified a potential third exploration block (the Rangkas Area).

WJ Energy Group Limited (or “WJ Energy”)

WJ Energy was incorporated in Hong Kong on June 3, 2014 as a holding company.

PT Green World Nusantara (or “GWN”)

On February 27, 2015, WJ Energy acquired GWN as a vehicle to acquire and thereafter operate the Kruh Block.

PT Harvel Nusantara Energi (or “HNE”)

On March 20, 2017, HNE, an Indonesian limited liability company, was acquired by WJ Energy as a required vehicle for oil and gas block acquisitions in compliance with Indonesian law.

PT Cogen Nusantara Energi (or “CNE”)

On December 7, 2017, CNE, an Indonesian limited liability company, was acquired under HNE as a required vehicle for the prospective acquisition of a new oil and gas block through a joint study program in consortium with GWN.

PT Hutama Wiranusa Energi (or “HWE”)

On May 14, 2018, HWE, was formed under GWN as a requirement to sign the contract for the acquisition of Citarum Block as part of the consortium that conducted the joint study for the Citarum Block.

The following diagram illustrates the Company’s structure, including its consolidated holding and operating subsidiaries:

Corporate Restructuring

In anticipation of an initial public offering (“IPO”) of the Company’s equity securities, a restructuring was initiated in June 2018. On June 30, 2018, the Company entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (collectively, the “Restructuring Agreements”). The intention of the Restructuring Agreements was to restructure the Company’s capitalization. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of the Company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of the Company and (iii) the Company issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO.

As a result, the Company became the ultimate holding company of WJ Energy, GWN, HNE and its subsidiaries, which were all controlled by the same shareholders before and after the restructuring Therefore, the restructuring was accounted for as a legal reorganization of the entities under common control in a manner akin to a pooling of interest. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company and its subsidiaries has been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

Details of the subsidiaries of the Company are set out below:

			Percentage of
	Date of	Place of	effective	Principal
Name	Incorporation	Incorporation	ownership	Activities
WJ Energy Group Limited (“WJ Energy”)	03-Jun-14	Hong Kong	100%	Holding company

PT Green World Nusantara (“GWN”)	27-Feb-15	Indonesia	100%	Kruh Block operation

PT Harvel Nusantara Energi (“HNE”)	20-Mar-17	Indonesia	100%	Holding company

PT Cogen Nusantara Energi (“CNE”)	7-Dec-17	Indonesia	100%	Citarum Block operation

PT Hutama Wiranusa Energi (“HWE”)	14-May-18	Indonesia	100%	Citarum Block operation

Kruh Block Technical Assistance Contract (“TAC”) and Joint Operation Partnership (“KSO”)

The Company’s revenue and potential for profit depend mostly on the level of oil production in Kruh Block and the Indonesian Crude Price (“ICP”) that is correlated to international crude oil prices.

The Kruh Block operation is governed by the TAC established between GWN and PT Pertamina (Persero) (“Pertamina”), under which the Company has the operatorship to, but not the ownership of, the extraction and production of oil from the designated oil deposit location in Indonesia until May 2020 and the operatorship of Kruh Block will continue as a KSO from May 2020 until May 2030. During the operations, the Company pays all expenditures and obligations incurred including but not limited to exploration, development, extraction, production, transportation, abandonment and site restoration. These costs, depending on the purpose, are either capitalized on the balance sheet as Oil and gas property – subject to amortization, net, or expensed as lease operating expenses. Section “Oil & Gas Property, Full Cost Method” of Note 2 provides further discussion about the accounting treatment of these costs.

On a monthly basis, based on TAC, the Company submits to Pertamina an Entitlement Calculation Statement (“ECS”) stating the amount of money that GWN is entitled to. Such entitlement is made through the proceeds of the sale, conducted by Pertamina, of the crude oil produced in the block on a monthly basis based on the prevailing ICP, but capped at 65% of such monthly proceeds. In addition, the Company is also entitled to an additional 26.7857% of the remaining 35% of the proceeds from the sale of the crude oil as part of the profit sharing. Both of these two portions of entitlements are recognized as revenue of the Company, net of tax. Section “Revenue Recognition” of Note 2 provides further discussion about the accounting treatment of these entitlement.

After May 2020, the Company will continue the operatorship of Kruh Block under a KSO contract. In essence, the TAC and KSO are very similar in nature due to its “cost recovery” system, with a few important differences to note. The main differences between both contracts are that: (1) in the TAC, all oil produced is shareable between Pertamina and its contractor, while in the KSO, a Non-Shareable Oil (NSO) production is determined and agreed between Pertamina and its partners so that the baseline production, with an established decline rate, belongs entirely to Pertamina, so that the partners’ revenue and production sharing portion shall be determined only from the production above the NSO baseline; (2) in the TAC, the cost recovery was capped at 65% (sixty-five percent) of the proceeds from the sale of the oil produced in the block, while in the KSO, the cost recovery is capped at 80% of the proceeds from the sale of the oil produced within Kruh Block for the cost incurred during the term under KSO. Any remaining cost recovery balance from the KSO period of contract is carried over to the next period, although the cost recovery balance from the TAC contract will not be carried over to the KSO, meaning that the cost recovery balance will be reset to nil with the commencement of the operatorship under the KSO in May 2020.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the financial statements of the Company and all its majority-owned subsidiaries from the dates they were acquired or incorporated. All intercompany balances and transactions have been eliminated in consolidation.

Reclassification

The Company has reclassified certain comparative balances in the consolidated balance sheets as of December 31, 2017 and consolidated statements of operations and comprehensive loss for the year then ended to conform to the current period’s presentation. The reclassification includes: 1) reclassify the amount related to the planned expenditures for abandonment and site restoration in Kruh Block after the TAC agreement expires from restricted cash -current to restricted cash -non-current; 2) reclassify the amount related to the exploration costs associated with Citarum Block from deferred charges to oil and gas property –not subject to amortization; 3) reclassify the amount related to the obligations for the retirement of the oil fields from long term liabilities to asset retirement obligations; and 4) reclassify the amount related to the loss resulted from the change of exchange rate from other expense to exchange loss. The reclassification did not have an impact on the reported total assets, liabilities, shareholders’ deficit and operations and comprehensive loss.

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant accounting estimates reflected in the Company’s consolidated financial statements include but are not limited to estimates and judgments applied in the allowance for receivables, write down of other assets, estimated useful lives of property and equipment, oil and gas depletion, impairment of long-lived assets, provision for post-employment benefit and going concern. Actual results could differ from those estimates and judgments.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates.

Restricted cash

Restricted cash include cash pledged for bank loan facilities, cash deposits in special account for the abandonment and site restoration and as performance guarantee in the oil and gas concessions in which the Company operates.

As of December 31, 2018 and 2017, the restricted cash related to (i) cash held in a special account as collateral against a bank loan with amount to $2,000,000 and $2,000,000 respectively, (ii) cash held by Pertamina for planned expenditures for abandonment and site restoration in Kruh Block after the TAC agreement expires with amount to $34,557 and $13,734, respectively and (iii) cash held in a special account in PT Bank Mandiri as a guarantee for the performance commitment related to the minimum exploration work for Citarum Block with amount to $1,500,000 and nil, respectively.

Financial statements in United States Dollars

The reporting currency of the Company is United States dollar (“USD”, “dollar”). The currency of the primary economic environment in which the operations of the Company are conducted is dollar. Therefore, the dollar has been determined to be the Company’s functional currency. Non-dollar transactions and balances have been translated into dollars for financial reporting purposes. Transactions in foreign currency (primarily in Indonesian Rupiahs – “IDR”) are recorded at the exchange rate as of the transaction date. Monetary assets and liabilities denominated in foreign currency are translated on the basis of the representative rates of exchange at the balance sheet dates. All exchange gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as they arise.

Accounts receivable, other receivables, and due from related parties

Accounts receivable, other receivables and due from related parties are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable, other receivables and due from related parties. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company did not have any off-balance-sheet credit exposure relating to its customers, suppliers or others. For the years ended December 31, 2018 and 2017, the Company did not record any allowances for doubtful accounts against its accounts receivable, other receivables and due from related parties nor did it charge off any such amounts, respectively.

Credit and concentration risk

Substantially all of the Company’s accounts receivable result from the entitlement of Oil & Gas Property subject to amortization and profit sharing from the sale of the crude oil under the TAC by Pertamina. This concentration of receivables from one party may impact the Company’s overall credit risk, either positively or negatively, in that Pertamina may be similarly affected by changes in economic or other conditions.

For both the years ended December 31, 2018 and 2017, 100% of the Company’s sales proceeds were generated through the operatorship of Kruh Block. The Company does not believe that there will be any material adverse change in the operatorship of Kruh Block or the TAC.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance and repairs are charged to expense; major additions to physical properties are capitalized.

Depreciation of property and equipment is provided using the double-declining method over their estimated useful lives:

Useful life
Housing and welfare	10 years
Furniture and office equipment	5 years
Computer and software	5 years
Production facilities	5 years
Drilling and production tools	5 years
Equipment	5 years

Upon sale or disposal, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress represents capital expenditures for direct costs of construction or acquisition and design fees incurred, and the interest expenses directly related to the construction. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition where the fair value is lower than the carrying value, measurement of an impairment loss is recognized in the consolidated statements of operations and comprehensive income (or loss) for the difference between the fair value, using the expected future discounted cash flows, and the carrying value of the assets.

Oil & Gas Property, Full Cost Method

The Company follows the full-cost method of accounting for the Oil & Gas Property. Under the full-cost method, all productive and non-productive costs incurred in the acquisition, exploration and development associated with properties with proven reserves, such as the TAC Kruh Block, are capitalized. As of December 31, 2018 and 2017, all capitalized costs associated with Kruh’s reserves were subject to amortization. Capitalized costs are subject to a quarterly ceiling test that limits such costs to the aggregate of the present value of estimated future net cash flows of proved reserves, computed using the 12-month unweighted average of first-day-of the-month oil and gas prices, discounted at 10%, and the lower of cost or fair value of proved properties. If unamortized costs capitalized exceed the ceiling, the excess is charged to expense in the period the excess occurs. There were no cost ceiling write-downs for the years ended December 31, 2018 and 2017.

Depletion for each of the reported periods is computed on the units-of-production method. Depletion base is the total capitalized oil and gas property in the previous period, plus the period capitalization and future development costs. Furthermore, the depletion rate is calculated as the depletion base divided by the total estimated proved reserves that expected to be extracted during the operatorship. Then, depletion is calculated as the production of the period times the depletion rate.

For the years ended December 31, 2018 and 2017, the estimated proved reserves were considered based on the operatorship of the Kruh Block expiring in May 2030 and May 2020, respectively. The Company considered different contract expiration terms for the calculation of estimated reserves because the certainty of the extension was only obtained in the last quarter of year 2018, when the Company completed all administrative steps of the process to obtain the extension of the operatorship of the Kruh Block.

The costs associated with properties with unproved reserves or under development, such as Production Sharing Contract (“PSC”) Citarum Block, are not initially included in the full-cost depletion base. The costs include but are not limited to unproved property acquisition costs, seismic data and geological and geophysical studies associated with the property. These costs are transferred to the depletion base once the reserve has been determined as proven.

Deferred charges

Deferred charges mainly represent the compensation paid for the acquisition of the oil and gas mineral rights to the employer of the block, such as Pertamina or SKK Migas, for information, equipment and services, signature bonus and other fees required by law for the operatorship of a TAC, KSO or PSC. As these payments are made as part of the requirements for the participating in the bidding of the oil and gas operatorship contract, such payments are amortized throughout the contract period.

Asset retirement obligations

The Company measures its obligations for the retirement of the oil fields using various assumptions such as the expected period upon the expiry of the contract and the complete depletion of the oil deposits underground, the degree of the damage the operation had done to the oil field, and the related governmental requirements imposed on the Company as a contractor. The obligation balance is reviewed and approved by Pertamina on a regular basis and is updated upon the requests made by Pertamina.

As of December 31, 2018 and 2017, asset retirement obligations were $103,704 and $13,860, respectively.

Provision for post-employment benefit

Post-employment benefits are recognized, pursuant to the regulatory requirements under the Indonesia Labor Law Article 167 Law No. 13 of 2003, to capture the amount the Company is obligated to pay, in lump-sum, to the employees hired under the governance of TAC upon its maturity. Such recognition is reviewed on an annual basis during the period in which the employees provide their services to the Company and is performed through the involvement of an actuary.

Actuarial gains or losses are recognized in the other comprehensive income (“OCI”) and excluded permanently from profit or loss. Expected returns on plan assets are not recognized in profit or loss. Expected returns are replaced by recognizing interest income (or expense) on the net defined asset (or liability) in profit or loss, which is calculated using the discount rate used to measure the pension obligation.

All past service costs will be recognized at the earlier of when the amendment/curtailment occurs or when the Entity recognizes related restructuring or termination costs.

Such changes are made in order that the net pension assets or liabilities are recognized in the statement of financial position to reflect the full value of the plan deficit or surplus.

The following table summarizes the quantitative information about the Company’s level 3 fair value measurements in the determination of the balance of the post-employment benefits, which utilize significant unobservable inputs:

Actuarial Assumption	December 31, 2018		December 31, 2017
Discount Rate	6%		5%
Expected Return on Plan Assets	6%		N/A
Wage Increase Rate	9%		9%
Mortality Rate	Table Mortality Index (“TMI”) of Indonesia, 2011		TMI 2011
Disability Rate	1% of TMI 2011		1% of TMI 2011
Normal retirement age	58 Years (All employees are assumed to retire at pension age). With work contract until May 31, 2020		58 Years (All employees are assumed to retire at pension age). With work contract until May 31, 2020.
Withdrawal Rate	Age	Rate	Age	Rate
	20 - 29	5%	20 - 29	5%
	30 - 39	4%	30 - 39	4%
	49 - 44	3%	49 - 44	3%
	45 - 49	2%	45 - 49	2%
	50 - 57	1%	50 - 57	1%
	> 57	0%	> 57	0%

Revenue recognition

The Company generates revenues from the entitlement of Oil & Gas Property - Kruh Block Proven and profit sharing from the sale of the crude oil under the TAC with Pertamina, when the oil has been delivered to the collection point or pipeline designated by Pertamina. The entitlement is calculated, on a monthly basis, by applying a rate of 65% over the total amount of proceeds generated through the sale, which is conducted by Pertamina, of the crude oil lifted by the Company. Furthermore, the profit sharing portion of the revenue is calculated by applying a rate of 26.7857% over the rest of the 35% of the total amount of crude oil sales proceeds discussed above. Payments from Pertamina is generally received in the month subsequent to which the Company submits its Entitlement Calculation Sheets to Pertamina conducted on a monthly basis.

The Company recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of the related taxes and surcharges.

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to the differences between the financial carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the tax rate in effect for the year in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the year of the enacted rate change. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Uncertain tax positions

The Company follows the guidance of ASC Topic 740 “Income taxes”, which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Topic also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company recognizes interest on non-payment of income taxes and penalties associated with tax positions when a tax position does not meet more likely than not thresholds be sustained under examination. The tax returns of the IEC’s subsidiaries are subject to examination by the relevant tax authorities. According to the Directorate General of Tax of the Republic of Indonesia, the statute of limitations is 10 years for the company keeping the documents transaction for tax examination. There is no statute of limitation in the case of tax evasion. The Company recognizes the provisions and any interest and penalties within the income tax expense line item in the accompanying Consolidated Statements of operations. The accrued provisions and any related interest and penalties are included in the other tax liabilities account.

For years ended December 31, 2018 and 2017, the Company did not have any material interest or penalties associate with tax positions nor did the Company have any significant unrecognized uncertain tax benefits. The Company does not expect that its assessment regarding unrecognized tax position will materially change over the following 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Non-controlling interest

A non-controlling interest in a subsidiary of the Company represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company. Non-controlling interests are presented as a separate component of equity on the Consolidated Balance Sheets and net income (loss) and other comprehensive income (loss) attributable to non-controlling shareholders are presented as a separate component on the Consolidated Statement of Operations and Comprehensive income (loss).

Fair value of financial instruments

The Company records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

Level 1	applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2	applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other receivables, accounts payables, due from and due to related parties, other current liabilities, accrued expenses and tax payables, approximate their fair values due to the short term nature of these instruments.

Liabilities measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2018 and 2017 are as follows:

		Fair value measurement at reporting date using
	As of December 31, 2018	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Provision for post-employment benefit	$27,632	$-	$-	$27,632

		Fair value measurement at reporting date using
	As of December 31, 2017	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Provision for post-employment benefit	$351,977	$-	$-	$351,977

Segment reporting

The Company uses the “management approach” in determining reportable segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (CODM) for making operating decisions and assessing performance as the source for determining the Company's reportable segments. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company manages its business as a single operating segment engaged in upstream Oil and Gas industry in Indonesia. Substantially all of its revenues are derived in Indonesia. All long-lived assets are located in Indonesia.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net income or loss. Other comprehensive income or loss consists of actuarial gain or loss for post-employment benefits.

Commitments and contingencies

The Company’s estimated loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which was subsequently modified in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date. The core principle of ASU No. 2014-09 is that companies should recognize revenue when the transfer of promised goods or services to customers occurs in an amount that reflects what the company expects to receive. It requires additional disclosures to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. In 2016, the FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). These new standards will identify performance obligations and narrow aspects on achieving core principle. The Company is currently evaluating the impact the adoption of this guidance may have on its financial statements. The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies (“EGCs”) can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Therefore, the Company will not be subject to the same new or revised accounting standards as public companies that are not EGCs. The Company has made significant progress toward its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures. The Company has established a cross-functional implementation team on assessment on the five-step model of the new standard to its revenue contracts. The adoption of this guidance is not expected to have a material effect on the Company’s result of operations, financial position or liquidity. The Company has adopted this new guidance on January 1, 2019 with the modified retrospective approach, in which case the cumulative effect of applying the standard will be recognized at the date of initial application. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that equity investments, except for those accounted for under the equity method or those that result in consolidation of the investee, be measured at fair value, with subsequent changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. It also impacts the presentation and disclosure requirements for financial instruments. It is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, while for EGCs the amendment will become effective for fiscal years beginning after December 15, 2018. Early adoption is permitted only for certain provisions. A reporting entity would generally record a cumulative-effect adjustment to beginning retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company has adopted this guidance since January 1, 2019, and the adoption of ASU 2016-01 does not have a significant impact on the consolidated financial statements.

In February, 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. It requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. For EGCs, entities apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2019, including interim periods within fiscal years beginning after December 15, 2020. Early application is permitted for all entities. In July 2018, the FASB issued Accounting Standards Update (ASU) 2018-11, Lease (Topic 842) Targeted Improvements. The amendments in this Update provide entities with an additional (and optional) transition method to adopt the new leases standard and provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606). In March 2019, the FASB issued Accounting Standards Update (ASU) 2019-01, Lease (Topic 842) Codification Improvements. The amendments in this Update include the following items: 1. Determining the fair value of the underlying asset by lessors that are not manufacturers or dealers. 2. Presentation on the statement of cash flows—sales-type and direct financing leases. 3. Transition disclosures related to Topic 250, Accounting Changes and Error Corrections. The Company is currently evaluating the impact of adopting ASU 2016-02, ASU 2018-11 and ASU 2019-01 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The amendments in this update provide guidance on eight specific cash flow issue. It applies to all entities. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2017, while for EGCs the amendment will become effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial condition, results of operations or cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods, while for EGCs the amendment will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. The Company elected to early adopt this guidance on a retrospective basis and has applied the changes to the consolidated statements of cash flows for the years ended December 31, 2018 and 2017.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTE 3 – CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

	As of December 31,
	2018	2017
Cash and cash equivalent	$898,735	$182,632
Restricted cash-current	2,000,000	2,000,000
Restricted cash-non current	1,534,557	13,734
Total Cash and cash equivalent and Restricted cash	$4,433,292	$2,196,366

NOTE 4 – ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2018	2017
Accounts receivable	$760,271	$1,005,061
Allowance for doubtful accounts	-	-
Accounts receivable, net	$760,271	$1,005,061

The Company analyzed the collectability of accounts receivable based on historical collection and the customers’ intention of payment and, as a result of such analysis, the Company did not recognize any allowance for doubtful accounts for the years ended December 31, 2018 and 2017. All balances as of December 31, 2018 and 2017 have been fully collected in the subsequent year.

NOTE 5 – OTHER ASSETS

	As of December 31,
	2018	2017
Consumables and spare parts (i)	$251,816	$311,893
Prepaid taxes	41,837	32,222
Prepaid expenses and advances	47,512	83,229
Other assets -current	$341,165	$427,344

Durable spare parts (i)	$259,605	$256,413
Deposit and others	68,156	22,564
Other assets –non current	$327,761	$278,977

(i)	The balances include durable spare parts, consumable chemicals and replacement parts. Where there is evidence that the utility of these assets, in their disposal in the ordinary course of business, will be less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes, these assets are written down to their net realizable value. During the years ended December 31, 2018 and 2017, the Company wrote down these assets of $1,972 and $228,933, respectively.

NOTE 6 – OIL AND GAS PROPERTY, NET

The following tables summarize the Company’s oil and gas activities by classification.

	As of December 31,
	2018	2017
Oil and gas property – subject to amortization	$20,100,595	$19,933,724
Accumulated depreciation, depletion and impairment	(18,100,778)	(17,021,994)
Oil and gas property – subject to amortization, net	$1,999,817	$2,911,730

Oil and gas property – not subject to amortization	$539,116	$387,754
Accumulated impairment	-	-
Oil and gas property – not subject to amortization, net	$539,116	$387,754

The following shows the movement of the oil and gas property – subject to amortization balance.

Oil & Gas Property – Kruh
January 1, 2017	$2,743,475
Additional capitalization	1,199,773
Depletion	(1,031,518)
December 31, 2017	$2,911,730
Additional capitalization	166,871
Depletion	(1,078,784)
December 31, 2018	$1,999,817

During the years ended December 31, 2018 and 2017, the Company incurred an aggregated development costs and abandonment and site restoration provisions, which were capitalized, at $166,871 and $1,199,773, respectively, mainly for the purpose of the geological and geophysical studies and drilling of wells.

Depletion recorded for production on properties subject to amortization for the years ended December 31, 2018 and 2017 were $1,078,784 and $1,031,518, respectively.

Furthermore, the Company did not record any impairment to the oil and gas property according to the ceiling tests conducted, which showed that the present value of estimated future net revenues generated by the oil and gas property exceeded the carrying balances.

NOTE 7 – PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2018	2017
Housing and welfare	$4,312	$4,312
Furniture and office equipment	4,013	4,013
Computer and software	5,605	3,437
Production facilities	93,049	93,049
Drilling and production tools	1,499,535	1,499,535
Equipment	1,650	1,650
Total	1,608,164	1,605,996
Less: accumulated depreciation	(1,373,584)	(1,295,874)
Property and equipment, net	$234,580	$310,122

Depreciation charged to expense amounted to $77,710, and $155,699 for the years ended December 31, 2018 and 2017, respectively.

NOTE 8 – BANK LOAN

Bank loans consist of the following:

	As of December 31,
	2018	2017
PT Bank UOB Indonesia	$1,105,567	$1,851,965
Total	$1,105,567	$1,851,965

On November 14, 2016, GWN, a subsidiary of the Company, entered in an agreement and obtained a credit facility in the form of an overdraft loan with a principal amount not exceeding $1,900,000, an automatically renewable term of 1 year first due on November 14, 2017, and floating interest rate spread of 1% per annum above the interest rate earned by the collateral account in which the Company deposits a balance of $2 million for the purpose of pledging this loan. The unpaid borrowings were extended to the next year and due on November 14, 2019.

The Company has booked interest expense on the loan of $16,194 and $14,396 for the years ended December 31, 2018 and 2017, respectively. The interest expense is recorded in the other expense on Consolidated Statements of Operations and Comprehensive Income (Loss), and unpaid interest is recorded in the Consolidated Balance Sheets under accrued expenses.

NOTE 9 – RELATED PARTIES BALANCE AND TRANSACTIONS

Related parties with whom the Company had transactions are:

Related Parties	Relationship
Maderic Holding Limited	Shareholder of IEC
HFO Investment Group Limited	Shareholder of IEC
Coalville Holdings Limited	Controlled by Dr. Wirawan Jusuf
PT Biofarm Plantation	Controlled by Mr. James J. Huang
Wican (HK) Limited	Controlled by Dr. Wirawan Jusuf
Dr. Wirawan Jusuf	Director, Chairman of the Board, Chief Executive Officer of IEC
Mr. James J. Huang	Director and Chief Investment Officer of IEC
Mr. Ignatius Indiarto	Commissioner of GWN, subsidiary of IEC
Mr. Mirza F. Said	Chief Business Development Officer of IEC

The related party balances and transactions as of and for the years ended December 31, 2018 and 2017 are as follows:

Amounts due from related parties:

		As of December 31,
	Nature	2018	2017
PT Biofarm Plantation	(a)	$-	$18,159
Wican (HK) Limited	(a)	-	8,248
Dr. Wirawan Jusuf	(a)	-	2,589
Mr. Ignatius Indiarto (HNE)	(b)	-	7,750
Mr. Mirza F. Said (HNE)	(b)	-	7,750
Mr. Mirza F. Said (CNE)	(b)	-	7,455
Total due from related parties - current		$-	$51,951

Coalville Holdings Limited	(a)	$-	$160,100
Total due from a related party - non-current		$-	$160,100

(a)	Amounts due from PT Biofarm Plantation, Wican (HK) Limited, Dr. Wirawan Jusuf and Coalville Holdings Limited are interest-free loans lent by the Company and have already been settled as of December 31, 2018.

(b)	Amounts due from Mr. Ignatius Indiarto and Mr. Mirza F. Said are related to unpaid share capital in IEC’s subsidiaries for shares they held in the subsidiaries, in order to comply with Indonesian law that requires at least two shareholders when establishing an entity. Such shares have already been transferred to IEC’s subsidiaries and such amounts have been cleared as of December 31, 2018.

Amounts due to related parties:

		As of December 31,
	Nature	2018	2017
Maderic Holding Limited	(c)	$-	$18,730,364
HFO Investment Group Limited	(c)	-	3,152,578
Total due to related parties – non-current		$-	$21,882,942

(c)	From time to time, shareholders of the Company advanced funds to the Company for working capital purpose. As of December 31, 2018, the shareholders’ advancements to the Company have been converted and treated as capital contribution to the Company pursuant to the Restructuring Agreements signed on June 30, 2018 (see Note 14 EQUITY (DEFICIT) to the financial statements).

The related party transactions during the years ended December 31, 2018 and 2017 are as follows:

	Years Ended December 31,
	2018	2017
Collection from a related party
Coalville Holdings Limited	$160,100	$-
Collection from a related party	$160,100	$-

Loan from a related party
Maderic Holding Limited	$4,500,000	$-
Repayment to related parties
Maderic Holding Limited	(2,140,000)	(293)
HFO Investment Group Limited	-	(293)
Loan from (Repayment to) related parties	$2,360,000	$(586)

Shareholder debts converted to capital contribution
Maderic Holding Limited	$21,150,000	$-
HFO Investment Group Limited	3,150,000	-
Total shareholder debts converted to capital contribution	$24,300,000	$-

NCI subscription receivables transferred to the Company
Mr. Ignatius Indiarto (HNE)	$7,750	$-
Mr. Mirza F. Said (HNE)	7,455	-
Mr. Mirza F. Said (CNE)	7,750	-
Total NCI subscription receivables transferred to the Company	$22,955	$-

NOTE 10 – ACCRUED EXPENSES

Accrued expenses are comprised as follows:

	As of December 31,
	2018	2017
Accrued interest	$72,904	$43,856
Accrued operating expenses	343,136	424,953
Total	$416,040	$468,809

Accrued interest represented the accrual of interests from the $2,000,000 loan from Thalesco Eurotronics Pte Ltd (Note 13 LONG TERM LIABILITIES) and accrual of interests from bank loan (Note 8 BANK LOAN).

Accrued operating expenses mainly due to unbilled transactions from vendors related to the operations in the Kruh Block TAC.

NOTE 11 – TAXES

The Company and its subsidiaries file tax returns separately.

1) Value added tax (“VAT”)

The Company’s subsidiaries’ activities and revenues are not subject to VAT. VAT is typically due on events involving the transfer of taxable goods or the provision of taxable services in the Indonesia, except for some goods and services, such as mining or drilling products extracted directly from their sources, for example crude oil, natural gas and geothermal energy.

Nevertheless, the Company’s subsidiaries are classified as VAT Collectors. As the name implies, VAT Collector is required to collect the VAT due from a taxable enterprise (vendor) on the delivery to it of taxable goods or services and to pass the VAT payment directly to the government, rather than to the vendor or the service provider. The VAT Collectors are currently the State Treasury, State Owned Enterprises (Badan Usaha Milik Negara/BUMN) and some of their subsidiaries, and PSC (Production Sharing Contract) companies such as ours. This means that, although the Company is not subject to VAT, the Company has the obligation to collect the VAT and pay the VAT on behalf of the Company’s vendors to the Indonesian government.

2) Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

WJ Energy does not have assessable profits derived from Hong Kong, and accordingly is not subject to Hong Kong taxation.

Indonesia

The Company’s subsidiaries incorporated in Indonesia are subject to Indonesia Corporate Income Tax (“CIT”) law. Pursuant to the Indonesia CIT law, given the specific year (2000) in which the TAC was signed, GWN’s TAC operations are subject to a CIT rate of 30%. Unless that GWN fully recovers its expenditures, the GWN’s TAC operations are effectively exempted from the application of the CIT. Upon the expiry of the TAC, any unrecovered portion of the Kruh Block oil and gas investment will be deemed as waived by the Company and will not be available for tax deduction purposes for any future earnings. As of December 31, 2018 and 2017, the unrecovered expenditures on TAC operations are $17,511,836 and $20,258,361, respectively.

Other Indonesia subsidiaries are subject to a flat standard CIT rate of 25%, on which these subsidiaries would also enjoy a 50% discount over the standard CIT rate provided that each of these subsidiaries’ annual revenue proceed is less than 50 billion Rupiah (or approximately $374,000) per year.

The components of the income tax provision are:

Years Ended December 31,
	2018	2017
Current	$-	$-
Deferred	-	-
Total income tax provision	$-	$-

The reconciliation of income taxes provision computed at the statutory tax rate applicable to income tax provision are as follows:

	Years Ended December 31,
	2018	2017
Income (loss) before income tax	$140,988	$(1,619,040)

Provision for income taxes at statutory income tax rate	171,923	(485,712)
Effect of tax holiday and preferential tax rate	21,841	-
Effect of tax exemption for unrecovered expenditures on TAC operations	(217,714)	485,712
Change in valuation allowance	23,950	-
Total income tax provision	$-	$-

The components of the deferred tax assets are as follows:

	As of December 31,
	2018	2017
Tax loss carry forwards	$23,950	$-
Total deferred tax assets, gross	23,950	-
Valuation allowance	(23,950)	-
Total deferred tax assets, net	$-	$-

The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. The Company’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. As of December 31, 2018 and 2017, the Company had tax operating loss carry forwards of $12,779 and $nil, respectively from its subsidiary in Hong Kong and $174,730 and $nil, respectively from its subsidiaries in Indonesia, which can be carried forward to offset taxable income. The net operating loss will be carried forwards indefinitely under Hong Kong Tax regulations, while the net operating loss will expire in year 2023 if not utilized under Indonesian Tax regulations. For the years ended December 31, 2018 and 2017, the Company recognized a valuation allowance against deferred tax assets on tax loss carry forwards of $23,950 and $nil, respectively.

NOTE 12 – PROVISION FOR POST-EMPLOYMENT BENEFITS

Provision for post-employment benefits consists of the following:

	As of December 31,
	2018	2017
Provision for post-employment benefits	$27,632	$351,977

The provision for post-employment benefits are recognized in the period in which the benefit is earned by the employee, rather than when it is paid or payable.

The following outlines how each category of employee benefits are measured, providing reconciliation on present value of Defined Benefit Obligation and Plan Asset.

	As of December 31,
	2018	2017
Present Value of Defined Benefit Obligation (DBO) and Fair Value of Plan Assets
Present Value of DBO, at the Beginning of Year	$351,977	$229,333
Current service cost	75,214	116,039
Interest cost on the DBO	17,607	16,058
Employee benefits are already noted for quit employees	(138,617)	-
Exchange rate impact	(21,572)	-
Present Value of DBO, (expected) at the End of Year	284,609	361,430
Actuarial gain on DBO	(20,356)	(9,453)
Present Value of DBO, (actual) at the End of Year	$264,253	$351,977
Fair Value of Plan Assets at the Beginning of Year	$-	$-
Interest income on Plan Assets	7,920	-
Company contribution to Plan Assets	248,165	-
Exchange rate impact	(19,464)	-
Fair Value of Plan Assets, (expected) at the End of Year	236,621	-
Actuarial gain or loss on Plan Assets	-	-
Fair Value of Plan Assets, (actual) at the End of Year	$236,621	$-
Provision for post-employment benefits	$27,632	$351,977

The following are key information for the recalculation of employee benefits obligations as of December 31, 2018 and 2017:

	As of December 31,
	2018	2017

Liabilities at the Beginning of Year	$351,977	$229,333
Expenses should be recognized in the income statement	379,569	132,097
Actuarial gain on liabilities	(20,356)	(9,453)
Company contribution	(248,165)	-
Employee benefits paid	(433,286)	-
Exchange rate impact	(2,107)	-
Liabilities at the End of Year	$27,632	$351,977

The Company recorded actuarial gain of $20,356 and $9,453 in the years ended December 31, 2018 and 2017, respectively.

NOTE 13 – LONG TERM LIABILITIES

	As of December 31,
	2018	2017
Loan from a third party	$2,000,000	$2,000,000
Total	$2,000,000	$2,000,000

On July 19, 2016, GWN entered into a loan agreement with Thalesco Eurotronics Pte Ltd. and obtained a loan facility in the amount of $2,000,000 with original maturity date on July 30, 2017, and renewed until July 30, 2020, to finance the drilling of one well in Kruh Block. The loan bears an interest rate of 1.5% per annum. The Company has booked interest expense on the loan of $32,468 and $30,034 for the years ended December 31, 2018 and 2017, respectively. The interest expense is recorded in the other expense in the Consolidated Statement of Operations and Comprehensive Income (Loss), and unpaid interest is recorded in the Consolidated Balance Sheets under accrued expenses.

NOTE 14 – EQUITY (DEFICIT)

Immediately before and after the restructuring (Note 1), the ultimate owners’ equity interests of WJ Energy were identical to those of the Company. Accordingly, the restructuring was accounted for as a legal reorganization of the entities under common control in a manner akin to a pooling of interest as if the Company, through its wholly owned subsidiaries, had been in existence throughout the periods presented in the consolidated financial statements.

The Company was established under the laws of the Cayman Islands on April 24, 2018 and IEC issued 1,000 ordinary shares to Maderic. The authorized number of ordinary shares was 100,000,000 shares with par value of US$0.001 each upon establishment.

On June 30, 2018, the Company entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (collectively, the “Restructuring Agreements”). The intention of the Restructuring Agreements was to restructure the Company’s capitalization. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of the Company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of the Company and (iii) the Company issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. The above mentioned transaction is accounted for as a nominal share issuance (the “Nominal Share Issuance”).

On November 8, 2019, the Company implemented a one-for-zero point three seven five (1 for 0.375) stock split of the Company’s ordinary shares by way of share consolidation under Cayman Islands law (the “Reverse Stock Split”), which in turn decreased the total of 16,000,000 issued and outstanding ordinary shares to a total of 6,000,000 issued and outstanding ordinary shares for the purpose of achieving a certain share price as part of certain listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained the shareholders’ percentage ownership interests in the Company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of the ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of the Company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000. The Reverse Stock Split did not alter the total share amounts of the Company. All number of shares and per share data presented in the consolidated financial statements and related notes have been retroactively restated to reflect the Nominal Share Issuance and the Reverse Stock Split stated above.

In connection with the Reverse Stock Split, the total number of stock options granted on February 1, 2019, was decreased from 1,700,000 to 637,500.

NOTE 15 – NON-CONTROLLING INTEREST

As of December 31, 2017, non-controlling interest is related to the 1% equity interest in GWN held by Mr. Ignatius Indiarto, 1% equity interest in CNE held by Mr. Mirza F. Said, 1% equity interest in HNE held by Mr. Ignatius Indiarto and 1% equity interest in HNE held by Mr. Mirza F. Said. These non-controlling interests held by the individuals were in place for purposes of compliance with Indonesian law related to ownership of Indonesian companies.

As of December 31, 2018, all of the above mentioned non-controlling interests have been transferred to the Company, so that there are no remaining non-controlling interests.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to routine litigation, claims, or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters. In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on its financial position, results of operations or cash flows. However, the Company cannot predict with certainty the outcome or effect of any such litigation or investigatory matters or any other pending litigation or claims. There can be no assurance as to the ultimate outcome of any such lawsuits and investigations. The Company has no significant pending litigation as of December 31, 2018.

Commitments

As a requirement to acquire and maintain the operatorship of oil and gas blocks in Indonesia, the Company follows a work program and budget that includes firm capital commitments.

Currently, Kruh Block is operated under a TAC until May 2020. The Company has material commitments in regards to Kruh Block and material commitments in regards to the exploration activity in the Citarum block and development and exploration activities in Kruh Block following the extension of the operatorship in May 2020. The Company has also entered into a joint study program for the Rangkas area to evaluate the oil and gas potential of the area. The following table summarizes future commitments amounts on an undiscounted basis as of December 31, 2018 for all the planned expenditures to be carried out in Kruh, Citarum and Rangkas blocks:

		Future commitments
	Nature of commitments	2019	2020	2021 and beyond
Kruh Block TAC
Operating lease commitments	(a)	$613,151	$59,417	$-
Abandonment and site restoration	(b)	34,568	34,392	-
Total commitments -Kruh TAC		$647,719	$93,809	$-
Citarum Block PSC
Environmental baseline assessment	(e)	$92,033	$-	$-
G&G studies	(e)	300,000	150,000	-
2D seismic	(e)	-	3,300,000	-
3D seismic	(e)	-	-	-
Total commitments -Citarum PSC		$392,033	$3,450,000	$-
Kruh Block KSO				-
Signature bonus	(c)	$500,000	$-	$-
Bank guarantee	(d)		1,500,000	-
G&G studies	(e)	-	150,000	300,000
Sand fracturing	(e)	-	200,000	-
2D seismic	(e)	-	-	1,250,000
3D seismic	(e)	-	-	1,250,000
Drilling	(e)	-	1,200,000	1,200,000
Re-opening (2 wells)	(e)	-	-	50,000
Total commitments -Kruh KSO		$500,000	$3,050,000	$4,050,000
Rangkas Joint Study Program
G&G data purchase and collection	(e)	$95,797	$-	$-
G&G studies	(e)	138,702	-	-
Geophysical survey	(e)	25,637	-	-
Geochemical analysis	(e)	9,542	-	-
2D seismic reprocessing	(e)	11,774	-	-
Total commitments -Rangkas Joint Study		$281,452	$-	$-
Total Commitments		$1,821,204	$6,593,809	$4,050,000

Nature of commitments:

(a) Operating lease commitments are contracts that allow for the use of an asset but does not convey rights of ownership of the asset. An operating lease presents an off-balance sheet financing of assets, where a leased asset and associated liabilities of future rent payments are not included on the balance sheet of a company. An operating lease represents a rental agreement for an asset from a lessor under the terms. Most of the operating leases are related with the equipment and machinery used in oil production. All of the Company’s operating lease agreements with third parties can be cancelled or terminated at any time by the Company. Rental expenses under operating leases for the years ended December 31, 2018 and 2017 were $901,106 and $958,023 respectively.

(b) Abandonment and site restoration are primarily upstream asset removal costs at the completion of a field life related to or associated with site clearance, site restoration, and site remediation, based on government rules.

(c) Signature bonus is a one-time fee paid to the government for the assignment and securing of an oil block operatorship contract.

(d) Bank guarantee is a requirement for the assignment and securing of an oil block operatorship contract to guarantee the performance of the Company with respect to the firm capital commitments.

(e) Firm capital commitments represent legally binding obligations with respect to the KSO of Kruh Block, PSC of the Citarum Block and Joint Study of the Rangkas Area in which the contract specifies the minimum exploration or development work to be performed by the Company within the first three years of the contract. In certain cases where the Company executes contracts requiring commitments to a work scope, those commitments have been included to the extent that the amounts and timing of payments can be reliably estimated.

NOTE 17 – SUBSEQUENT EVENTS

On January 30, 2019, WJ Energy entered into an interest free loan agreement with Maderic Holding Limited, shareholder of the Company, in the amount of $3,800,000, with maturity date on August 31, 2024, in preparation for the extension of the operatorship in Kruh Block in the form of KSO.

On February 1, 2019, the Company entered into share option agreements, an Incentive Share Option (“Option”) to purchase ordinary shares of the Company, with the senior management team of the Company, as part of the Company’s equity incentive plan, granting options to purchase a total number of 1,700,000 ordinary shares of the Company. The option shares were distributed to the President, Chief Executive Officer, Chief Operating Officer, Chief Business Development Officer and Chief Investment Officer of the Company, with the exercise price per share equal to the price per ordinary share paid by public investors in the Company’s anticipated registered IPO.

Based on the Company’s communications with representatives of Pertamina, in early May 2019, the Company was approved by Pertamina to operate the Kruh Block for an additional 10 years under an extended KSO. The terms of the extended KSO have been agreed by the Company and Pertamina, and the Company is presently awaiting completion of the formal Government award process to execute the extended KSO, which the Company anticipates will occur in July 2019.

SUPPLEMENTARY INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. All oil and gas operations are located in Indonesia.

All of the Company’s operations are directly related to oil and natural gas producing activities from the Kruh Block in Indonesia.

Capitalized Costs Relating to Oil and Gas Producing Activities

	As of December 31,
	2018	2017
Proved properties
Mineral interests	$15,084,658	$15,084,658
Wells, equipment and facilities	5,015,937	4,849,066
Total proved properties	20,100,595	19,933,724

Unproved properties
Mineral interests	539,116	387,754
Uncompleted wells, equipment and facilities	-	-
Total unproved properties	539,116	387,754

Less accumulated depletion and impairment	(18,100,778)	(17,021,994)
Net Capitalized Costs	$2,538,933	$3,299,484

Costs Incurred in Oil and Gas Property Exploration, and Development

Amounts reported as costs incurred include both capitalized costs for exploration and development activities and costs charged to expense for normal maintenance operational activities under TAC of Kruh Block. Exploration costs presented below include the costs of drilling and equipping successful and unsuccessful exploration wells during the year, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Development costs include the costs of drilling and equipping development wells, and construction of related production facilities.

	Years Ended December 31,
	2018	2017
GWN (Kruh)
Exploration	$-	$-
Development	166,871	1,199,773
Lease operating expenses	2,540,353	2,811,006
	$2,707,224	$4,010,779
HNE (Citarum)
Exploration	$64,056	$304,250
Development	-	-
	$64,056	$304,250
GWN (Rangkas)
Exploration	$87,306	$-
Development	-	-
	$87,306	$-

Results of Operations from Oil and Gas Producing Activities

Results of operations for producing activities consist of all activities within the operation reporting segment. Revenues are generated from entitlement of Oil & Gas Property –Kruh Block Proven and profit sharing of the sale of the crude oil under the TAC. Production costs are costs to operate and maintain the Company’s wells, related equipment, and supporting facilities used in oil and gas operations, including expenditures made and obligations incurred in the exploration, development, extraction, production, transportation, marketing, abandonment and site restoration; and production-related general and administrative expense. The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.

	Years Ended December 31,
	2018	2017
Oil and gas revenues	$5,856,341	$3,703,826
Production costs	(2,540,353)	(2,811,006)
Exploration expenses	-	-
Depletion, depreciation, and amortization	(1,156,494)	(1,187,217)
Result of oil and gas producing operations before income taxes	$2,159,494	$(294,397)
Provision for income taxes	-	-
Results of oil and gas producing operations	$2,159,494	$(294,397)

Proved Reserves the Company Expects to Lift in Kruh Block

The Company’s proved oil reserves have not been estimated or reviewed by independent petroleum engineers. The estimate of the proved reserves for the Kruh Block was prepared by IEC representatives, a team consisting of engineering, geological and geophysical staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations).

The Company’s estimates of the proven reserves are made using available geological and reservoir data as well as production performance data. These estimates are reviewed annually by internal reservoir engineers, and Pertamina, and revised as warranted by additional data. Revisions are due to changes in, among other things, development plans, reservoir performance, TAC and KSO effective period and governmental restrictions.

Kruh Block’s general manager, Mr. Denny Radjawane, and the Company’s chief operating officer, Mr. Charlie Wu, have reviewed the reserves estimate to ensure compliance to SEC guidelines for (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities. The estimate of reserves was also reviewed by the Company’s chief business development officer and chief executive officer.

The table below shows the individual qualifications of the Company's internal team that prepares the reserves estimation:

			Total
Reserve	University		professional	Field of professional experience (years)
Estimation Team*	degree major	Degree level	experience (years)	Drilling & Production	Petroleum Engineering	Production Geology	Reserve Estimation
Charlie Wu	Geosciences	Ph.D.	41	10		31	20
Djoko Martianto	Petroleum Engineering	B.S.	39	29	10		8
Denny Radjawane	Geophysics	M.S.	28	10		18	12
Fransiska Sitinjak	Petroleum Engineering	M.S.	15	5	10		6
Yudhi Setiawan	Geology	B.S.	16	10	2	4	1
Oni Syahrial	Geology	B.S.	12			12	6
Juan Chandra	Geology	B.S.	13			13	7

*The individuals from the reserves estimation team are member of at least one of the following professional associations: American Association of Petroleum Geologists (AAPG), Indonesian Association of Geophysicist (HAGI), Indonesian Association of Geologists (IAGI), Society of Petroleum Engineers (SPE), Society of Indonesian Petroleum Engineers (IATMI) and Indonesian Petroleum Association (IPA).

In a “cost recovery” system, such as the TAC or KSO, in which Kruh Block operates or will operate, the production share and net reserves entitlement to the Company reduces in periods of higher oil price and increases in periods of lower oil price. This means that the estimated net proved reserves quantities are subject to oil price related volatility due to the method in which the revenue is derived throughout the contract period. Therefore, the net proved reserves are estimated based on the revenue generated by the Company according to the TAC and KSO economic models.

Based on the Company’s communications with representatives of Pertamina, in early May 2019, the Company was approved by Pertamina to operate the Kruh Block for an additional 10 years under an extended KSO. The terms of the extended KSO have been agreed by the Company and Pertamina, and the Company is presently awaiting completion of the formal Government award process to execute the extended KSO, which the Company anticipates will occur in July 2019. Thus, the reserve estimation and economic models assumptions, as of December 31, 2018, consider that the Company has the operatorship of the Kruh Block until May 2030, as evidence indicates that renewal is reasonably certain, based on SEC Regulation S-X §210.4-10(a)(22) that defines proved oil and gas reserves.

As of December 31, 2018 and December 31, 2017, considering the operatorship of Kruh Block ending in May 2030 and May 2020, respectively, net proved reserves have a net ratio of approximately 42.7% and 74.4% of total reserves. This net ratio calculation is based on the Company’s revenue entitlement taking into consideration the cost recovery balance estimations and profit sharing portions throughout the Kruh Block operatorship period. As of December 31, 2017, with the Kruh Block operatorship ending in May 2020, the unrecovered expenditures on TAC operations of $20,258,361 would remain unrecovered up to the end of the TAC, hence the Company’s entitlement to 74.4% of the revenue from the sales of the crude oil produced until the expiry of the TAC in May 2020 (65% of the proceeds from the sale of the crude oil produced as cost recovery plus 26.7857% profit sharing portion of the remaining 35% of the proceeds from the sale of the crude oil), which results in a net proved reserves ratio of 74.4% of total reserves at that point in time. In contrast, as of December 31, 2018, with the extension of the Kruh Block operatorship to May 2030 and with the cost recovery balance reset to nil in May 2020, the Company estimates that it will be entitled to approximately 42.7% of the revenues from the sales of the crude oil produced throughout the operatorship in Kruh Block until May 2030, considering the cost recovery balance estimations and profit sharing portions throughout the Kruh Block operatorship period, resulting on a net proved reserves ratio of 42.7% of total reserves.

Following the confirmation of the Kruh Block extension, the Company approved a development plan for a drilling program of 18 Proved Undeveloped Reserves (or PUD) wells, according to the schedule below:

	Unit\Year	2019	2020	2021	2022	Total
Planned PUD wells	Gross well	-	9	7	2	18
Future wells costs (1)	US$	-	13,500,000	10,500,000	3,000,000	27,000,000
Total gross PUD added	Bbls	-	2,353,935	1,784,756	459,906	4,598,597
Total net PUD added	Bbls	-	1,005,524	762,389	196,457	1,964,370

(1)	Future wells costs are the capital expenditures associated with the new wells costs and do not include other capital expenditures such as production facilities.

As a result of the development plan, the Company recorded a total gross PUD addition of 4,598,597 bbls (net PUD addition of 1,964,370 bbls). The renewal of the Kruh Block operatorship also increases total gross PDP by 215,978 bbls. However, the net PDP was revised downward by 3,269 bbls due to the net ratio decrease from 74.4% in 2017 to 42.7% in 2018 of the beginning total gross PDP of 301,747 bbls despite the upward revision of 42.7% out of the total gross PDP of 215,978 bbls in 2018. Also, no amounts have been incurred during the year ended December 31, 2018 to convert proved undeveloped reserves to PDP and no amounts are expected to be incurred during 2019 due to the Kruh Block operatorship renewal terms. The Company has determined that it is not economically prudent for the Company to incur any additional capital expenditures prior to the KSO effectiveness in May 2020 because such expenditures wouldn't be recovered under the KSO cost recovery scheme.

The fiscal 2018 and 2017 proved developed and undeveloped reserves are summarized in the tables below:

	Crude Oil (Bbls) as of December 31,
	2018	Note	2017	Note
Total Proved Developed (PDP) and Undeveloped Reserves (PUD)
Beginning of the period	301,747		400,192
Revisions of previous estimates	215,978	(e)	-
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	4,598,597	(f)	-
Production	(119,017)	(g)	(98,445)	(a)
Sale of minerals in place	-		-
End of the period	4,997,305		301,747
Net Proved Developed Reserves (PDP) and Undeveloped Reserves (PUD)
Beginning of the period	224,424		297,643
Revisions of previous estimates	(3,269)	(i)	-
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	1,964,370	(j)	-
Production	(50,840)	(h)	(73,219)	(b)
Sale of minerals in place	-		-
End of the period	2,134,685		224,424
Total Proved developed reserves (PDP)
Beginning of the period	301,747		263,112
Revisions of previous estimates	215,978	(e)	137,080	(c)
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	-		-
Production	(119,017)	(g)	(98,445)	(a)
Sale of minerals in place	-		-
End of the period	398,708		301,747
Total Proved undeveloped reserves (PUD)
Beginning of the period	-		137,080
Revisions of previous estimates	-		(137,080)	(c)
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	4,598,597	(f)	-
Production	-		-
Sale of minerals in place	-		-
End of the period	4,598,597		-	(k)
Net Proved developed reserves (PDP)
Beginning of the period	224,424		195,690
Revisions of previous estimates	(3,269)	(i)	101,953	(d)
Improved recovery	-
Purchase of minerals in place	-
Extensions and discoveries	-
Production	(50,840)	(h)	(73,219)	(b)
Sale of minerals in place	-		-
End of the period	170,315		224,424
Net Proved undeveloped reserves (PUD)
Beginning of the period	-		101,953
Revisions of previous estimates	-		(101,953)	(d)
Improved recovery	-		-
Purchase of minerals in place	-		-
Extensions and discoveries	1,964,370	(j)	-
Production	-		-
Sale of minerals in place	-		-
End of the period	1,964,370	(l)	-	(k)

(a)	The amount of 98,445 bbls is the total gross amount of crude oil produced from the Kruh Block in 2017;

(b)	The amount of 73,219 bbls is the total net amount of crude oil produced from the Kruh Block in 2017 that the Company is entitled to, calculated as approximately 74.4% of the total gross amount of crude oil produced (a);

(c)	The revisions of previous estimates in the amount of 137,080 bbls refers to the total gross amount of crude oil converted from PUD to PDP as a result of the drilling of well K-23 in 2017;

(d)	The revisions of previous estimates in the amount of 101,953 bbls refers to the net amount of crude oil converted from PUD to PDP as a result of the drilling of well K-23 in 2017, calculated as approximately 74.4% of the total gross amount of crude oil converted from PUD to PDP in 2017 (c);

(e)	The revisions of previous estimates in the amount of 215,978 bbls refers to the total gross amount of crude oil added to reserves resulting from a change in economic factors due to the renewal of the operatorship of the Kruh Block until May 2030 under new contract terms;

(f)	The extensions and discoveries in the amount of 4,598,597 bbls refers to the PUD added from the drilling program of 18 wells following the renewal of the Kruh Block operatorship;

(g)	The amount of 119,017 bbls is the total gross amount of crude oil produced from the Kruh Block in 2018;

(h)	The amount of 50,840 bbls is the total net amount of crude oil produced from the Kruh Block in 2018 that the Company is entitled to, calculated as approximately 42.7% of the total gross amount of crude oil produced (g);

(i)	The revisions of previous estimates in the negative amount of 3,269 bbls refers to the difference between the amount of 92,259 bbls of crude oil added to PDP as a result of the renewal of the operatorship of the Kruh Block until May 2030 under new contract terms, calculated as approximately 42.7% of the total gross amount of crude oil reserves as a result of the renewal of the operatorship under new contract terms (e), and the amount of 95,528 bbls of crude oil resulting from the differences in the net ratio applied to the calculation of net reserves for the years of 2018 and 2017, with the value of 42.7% and 74.4%, respectively;

(j)	The extensions and discoveries in the amount of 1,964,370 bbls is equivalent to the net ratio of 42.7% applied to the total PUD extensions and discoveries in the amount of 4,598,597 bbls (f) that resulted from the PUD added from the drilling program of 18 wells following the renewal of the Kruh Block operatorship;

(k)	As of December 31, 2017, the Company had no more drilling plans for new PUD wells until the renewal of the operatorship of the Kruh Block was confirmed in 2018.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information is based on the Company’s best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2018 and 2017, respectively, in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities” which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of the Company’s proved oil and gas reserves.

	As of December 31,
	2018	2017

Future cash inflows	$136,630,172	$10,208,719
Future production costs (1)	(52,153,481)	(5,230,957)
Future development costs (2)	(42,865,000)	(103,338)
Future income tax expenses	(17,984,397)	-
Future net cash flows	$23,627,294	$4,874,424
10% annual discount for estimated timing of cash flows	(9,113,848)	(651,619)
Standardized measure of discounted future net cash flows at the end of the year	$14,513,446	$4,222,805

(1)	Production costs include oil and gas operations expense, production ad valorem taxes, transportation costs and general and administrative expense supporting the Company’s oil and gas operations.

(2)	Only approximately $11.4 million out of the $42.9 million in future development costs is initially required to fund the development plan and schedule to recover the reserves disclosed throughout this prospectus. The remaining $31.5 million will be financed through cash generated by the Company’s operating activities in Kruh Block through the cost recovery system during the period of the KSO contract.

The $11.4 million initial investment for the development plan will be funded from multiple sources, including but not limited to cash generated by the Company’s operating activities in Kruh Block until the expiry of the TAC in May 2020 and part of the proceeds from the Company’s IPO.

Historically, the Company has had the continued financial support from its shareholders to fulfilling its capital requirements. This is evident from the loan provided by its major shareholder, Maderic Holding Limited, on January 30, 2019 in the sum of $3.8 million for the purpose of securing the extension of the Kruh Block operatorship. It is also noted that other sources of financing alternatives are at the Company’s disposal, such as a commercial lending that has been available in the past in the amount of $1.9 million.

Future cash inflows are computed by applying the ICP previous 12 months average monthly price, to year-end quantities of proved reserves. ICP is determined by the Directorate General of Oil and Gas (“DGOG”) of The Ministry of Energy and Mineral Resources of Indonesia (“MEMR”) on a monthly basis and presented as the monthly price of the crude oil according to the region where the oil is produced. The discounted future cash flow estimates do not include the effects of the Company’s derivative instruments, if any. See the following table for average prices.

	Years ended December 31,
	2018	2017

Average crude oil price per Bbl	$66.12	$49.67

Future production and development costs, which include abandonment and site restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company’s proved crude oil reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

Sources of Changes in Discounted Future Net Cash Flows

Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company’s proved crude oil and natural gas reserves at year end are set forth in the table below.

	Year ended December 31,
	2018	2017
Standardized measure of discounted future net cash flows at the beginning of the year	$4,222,805	$4,686,250
Extensions, discoveries and improved recovery, less related costs	(7,000,000)	-
Revisions of previous quantity estimates	85,790,320	-
Changes in estimated future development costs	(42,865,000)	-
Purchases (sales) of minerals in place	-	-
Net changes in prices and production costs	3,655,533	(1,496,324)
Accretion of discount	(8,462,229)	726,069
Sales of oil and gas produced, net of production costs	(2,946,923)	(892,963)
Development costs incurred during the period	103,337	1,199,773
Change in timing of estimated future production and other	-	-
Net change in income taxes	(17,984,397)	-
Standardized measure of discounted future net cash flows at the end of the year	$14,513,446	$4,222,805

INDONESIA ENERGY CORPORATION LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(unaudited)
Current assets
Cash and cash equivalents	$4,172,367	$898,735
Restricted cash -current	2,051,635	2,000,000
Accounts receivable, net	740,438	760,271
Other assets -current	413,624	341,165
Total current assets	7,378,064	4,000,171
Non-current assets
Restricted cash -non-current	1,500,000	1,534,557
Property and equipment, net	205,009	234,580
Oil and gas property – subject to amortization, net	1,640,429	1,999,817
Oil and gas property – not subject to amortization, net	747,867	539,116
Deferred charges	769,689	798,169
Deferred offering cost	483,308	443,315
Other assets –non-current	363,255	327,761
Total non-current assets	5,709,557	5,877,315
Total assets	$13,087,621	$9,877,486

Liabilities and equity
Current liabilities
Accounts payable	$946,490	$1,026,669
Bank loan	1,105,741	1,105,567
Other current liabilities	33,626	22,954
Accrued expenses	371,185	416,040
Taxes payable	93,770	101,414
Provision for post-employment benefit - current	15,782	-
Total current liabilities	2,566,594	2,672,644
Non-current liabilities
Due to a related party	3,800,000	-
Asset retirement obligations	103,704	103,704
Long term liabilities	2,000,000	2,000,000
Provision for post-employment benefit	-	27,632
Total non-current liabilities	5,903,704	2,131,336
Total liabilities	8,470,298	4,803,980

Equity
Preferred shares (par value $0.00267; 3,750,000 shares authorized, nil shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively) *	-	-
Ordinary shares (par value $0.00267; 37,500,000 shares authorized, 6,000,000 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively) *	16,000	16,000
Additional paid-in capital	24,120,599	24,120,599
Accumulated deficit	(19,565,532)	(19,109,349)
Accumulated other comprehensive income	46,256	46,256
Total equity	4,617,323	5,073,506
Total liabilities and equity	$13,087,621	$9,877,486

*The shares are presented on a retroactive basis to reflect the nominal share issuance and the reverse stock split

The accompanying notes are an integral part of these consolidated financial statements

F-1

INDONESIA ENERGY CORPORATION LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Six Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Revenue	$2,197,833	$3,037,264

Operating costs and expenses:
Lease operating expenses	1,313,196	1,414,823
Depreciation, depletion and amortization	449,074	608,759
General and administrative expenses	937,313	803,958
Total operating costs and expenses	2,699,583	2,827,540

(Loss) income from operations	(501,750)	209,724

Other income (expense):
Exchange gain (loss)	67,036	(56,993)
Other expense, net	(21,469)	(25,872)
Total other income (expense)	45,567	(82,865)

(Loss) income before income tax	(456,183)	126,859
Income tax provision	-	-
Net (loss) income	(456,183)	126,859

Less: net loss attributable to non-controlling interests	-	(4,735)
Net (loss) income attributable to the Company	$(456,183)	$131,594

Comprehensive (loss) income:
Net (loss) income	(456,183)	126,859
Total comprehensive (loss) income	(456,183)	126,859

Less: comprehensive loss attributable to Non-controlling interests	-	(4,735)
Comprehensive (loss) income attributable to the Company	$(456,183)	$131,594

(Loss) income per ordinary share attributable to the Company
Basic and diluted	$(0.08)	$0.02
Weighted average ordinary shares outstanding
Basic and diluted	6,000,000	6,000,000

The accompanying notes are an integral part of these consolidated financial statements

F-2

INDONESIA ENERGY CORPORATION LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	Preferred Shares, $0.00267 Par Value		Ordinary Shares, $0.00267 Par Value		Additional		Accumulated Other
	Number		Number		Paid-in	Accumulated	Comprehensive	Total
	of Shares*	Amount	of Shares*	Amount	Capital	Deficit	Income	Equity
Balance as of January 1, 2019	-	-	6,000,000	$16,000	$24,120,599	$(19,109,349)	$46,256	$5,073,506
Net loss	-	-	-	-	-	(456,183)	-	(456,183)
Balance as of June 30, 2019 (unaudited)	-	-	6,000,000	$16,000	$24,120,599	$(19,565,532)	$46,256	$4,617,323

*The shares are presented on a retroactive basis to reflect the nominal share issuance and the reverse stock split

The accompanying notes are an integral part of these consolidated financial statements

F-3

INDONESIA ENERGY CORPORATION LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss) income	$(456,183)	$126,859
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation, depletion and amortization	449,074	608,759
Amortization of deferred charges	28,480	12,778
Changes in operating assets and liabilities
Accounts receivable, net	19,833	(35,464)
Other receivables	-	84,101
Due from related parties - current	-	78,714
Other assets - current	(72,459)	62,514
Other assets – non current	(35,494)	(71,107)
Accounts payable	(80,179)	(102,759)
Other current liabilities	10,672	234
Accrued expenses	(44,855)	30,753
Taxes payable	(7,644)	(164,919)
Provision of post-employment benefit	(11,850)	(113,400)
Net cash (used in) provided by operating activities	(200,605)	517,063
Cash flows from investing activities
Cash paid for oil and gas property	(268,866)	(119,631)
Deferred charges	-	(784,067)
Collection from a related party	-	160,100
Net cash used in investing activities	(268,866)	(743,598)
Cash flows from financing activities
Payment for IPO cost (offering cost)	(39,993)	(313,370)
Proceeds from (Repayment of) bank loan	174	(277,038)
Loan from a related party	3,800,000	4,500,000
Net cash provided by financing activities	3,760,181	3,909,592
Effect of exchange rate changes on cash	-	-
Net change in cash and cash equivalents, and restricted cash	3,290,710	3,683,057
Cash and cash equivalents, and restricted cash at beginning of period	4,433,292	2,196,366
Cash and cash equivalents, and restricted cash at end of period	$7,724,002	$5,879,423

Supplementary disclosure of cash flow information:
Cash paid for:
Interest	$5,770	$8,029
Income tax	$-	$-

Non-cash investing and financing activities
Shareholder debts converted to capital contribution	$-	$24,298,700
Buyout of non-controlling interests	$-	$163,401
NCI subscription receivables transferred to the Company	$-	$22,955

The accompanying notes are an integral part of these consolidated financial statements

F-4

INDONESIA ENERGY CORPORATION LIMITED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Indonesia Energy Corporation Limited (the “Company” or “IEC”) was formed on April 24, 2018 as an exempted company with limited liability under the laws of the Cayman Islands and is a holding company for WJ Energy Group Limited (or “WJ Energy”), which in turn owns 100% of the operating subsidiaries in Indonesia. The Company has two shareholders: Maderic Holding Limited (or “Maderic”) and HFO Investment Group (or “HFO”), which hold 87.04% and 12.96%, respectively, of IEC’s outstanding shares. Certain of IEC’s officers and directors own interests in Maderic and HFO. The Company, through its subsidiaries in Hong Kong and in Indonesia, is an oil and gas exploration and production company focused on the Indonesian market. The Company currently holds two oil and gas assets through subsidiaries in Indonesia: one producing block (the Kruh Block) and one exploration block (the Citarum Block). The Company also identified a potential third exploration block (the Rangkas Area).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial statements. Accordingly, they may not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The interim financial information should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s financial statements for the year ended December 31, 2018 included elsewhere herein this filing.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s condensed consolidated balance sheets as of June 30, 2019, condensed consolidated statements of operations and comprehensive (loss) income, changes in equity and cash flows for the six months ended June 30, 2019 and 2018, as applicable, have been made. Operating results for the six months ended June 30, 2019 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2019 or any future periods.

The condensed consolidated financial statements include the financial statements of the Company and all its majority-owned subsidiaries from the dates they were acquired or incorporated. All intercompany balances and transactions have been eliminated in consolidation.

Restricted cash

Restricted cash include cash pledged for bank loan facilities, cash deposits in special account for the abandonment and site restoration and as performance guarantee in the oil and gas concessions in which the Company operates.

As of June 30, 2019 and December 31, 2018, the restricted cash related to (i) cash held in a special account as collateral against a bank loan with amount to $2,000,000 and $2,000,000 respectively, (ii) cash held by Pertamina for planned expenditures for abandonment and site restoration in Kruh Block after the Technical Assistance Contract (“TAC”) agreement expires with amount to $51,635 and $34,557, respectively and (iii) cash held in a special account in PT Bank Mandiri as a guarantee for the performance commitment related to the minimum exploration work for Citarum Block with amount to $1,500,000 and $1,500,000, respectively.

Oil & Gas Property, Full Cost Method

The Company follows the full-cost method of accounting for the Oil & Gas Property. Under the full-cost method, all productive and non-productive costs incurred in the acquisition, exploration and development associated with properties with proven reserves, such as the TAC Kruh Block, are capitalized. As of June 30, 2019 and 2018, all capitalized costs associated with Kruh’s reserves were subject to amortization. Capitalized costs are subject to a quarterly ceiling test that limits such costs to the aggregate of the present value of estimated future net cash flows of proved reserves, computed using the 12-month unweighted average of first-day-of the-month oil and gas prices, discounted at 10%, and the lower of cost or fair value of proved properties. If unamortized costs capitalized exceed the ceiling, the excess is charged to expense in the period the excess occurs. There were no cost ceiling write-downs for the six months ended June 30, 2019 and 2018.

F-5

Depletion for each of the reported periods is computed on the units-of-production method. Depletion base is the total capitalized oil and gas property in the previous period, plus the period capitalization and future development costs. Furthermore, the depletion rate is calculated as the depletion base divided by the total estimated proved reserves that expected to be extracted during the operatorship. Then, depletion is calculated as the production of the period times the depletion rate.

For the six months ended June 30, 2019 and 2018, the estimated proved reserves were considered based on the operatorship of the Kruh Block expiring in May 2030.

The costs associated with properties with unproved reserves or under development, such as Production Sharing Contract (“PSC”) Citarum Block, are not initially included in the full-cost depletion base. The costs include but are not limited to unproved property acquisition costs, seismic data and geological and geophysical studies associated with the property. These costs are transferred to the depletion base once the reserve has been determined as proven.

Revenue recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers” on January 1, 2019, using the modified retrospective method applied to contract that was not completed as of January 1, 2019, the TAC with Pertamina. Under the modified retrospective method, prior period financial positions and results will not be adjusted. The cumulative effect adjustment recognized in the opening balances included no significant changes as a result of this adoption.

The Company recognizes revenue from the entitlement of Oil & Gas Property - Kruh Block Proven and profit sharing from the sale of the crude oil under the TAC with Pertamina, when the Entitlement Calculation Sheets have been submitted to Pertamina after the monthly Indonesian Crude Price (“ICP”) has been published by the Government of Indonesia. The Company delivers the crude oil it produces to Pertamina Jirak Gathering Station (“Pertamina-Jirak”), located approximately 3 miles away from Kruh Block. After the volume and quality of the crude oil delivered is accepted and recorded by Pertamina, Pertamina is responsible for the ultimate sales of the crude to the end-users. The total volume of crude oil sold is confirmed by Pertamina and, combining with the monthly published ICP, the Company calculates the entire amount of its entitlement with Pertamina through the Entitlement Calculation Sheets, at which point revenue is recognized.

The revenue is calculated based on the proceeds of the sales of the crude oil produced by the Company and conducted by Pertamina, with a 65% cap on the proceeds of such sale as part of the cost recovery scheme, on a monthly basis, calculated by multiplying the quantity of crude oil produced by the Company and the prevailing ICP published by the Government of Indonesia. In addition, the Company is also entitled to an additional 26.7857% of the remaining 35% of such sales proceeds as part of the profit sharing. Both of these two portions are recognized as revenue of the Company, net of tax. Accordingly, there were no significant changes to the timing or valuation of revenue recognized for sales of production from exploration and production activities.

The Company does not have any contract assets (unbilled receivables) since revenue is recognized when control of the crude oil is transferred to the refinery and the payment for the crude oil is not contingent on a future event.

There were no significant contract liabilities or transaction price allocations to any remaining performance obligations as of June 30, 2019 or December 31, 2018, respectively.

F-6

Recently issued accounting standards

In February, 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. It requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. For EGCs, entities apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2019, including interim periods within fiscal years beginning after December 15, 2020. Early application is permitted for all entities. In July 2018, the FASB issued Accounting Standards Update (ASU) 2018-11, Lease (Topic 842) Targeted Improvements. The amendments in this Update provide entities with an additional (and optional) transition method to adopt the new leases standard and provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606). In March 2019, the FASB issued Accounting Standards Update (ASU) 2019-01, Lease (Topic 842) Codification Improvements. The amendments in this Update include the following items: 1. Determining the fair value of the underlying asset by lessors that are not manufacturers or dealers. 2.Presentation on the statement of cash flows—sales-type and direct financing leases. 3. Transition disclosures related to Topic 250, Accounting Changes and Error Corrections. The Company is currently evaluating the impact of adopting ASU 2016-02, ASU 2018-11 and ASU 2019-01 on its consolidated financial statements and anticipates to adopt ASC 842 upon January 1, 2020.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

NOTE 3 – OTHER ASSETS

	June 30, 2019	December 31, 2018
	(unaudited)
Consumables and spare parts (i)	$253,143	$251,816
Prepaid taxes	64,633	41,837
Prepaid expenses and advances	95,848	47,512
Other assets -current	$413,624	$341,165

Durable spare parts (i)	$256,910	$259,605
Deposit and others	106,345	68,156
Other assets –non current	$363,255	$327,761

(i)	The balances include durable spare parts, consumable chemicals and replacement parts. Where there is evidence that the utility of these assets, in their disposal in the ordinary course of business, will be less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes, these assets are written down to their net realizable value. For the six months ended June 30, 2019 and 2018, there were no other assets write-downs.

F-7

NOTE 4 – OIL AND GAS PROPERTY, NET

The following tables summarize the Company’s oil and gas activities by classification.

	June 30, 2019	December 31, 2018
	(unaudited)
Oil and gas property – subject to amortization	$20,160,710	$20,100,595
Accumulated depreciation, depletion and impairment	(18,520,281)	(18,100,778)
Oil and gas property – subject to amortization, net	$1,640,429	$1,999,817

Oil and gas property – not subject to amortization	$747,867	$539,116
Accumulated impairment	-	-
Oil and gas property – not subject to amortization, net	$747,867	$539,116

The following shows the movement of the oil and gas property – subject to amortization balance.

Oil & Gas Property – Kruh
January 1, 2018	$2,911,730
Additional capitalization	166,871
Depletion	(1,078,784)
December 31, 2018	$1,999,817
Additional capitalization	60,115
Depletion	(419,503)
June 30, 2019 (unaudited)	$1,640,429

For the six months ended June 30, 2019, the Company incurred an aggregated development costs and abandonment and site restoration provisions, which were capitalized, at $60,115, mainly for the purpose of the geological and geophysical studies.

Depletion recorded for production on properties subject to amortization for the six months ended June 30, 2019 and 2018, were $419,503 and $569,994, respectively.

Furthermore, the Company did not record any impairment to the oil and gas property according to the ceiling tests conducted, which showed that the present value of estimated future net revenues generated by the oil and gas property exceeded the carrying balances.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

	June 30, 2019	December 31, 2018
	(unaudited)
Housing and welfare	$4,312	$4,312
Furniture and office equipment	4,013	4,013
Computer and software	5,605	5,605
Production facilities	93,049	93,049
Drilling and production tools	1,499,535	1,499,535
Equipment	1,650	1,650
Total	1,608,164	1,608,164
Less: accumulated depreciation	(1,403,155)	(1,373,584)
Property and equipment, net	$205,009	$234,580

Depreciation charged to expense amounted to $29,571, and $38,765 for the six months ended June 30, 2019 and 2018, respectively.

F-8

NOTE 6 – BANK LOAN

Bank loans consist of the following:

	June 30, 2019	December 31, 2018
	(unaudited)
PT Bank UOB Indonesia	$1,105,741	$1,105,567
Total	$1,105,741	$1,105,567

On November 14, 2016, GWN, a subsidiary of the Company, entered in an agreement and obtained a credit facility in the form of an overdraft loan with a principal amount not exceeding $1,900,000, an automatically renewable term of 1 year first due on November 14, 2017, and floating interest rate spread of 1% per annum above the interest rate earned by the collateral account in which the Company deposits a balance of $2 million for the purpose of pledging this loan. The unpaid borrowings were extended to November 14, 2019.

The Company has booked interest expense on the loan of $5,770 and $8,029 for the six months ended June 30, 2019 and 2018, respectively. The interest expense is recorded in the other expense on Consolidated Statements of Operations and Comprehensive (Loss) Income, and unpaid interest is recorded in the Consolidated Balance Sheets under accrued expenses.

NOTE 7 – RELATED PARTIES BALANCE AND TRANSACTIONS

Related parties with whom the Company had transactions are:

Related Parties	Relationship
Maderic Holding Limited	Shareholder of IEC
HFO Investment Group Limited	Shareholder of IEC
Coalville Holdings Limited	Controlled by Dr. Wirawan Jusuf
Mr. Ignatius Indiarto	Commissioner of GWN, subsidiary of IEC
Mr. Mirza F. Said	Chief Business Development Officer of IEC

The related party balance as of June 30, 2019 and December 31, 2018, are as follows:

Amounts due to related party:

	Nature	June 30, 2019	December 31, 2018
		(unaudited)
Maderic Holding Limited	(a)	$3,800,000	$-
Total due to a related party – non-current		$3,800,000	$-

(a)	On January 30, 2019, WJ Energy entered into an interest free loan agreement with Maderic Holding Limited, shareholder of the Company, in the amount of $3,800,000, with maturity date on August 31, 2024, in preparation for the extension of the operatorship in Kruh Block in the form of KSO.

F-9

The related party transactions for the six months ended June 30, 2019 and 2018 are as follows:

	Six Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Collection from a related party
Coalville Holdings Limited	$-	$160,100
Collection from a related party	$-	$160,100

Loan from a related party
Maderic Holding Limited	$3,800,000	$4,500,000
Loan from a related party	$-	$4,500,000

Shareholder debts converted to capital contribution
Maderic Holding Limited	$-	$21,150,000
HFO Investment Group Limited	-	3,150,000
Total shareholder debts converted to capital contribution	$-	$24,300,000

NCI subscription receivables transferred to the Company
Mr. Ignatius Indiarto (HNE)	$-	$7,750
Mr. Mirza F. Said (HNE)	-	7,455
Mr. Mirza F. Said (CNE)	-	7,750
Total NCI subscription receivables transferred to the Company	$-	$22,955

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are comprised as follows:

	June 30, 2019	December 31, 2018
	(unaudited)
Accrued interest	$79,574	$72,904
Accrued operating expenses	291,611	343,136
Total	$371,185	$416,040

Accrued interest represented the accrual of interests from the $2,000,000 loan from Thalesco Eurotronics Pte Ltd (Note 10 LONG TERM LIABILITIES) and accrual of interests from bank loan (Note 6 BANK LOAN).

Accrued operating expenses are mainly due to unbilled transactions from vendors related to the operations in the Kruh Block TAC.

NOTE 9 – TAXES

The current and deferred components of the income tax provision which are substantially attributable to the Company’s subsidiaries in Indonesia. Due to the unrecovered expenditures on TAC operations, there was no provision for income taxes for the six months ended June 30, 2019 and 2018.

The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Company estimates the annual tax rate based on projected taxable income for the full year and records an interim income tax provision in accordance with guidance on accounting for income taxes in an interim period. As the year progresses, the Company refines the estimates of the year’s taxable income as new information becomes available. The Company’s effective tax rates for the six months ended June 30, 2019 and 2018 were 0% and 0%, respectively.

The Company did not incur any interest and penalties related to potential underpaid income tax expenses.

F-10

NOTE 10 – LONG TERM LIABILITIES

	June 30, 2019	December 31, 2018
	(unaudited)
Loan from a third party	$2,000,000	$2,000,000
Total	$2,000,000	$2,000,000

On July 19, 2016, GWN entered into a loan agreement with Thalesco Eurotronics Pte Ltd. and obtained a loan facility in the amount of $2,000,000 with original maturity date on July 30, 2017, and renewed until July 30, 2020, to finance the drilling of one well in Kruh Block. On June 3, 2019, the loan was further extended until May 22, 2023. The loan bears an interest rate of 1.5% per annum. The Company has booked interest expense on the loan of $14,795 and $14,568 for the six months ended June 30, 2019 and 2018, respectively. The interest expense is recorded in the other expense in the Consolidated Statement of Operations and Comprehensive (Loss) Income, and unpaid interest is recorded in the Consolidated Balance Sheets under accrued expenses.

NOTE 11 – EQUITY

Immediately before and after the restructuring (Note 1), the ultimate owners’ equity interests of WJ Energy were identical to those of the Company. Accordingly, the restructuring was accounted for as a legal reorganization of the entities under common control in a manner akin to a pooling of interest as if the Company, through its wholly owned subsidiaries, had been in existence throughout the periods presented in the consolidated financial statements.

The Company was established under the laws of the Cayman Islands on April 24, 2018 and IEC issued 1,000 ordinary shares to Maderic. The authorized number of ordinary shares was 100,000,000 shares with par value of US$0.001 each upon establishment.

On June 30, 2018, the Company entered into two agreements with Maderic and HFO (the two then shareholders of WJ Energy): a Sale and Purchase of Shares and Receivables Agreement and a Debt Conversion Agreement (collectively, the “Restructuring Agreements”). The intention of the Restructuring Agreements was to restructure the Company’s capitalization. As a result of the transactions contemplated by the Restructuring Agreements: (i) WJ Energy (including its assets and liabilities) became a wholly-owned subsidiary of the Company, (ii) loans amounting to $21,150,000 and $3,150,000 that were owed by WJ Energy to Maderic and HFO, respectively, were converted for nominal value into ordinary shares of the Company and (iii) the Company issued an aggregate of 15,999,000 ordinary shares to Maderic and HFO. The above mentioned transaction is accounted for as a nominal share issuance (the “Nominal Share Issuance”).

On November 8, 2019, the Company implemented a one-for-zero point three seven five (1 for 0.375) stock split of the Company’s ordinary shares by way of share consolidation under Cayman Islands law (the “Reverse Stock Split”), which in turn decreased the total of 16,000,000 issued and outstanding ordinary shares to a total of 6,000,000 issued and outstanding ordinary shares for the purpose of achieving a certain share price as part of certain listing requirements of the NYSE American. Any fractional ordinary share that would have otherwise resulted from the Reverse Stock Split was rounded up to the nearest full share. The Reverse Stock Split maintained the shareholders’ percentage ownership interests in the Company at 87.04% owned by Maderic (5,222,222 ordinary shares) and 12.96% owned by HFO (777,778 ordinary shares), out of a total of 6,000,000 issued ordinary shares. The Reverse Stock Split also increased the par value of the ordinary shares from $0.001 to $0.00267 and decreased the number of authorized ordinary shares of the Company from 100,000,000 to 37,500,000 and authorized preferred shares from 10,000,000 to 3,750,000. The Reverse Stock Split did not alter the total share amounts of the Company. All number of shares and per share data presented in the consolidated financial statements and related notes have been retroactively restated to reflect the Nominal Share Issuance and the Reverse Stock Split stated above.

NOTE 12 – STOCK OPTIONS

On February 1, 2019, the Company entered into share option agreements, an Incentive Share Option (“Option”) to purchase ordinary shares of the Company, with the senior management team of the Company, as part of the Company’s equity incentive plan, granting options to purchase a total number of 1,700,000 ordinary shares of the Company. The option shares were distributed to the President, Chief Executive Officer, Chief Operating Officer, Chief Business Development Officer and Chief Investment Officer of the Company, with the exercise price per share equal to the price per ordinary share paid by public investors in the Company’s anticipated registered IPO. As of February 1, 2019 and June 30, 2019, however, there is no sufficient basis to, for a mutual understanding between the Company and the executive management, about the nature of the compensatory and equity relationships established by the Option award because the grant date and exercise price of the Options are undetermined.

In connection with the Reverse Stock Split described in Note 11, the total number of stock options granted on February 1, 2019, decreased from 1,700,000 to 637,500.

F-11

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to routine litigation, claims, or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters. In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on its financial position, results of operations or cash flows. However, the Company cannot predict with certainty the outcome or effect of any such litigation or investigatory matters or any other pending litigation or claims. There can be no assurance as to the ultimate outcome of any such lawsuits and investigations. The Company has no significant pending litigation as of June 30, 2019.

Commitments

As a requirement to acquire and maintain the operatorship of oil and gas blocks in Indonesia, the Company follows a work program and budget that includes firm capital commitments.

Currently, Kruh Block is operated under a TAC until May 2020. The Company has material commitments in regards to Kruh Block and material commitments in regards to the exploration activity in the Citarum block and development and exploration activities in Kruh Block following the extension of the operatorship in May 2020. The Company has also entered into a joint study program for the Rangkas area to evaluate the oil and gas potential of the area. The following table summarizes future commitments amounts on an undiscounted basis as of June 30, 2019 for all the planned expenditures to be carried out in Kruh, Citarum and Rangkas blocks:

		Future commitments
	Nature of commitments	Remaining of 2019	2020	2021 and beyond
Kruh Block TAC
Operating lease commitments	(a)	$495,024	$288,991	$-
Abandonment and site restoration	(b)	17,459	34,392	-
Total commitments -Kruh TAC		$512,483	$323,383	$-
Citarum Block PSC
Environmental baseline assessment	(c)	$97,624	$-	$-
G&G studies	(c)	190,917	231,677	-
2D seismic	(c)	-	3,300,000	-
3D seismic	(c)	-	-	-
Total commitments -Citarum PSC		$288,541	$3,531,677	$-
Kruh Block KSO				-
Bank guarantee	(d)	-	1,500,000	-
G&G studies	(c)	-	150,000	300,000
Sand fracturing	(c)	-	200,000	-
2D seismic	(c)	-	-	1,250,000
3D seismic	(c)	-	-	1,250,000
Drilling	(c)	-	1,200,000	1,200,000
Re-opening (2 wells)	(c)	-	-	50,000
Total commitments -Kruh KSO		$-	$3,050,000	$4,050,000
Rangkas Joint Study Program
G&G studies	(c)	53,264	-	-
Geochemical analysis	(c)	9,110	-	-
2D seismic reprocessing	(c)	6,029	-	-
Total commitments -Rangkas Joint Study		$68,403	$-	$-
Total Commitments		$869,427	$6,905,060	$4,050,000

F-12

Nature of commitments:

(a)  Operating lease commitments are contracts that allow for the use of an asset but does not convey rights of ownership of the asset. An operating lease represents an off-balance sheet financing of assets, where a leased asset and associated liabilities of future rent payments are not included on the balance sheet of a company. An operating lease represents a rental agreement for an asset from a lessor under the terms. Most of the operating leases are related with the equipment and machinery used in oil production. All of our operating lease agreements with third parties can be cancelled or terminated at any time by us. Rental expenses under operating leases for the six months ended June 30, 2019 and 2018 were $635,224 and $353,272, respectively.

(b) Abandonment and site restoration are primarily upstream asset removal costs at the completion of a field life related to or associated with site clearance, site restoration, and site remediation, based on government rules.

(c) Firm capital commitments represent legally binding obligations with respect to the KSO of Kruh Block, PSC of the Citarum Block and Joint Study of the Rangkas Area in which the contract specifies the minimum exploration or development work to be performed by the Company within the first three years of the contract. In certain cases where we executes contract requiring commitments to a work scope, those commitments have been included to the extent that the amounts and timing of payments can be reliably estimated.

(d) Bank guarantee is a requirement for the assignment and securing of an oil block operatorship contract to guarantee the performance of our company with respect to the firm capital commitments.

NOTE 14 – SUBSEQUENT EVENTS

On July 26, 2019, the Company signed the KSO contract with Pertamina to operate the Kruh Block until May 2030.

The Company has evaluated subsequent events through the issuance of the consolidated financial statements and no other subsequent event is identified that would have required adjustment or disclosure in the consolidated financial statements.

F-13

Until January 13, 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,363,637

Ordinary Shares

____________________________

PROSPECTUS

____________________________

Aegis Capital Corp.

December 19, 2019